Exhibit 2.1

EXECUTION COPY

AMENDED AND RESTATED

STOCK PURCHASE AGREEMENT

by and among

GENERAL MOTORS ACCEPTANCE CORPORATION,

GMAC MORTGAGE GROUP, INC.,

GMAC COMMERCIAL HOLDING CORP.,

and

GMACCH INVESTOR LLC

Dated as of August 2, 2005

i

	(q)	Absence of Changes or Events	40
	(r)	Compliance with Applicable Laws	42
	(s)	Mortgage Lending Businesses	42
	(t)	Insurance	43
	(u)	Environmental Compliance	43
	(v)	Employee Benefit Plans	44
	(w)	Taxes	46
	(x)	Qualification as Mortgage Lender, Originator and Servicer	50
	(y)	Bank Subsidiaries	51
	(z)	Servicing	52
	(aa)	Broker-Dealer and Investment Advisory Business.	53
	(bb)	Offering and Sale of Securities	54
	(cc)	SEC Filings and Reports	54
	(dd)	Internal Controls	55
	(ee)	Books and Records	55
	(ff)	Affiliated Transactions	55
	(gg)	Securitization Transactions	56
5.3	Representations and Warranties of Investor		57
	(a)	Authorization	57
	(b)	No Conflicts	58
	(c)	Actions and Proceedings, etc	58
	(d)	Availability of Funds	58
	(e)	Acquisition of Shares for Investment	58

ARTICLE VI
COVENANTS AND OTHER AGREEMENTS			59
6.1	Covenants of Parent and Seller		59
	(a)	Access	59
	(b)	Ordinary Conduct	59
	(c)	Confidentiality	63
	(d)	Accounts Receivable/Accounts Payable	64
	(e)	Updating of Information	65
	(f)	No Negotiation	65
	(g)	Preferred Stock	65
	(h)	Non-Competition	66
6.2	Covenants of Investor and the Company		67
	(a)	Confidentiality	67
	(b)	No Additional Representations; Disclaimer Regarding Estimates and Projections	68
	(c)	Release of Financial Guarantees	69
	(d)	Release of Non-Financial Guarantees	69
	(e)	Guarantees that Survive Closing	70
	(f)	Repayment of Remaining Intercompany Indebtedness	71
	(g)	Non-Competition	72
6.3	Mutual Covenants		72
	(a)	Consents	72
	(b)	Cooperation	72

	(c) Publicity	73
	(d) Reasonable Best Efforts	73
	(e) Certain Regulatory Filings	74
	(f) Promotional Materials	75
	(g) Employee Matters	75
	(h) Notice of Breach	78
	(i) Obtaining Ratings	78
	(j) Financing	79
	(k) Non-Solicitation of Employees	79
	(l) Management Equity Investment	79

ARTICLE VII
TAX MATTERS		80
7.1	Tax Indemnification by Parent and Seller	80
7.2	Tax Indemnification by the Company	81
7.3	Allocation of Certain Taxes and Tax Items	82
7.4	Filing and Payment Responsibilities	83
7.5	Refunds, Carrybacks and Tax Benefits	87
7.6	Cooperation and Exchange of Information	88
7.7	Tax Contests	89
7.8	Tax Sharing Arrangements	91
7.9	Characterization of Payments	92
7.10	Conflicts	92

ARTICLE VIII
TERMINATION		92
8.1	Ability to Terminate	92
8.2	Effect of Termination	93
8.3	Procedure upon Termination	93

ARTICLE IX
INDEMNIFICATION		94
9.1	Survival of Representations	94
9.2	Indemnification by Parent and Seller	94
9.3	Exclusive Remedy	96
9.4	Indemnification by Investor	97
9.5	Indemnification by the Company	97
9.6	Termination of Indemnification	97
9.7	Procedures Relating to Indemnification	98
9.8	Waiver	100
9.9	Right of Off-Set/Set-Off	100

ARTICLE X
MISCELLANEOUS		100
10.1	Further Assurances	100
10.2	Assignment	101
10.3	No Third-Party Beneficiaries	101

10.4	Expenses	101
10.5	Amendment and Waiver	101
10.6	Notices	101
10.7	Counterparts	103
10.8	Entire Agreement	103
10.9	Brokerage	104
10.10	Disclosure on Schedules	104
10.11	Severability	104
10.12	Governing Law	104
10.13	Jurisdiction; Waiver of Jury Trial	105
10.14	Incorporation of Schedules	105
10.15	No Recourse	105
10.16	Specific Performance	105
10.17	Definitional Provisions	105
10.18	Effectiveness	106

SCHEDULES

Schedule 1.1(a)-1	Agreed Adjustments
Schedule 1.1(a)-2	Applicable Accounting Principles
Schedule 1.1(a)-3	Covered Mortgage Loans
Schedule 1.1(a)-4	Material Operating Companies
Schedule 3.2(a)(iii)	Resignations
Schedule 3.2(a)(iv)	Financial Support to Parent Group
Schedule 4.1(d)	Required Consents and Permits
Schedule 4.2(e)	Required Consents and Permits
Schedule 5.1(a)	Authorization
Schedule 5.1(b)	No Conflicts
Schedule 5.1(c)	Consents and Permits
Schedule 5.2(a)	Organization and Corporate Power; Authorization
Schedule 5.2(b)	Capitalization
Schedule 5.2(c)	Subsidiaries
Schedule 5.2(d)	No Conflicts
Schedule 5.2(e)	Consents
Schedule 5.2(f)	Permits
Schedule 5.2(g)	Financial Information
Schedule 5.2(h)	Undisclosed Liabilities
Schedule 5.2(i)	Title to Assets
Schedule 5.2(j)	Owned Real Property
Schedule 5.2(k)	Owned REO Property
Schedule 5.2(l)	Leased Real Property
Schedule 5.2(m)	Intellectual Property
Schedule 5.2(n)	Material Contracts
Schedule 5.2(o)	Swap Contracts
Schedule 5.2(p)	Litigation; Decrees
Schedule 5.2(q)	Absence of Changes or Events
Schedule 5.2(r)	Compliance with Applicable Laws
Schedule 5.2(t)	Insurance
Schedule 5.2(v)	Employee Benefit Plans
Schedule 5.2(w)	Taxes
Schedule 5.2(x)	Qualification as Mortgage Lender, Originator and Servicer
Schedule 5.2(z)	Servicing
Schedule 5.2(aa)	Broker-Dealer and Investment Advisory Business
Schedule 5.2(cc)	SEC Filings and Reports
Schedule 5.2(ff)	Affiliated Transactions
Schedule 5.2(gg)	Securitization Transactions
Schedule 5.3(a)	Authorization
Schedule 5.3(b)	No Conflicts
Schedule 5.3(c)	Actions and Proceedings, etc
Schedule 5.3(d)	Availability of Funds
Schedule 5.3(e)	Acquisition of Shares for Investment
Schedule 6.1(a)	Special Representatives

v

Schedule 6.1(b)	Ordinary Conduct
Schedule 6.1(h)	Competitive Businesses
Schedule 6.2(c)	Release of Financial Guarantees
Schedule 6.2(c)(i)	Pro Forma Credit Ratings
Schedule 6.2(c)(ii)	Guarantee Fee
Schedule 6.3(l)	Transition Services
Schedule 8.1(d)	Target Ratings
Schedule 10.17(c)(I)	Knowledge Persons of Parent and Seller
Schedule 10.17(c)(II)	Knowledge Persons of Investor

EXHIBITS

Exhibit A	Bank Commitment Letter
Exhibit B	Form of Stockholders Agreement
Exhibit C	Form of Release and Waiver
Exhibit D	Form of Access Agreement
Exhibit E	Form of Seller’s Closing Certificate
Exhibit F	Form of Parent’s Closing Certificate
Exhibit G	Form of Investor’s Closing Certificate
Exhibit H	Form of Trademark License Agreement
Exhibit I	Severance Plan

This AMENDED AND RESTATED STOCK PURCHASE AGREEMENT (this “Agreement” or this “Amended and Restated Stock Purchase Agreement”), is made as of August 2, 2005, by and among General Motors Acceptance Corporation, a Delaware corporation (“Parent”), GMAC Mortgage Group, Inc., a Michigan corporation (“Seller”), GMAC Commercial Holding Corp., a Nevada corporation (the “Company”), and GMACCH Investor LLC, a Delaware limited liability company (“Investor”). Parent, Seller, the Company, and Investor are sometimes referred to herein as the “Parties” and individually as a “Party.”

WHEREAS, Parent owns 100% of the outstanding capital stock of Seller and Seller owns 100% of the outstanding capital stock of the Company;

WHEREAS, Investor desires to purchase from Seller, and Seller desires to sell to Investor, 780 shares (the “Shares”) of common stock, par value $0.01 per share, of the Company (“Common Stock”), representing 78% of the issued and outstanding shares of Common Stock; and

WHEREAS, each of the Parties is party to that certain Stock Purchase Agreement dated as of August 2, 2005, as amended by the Parties pursuant to the Amendment Agreement dated as of December 19, 2005, and Amendment No. 2 to Stock Purchase Agreement dated as of January 5, 2006, and Amendment No. 3 to Stock Purchase Agreement dated as of January 13, 2006, and Amendment No. 4 to Stock Purchase Agreement dated as of January 16, 2006, and each such Party desires to amend and restate such Stock Purchase Agreement, as heretofore amended, in its entirety as set forth herein. Notwithstanding anything in this agreement to the contrary, this Agreement shall become effective only upon approval hereof by the Board of Directors of General Motors Corporation (“GM”), a Delaware corporation and the parent corporation of Parent, on or prior to February 15, 2006.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I
DEFINITIONS

1.1          Definitions.  As used in this Agreement, the following terms shall have the following meanings:

“Act” shall mean the Securities Act of 1933, as amended.

“Adjusted December Balance Sheet” shall have the meaning ascribed to such term in Section 3.3(g).

“Adjusted December Purchase Price” shall mean an amount equal to the sum of (i) the product of (A) 1.105, (B) 0.78, (C) Adjusted December Shareholders Equity and (D) the Interest Multiplier, and (ii) the product of $39,000,000 and the Interest Multiplier.

“Adjusted December Shareholders Equity” shall have the meaning ascribed to such term in Section 3.3(g).

“Advisory Contract” shall mean any Contract pursuant to which any GMACCH Company or HGCA provides investment advisory services to any Client.

“Affiliate” shall have the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.

“Agreed Adjustments” shall mean the adjustments set forth on Schedule 1.1(a)-1.

“Anticipated December Shareholders Equity” shall mean the draft December Shareholders Equity delivered pursuant to Section 3.3(a).

“Anticipated December Financial Data” shall have the meaning ascribed to such term in Section 3.3(a).

“Anticipated Purchase Price” shall mean an amount equal to the sum of (i) the product of (A) 1.105, (B) 0.78, (C) Anticipated December Shareholders Equity and (D) the Interest Multiplier and (ii) the product of $39,000,000 and the Interest Multiplier.

“Applicable Accounting Principles” shall mean GAAP as in effect as of December 31, 2005 applied in a manner consistent with the principles and policies, and consistent in all material respect with the practices, procedures and methods, employed in the preparation of the Audited Balance Sheet or, to the extent of changes in GAAP between the date of the Audited Balance Sheet and December 31, 2005, GAAP as in effect as of December 31, 2005. Notwithstanding the foregoing, Applicable Accounting Principles shall include the principles and policies described on Schedule 1.1(a)-2.

“Applicable Rating Agencies” shall have the meaning ascribed to such term in Section 6.3(i).

“Audited Balance Sheet” shall have the meaning ascribed to such term in Section 5.2(g).

“Audited December Balance Sheet” shall have the meaning ascribed to such term in Section 3.3(c).

“Audited December Financial Data” shall have the meaning ascribed to such term in Section 3.3(c).

“Audited December Shareholders Equity” shall have the meaning ascribed to such term in Section 3.3(c).

“Bank Commitment Letter” shall mean the commitment letter dated August 2, 2005 to Investor from Citigroup Global Markets Inc., Credit Suisse, Cayman Islands Branch, Deutsche Bank AG New York Branch, Deutsche Bank AG Cayman Islands Branch, Deutsche Bank Securities, Goldman Sachs Credit Partners, L.P., JPMorgan Chase Bank, N.A, J.P. Morgan Securities Inc. and The Royal Bank of Scotland plc, a copy of which is attached as Exhibit A hereto, pursuant to which such financial institutions have committed, upon the terms and subject to the conditions set forth therein, to provide debt financing for the transactions contemplated hereby.

“Basket” shall have the meaning ascribed to such term in Section 9.2(b).

“Cap” shall have the meaning ascribed to such term in Section 9.2(d).

“CHJ” shall have the meaning ascribed to such term in Section 3.2(c)(ii).

“Class A Preferred Shares” shall mean the shares of Class A Preferred Stock, par value $0.01 per share, of the Company, which, if so authorized and issued, will have the terms described in Section 6.1(g) with respect to such Class A Preferred Stock.

“Class B Preferred Shares” shall mean the Class B Preferred Stock, par value $0.01 per share, of the Company, which, if so authorized and issued, will have the terms described in Section 6.1(g) with respect to such Class B Preferred Stock.

“Client” shall mean any Person to which a GMACCH Company or HGCA provides investment advisory, research, administration, brokerage, trust or other fiduciary or distribution services on the date hereof.

“Closing” shall have the meaning ascribed to such term in Section 3.1.

“Closing Date” shall have the meaning ascribed to such term in Section 3.1.

“CMC” shall have the meaning ascribed to such term in Section 3.2(c)(ii).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Combined Return” shall mean a combined, consolidated or unitary Income Tax Return that includes, or is permitted to include, one or more of the GMACCH Companies and one or more members of the Parent Group who are not also GMACCH Companies.

“Commercial Capital Business” shall mean the businesses of the GMACCH Companies.

“Commercial Property” shall mean an improvement or improvements on one or more parcels of real estate which is a multi-family housing unit, office building, industrial building, hospitality property, shopping center or other income-producing property.

“Common Stock” shall have the meaning ascribed to such term in the Preamble to this Agreement.

“Company Employees” shall have the meaning ascribed to such term in Section 5.2(v)(i).

“Company Indemnitees” shall have the meaning ascribed to such term in Section 7.1(a).

“Company Originated Owned REO Property” shall have the meaning ascribed to such term in Section 5.2(k).

“Company Plan” shall have the meaning ascribed to such term in Section 5.2(v)(ii).

“Company-Sponsored Investment Vehicle” shall mean a Private Investment Company, Sponsored Fund or other corporation, fund, investment company, trust, partnership or other entity sponsored by a GMACCH Company that serves as a pooled investment vehicle.

“Compensated Breach” shall have the meaning ascribed to such term in Section 9.2(d).

“Competing Business” shall mean any line of business whose primary source of revenue is mortgage lending, mortgage servicing, mortgage loan syndication or mortgage securitization, in each case relating to commercial real estate; provided, however, that “Competing Business” shall not include (a) any business currently conducted by any member of the Parent Group, so long as such business is conducted on a scale not materially greater than as currently conducted, or (b) any business listed on Schedule 6.1(h).

“Confidentiality Agreement” shall have the meaning ascribed to such term in Section 6.2(a).

“Consent” shall mean any approval, consent, authorization, permit, ratification, grant, franchise, concession, waiver, license, exemption or order of, registration, certificate, declaration or filing with, or report or notice to, any Person (other than any Governmental Entity or Mortgage Program Sponsor).

“Contingent Tax Liability” shall mean tax liabilities for existing conditions, situations, or sets of circumstances which may be payable when or if one or more future events occur or fail to occur as determined under Applicable Accounting Principles.

“Contract” shall mean any binding agreement, contract, obligation, commitment, promise, understanding or undertaking (whether written or oral and whether express or implied).

“Controlled Group” shall have the meaning ascribed to such term in Section 5.2(v).

“Covered Legal Proceedings” shall have the meaning ascribed to such term in Section 9.2(a).

“Covered Mortgage Loan” shall mean the loans set forth on Schedule 1.1(a)-3.

“CRA” shall have the meaning ascribed to such term in Section 5.2(y)(ii).

“Credit Obligations” shall have the meaning ascribed to such term in Section 6.2(e).

“Credit Provider” shall have the meaning ascribed to such term in Section 6.2(e)(ii).

“Current Tax Liability” shall mean estimated or accrued tax liability amounts which are expected to be required to cover expenditures within the year for known tax obligations for tax consequences, net of any payments that have been made to or from Parent, that are recognized in the financial statements for that year in the amount of which can be approximated under Applicable Accounting Principles, excluding any Contingent Tax Liabilities.

“Debt Financing” shall have the meaning ascribed to such term in Section 6.3(j).

“December Balance Sheet” shall mean a consolidated balance sheet for the GMACCH Companies as of December 31, 2005.

“December Financial Data” shall have the meaning ascribed to such term in Section 3.3(b).

“December Shareholders Equity” shall mean an amount (positive or negative) equal to (i) the total assets of the GMACCH Companies minus (ii) the total liabilities of the GMACCH Companies and minus (iii) minority interests, in each case on a consolidated basis as set forth on the December Balance Sheet, as adjusted to (A) give effect to the Agreed Adjustments and (B) deduct $225,000,000.

“End Date” shall have the meaning ascribed to such term in Section 8.1(f).

“Environmental Laws” shall have the meaning ascribed to such term in Section 5.2(u).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“FDIC” shall have the meaning ascribed to such term in Section 5.2(y).

“FHA” shall mean the United States Federal Housing Administration.

“FHA Loans” shall mean Mortgage Loans insured by FHA.

“FHA Programs” shall mean the issuance by FHA of mortgage insurance on a Mortgage Loan and other mortgage loan programs operated by FHA that are applicable to Commercial Properties.

“FHLMC” shall mean the Federal Home Loan Mortgage Corporation.

“FHLMC Certificates” shall mean FHLMC mortgage participation certificates.

“FHLMC Programs” shall mean the issuance and sale of FHLMC Certificates, the delegated underwriting and servicing program of FHLMC, the sale of mortgage loans to FHLMC and other mortgage loan programs operated by FHLMC that are applicable to Commercial Properties

“Financial Guarantees” shall have the meaning ascribed to such term in Section 6.2(c).

“Financial Statements” shall have the meaning ascribed to such term in Section 5.2(g).

“FIRPTA Affidavit” shall mean a duly executed affidavit of non-foreign status that complies with Section 1445 of the Code.

“FNMA” shall mean the Federal National Mortgage Association.

“FNMA Certificates” shall mean mortgage pass through certificates guaranteed by FNMA.

“FNMA Programs” shall mean the issuance and sale of FNMA Certificates, the delegated underwriting and servicing program of FNMA, the sale of mortgage loans to FNMA and other mortgage loan programs operated by FNMA that are applicable to Commercial Properties.

“Foreign Plan” shall have the meaning ascribed to such term in Section 5.2(v).

“Form ADV” shall have the meaning ascribed to such term in Section 5.2(aa).

“Form BD” shall have the meaning ascribed to such term in Section 5.2(aa).

“FTC Receivable” shall have the meaning ascribed to such term in Section 7.4(d).

“Full Repayment at Closing Condition” shall have the meaning ascribed to such term in Section 6.2(c).

“GAAP” shall mean United States generally accepted accounting principles as in effect from time to time, consistently applied.

“Gap Period” shall have the meaning ascribed to such term in Section 7.4(a)(i).

“Gap Period Return” shall have the meaning ascribed to such term in Section 7.8(b)(i).

“GIAL” shall mean GMAC Institutional Advisors, LLC.

“GM” shall mean General Motors Corporation, a Delaware corporation and the parent corporation of Parent.

“GM/GMAC Names and Marks” shall have the meaning ascribed to such term in Section 6.3(f)(i).

“GMACCH Companies” shall mean the Company and its Subsidiaries; provided, however, that for purposes of Section 5.2(e), Section 5.2(f), Section 5.2(p), Section 5.2(r), Section 5.2(bb) and Section 5.2(cc), “GMACCH Companies” shall also include Sponsored Funds (and all Subadvised Funds and Company-Sponsored Investment Vehicles) (provided that representations and warranties regarding Subadvised Funds shall be made only to the knowledge of Parent and Seller) and provided further that for purposes of Sections 5.2(aa) and 5.2(bb) GMACCH Companies shall include HGCA.

“GMACCH Consolidated Subsidiaries” shall mean the Subsidiaries of the Company whose assets, liabilities, revenues and expenses are consolidated in the consolidated financial statements of the Company in accordance with GAAP as applied by the Company.

“GMACCH Employees” shall mean all of the current employees employed by any GMACCH Company who actively perform services or employees of a GMACCH Company on long-term disability or on leave of absence (including employees who are absent solely by reason of vacation, regularly scheduled days off, jury duty, military leave or short-term disability) primarily or exclusively for, on behalf of, or at the request of the GMACCH Companies as of the Closing Date.

“Governmental Entity” shall mean any government or subdivision thereof, any governmental agency, department, bureau, commission, authority or instrumentality, court or arbitration tribunal of competent jurisdiction, and any governmental or non-governmental self-regulatory organization, agency or authority, whether international (including the European Union), foreign, domestic, federal, state or local.

“Guarantee Fee” shall have the meaning ascribed to such term in Section 6.2(e).

“Guarantee Obligation” shall mean, as to any Person (the “guarantor”), any obligation of such guarantor to guarantee, provide comfort or otherwise support any Indebtedness, lease, dividend, loss sharing or other obligation (“primary obligation”) of any other Person (the “primary obligor”) in any manner, including any obligation or arrangement of such guarantor to:

(a)           purchase, repurchase or otherwise acquire any such primary obligation or any property constituting security therefor,

(b)           other than in respect of Servicing Contracts, advance or supply funds for the purchase, payment or discharge of any such primary obligation or maintain working capital or equity capital of the primary obligor or otherwise maintain the net worth or solvency or balance sheet condition of the primary obligor, or

(c)           purchase property, securities or services or grant any Lien on, mortgage or otherwise provide a security interest in any property, securities or other assets, in each case primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation.

“Guarantee Payment” shall have the meaning ascribed to such term in Section 6.2(e).

“Guarantees” shall have the meaning ascribed to such term in Section 6.2(e).

“Hazardous Materials” shall mean (a) substances that are defined or listed in, or otherwise classified or regulated pursuant to, any Environmental Laws as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” “pollutants,” “contaminants,” “regulated substances,” or any other similar terms intended to define, list, classify, or regulate substances by reason of deleterious or dangerous properties or harmful effects to the environment, natural resources or human health and safety, (b) natural gas, oil, petroleum, or petroleum derived substances, (c) any flammable substances or explosives, (d) asbestos in any form, or (e) polychlorinated biphenyls.

“HGCA”  shall mean Hyperion GMAC Capital Advisors, LLC, an investment adviser registered under the Investment Advisers Act.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Income Taxes” shall mean Federal, state, local or foreign income or franchise Taxes or other Taxes measured by income and all other Taxes reported on Tax Returns which include Federal, state, local or foreign income or franchise taxes or other taxes measured by income, together with interest or penalties imposed with respect thereto.

“Income Tax Return” shall mean any Federal, state, local or foreign income Tax Returns required to be filed with any Taxing Authority with respect to Income Taxes that includes the Company or any Subsidiary of the Company.

“Indebtedness” shall mean, with respect to any Person:

(a)           all obligations of such Person for money borrowed, whether or not represented by bonds, debentures, notes or other similar instruments including, without limitation, obligations arising out of overdrafts of bank accounts;

(b)           all deferred indebtedness of such Person for the payment of the purchase price of property or assets purchased, but excluding trade accounts payable incurred in the ordinary course of business;

(c)           all obligations of such Person under any lease which, under GAAP, is required to be capitalized for balance sheet purposes;

(d)           all obligations of such Person to reimburse or repay any bank or other Person in respect of amounts paid under a letter of credit, bankers’ acceptance or similar instrument;

(e)           all Guarantee Obligations;

(f)            all obligations secured by any Lien existing on property owned (including accounts and contract rights) by such Person, whether or not the obligations secured thereby shall have been assumed by the Person granting the Lien;

(g)           all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (regardless of whether the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); and

(h)           rental payments under all synthetic leases.

“Industrial Banks” shall have the meaning ascribed to such term in Section 5.2(y).

“Information” shall have the meaning ascribed to such term in Section 6.1(c).

“Intellectual Property” shall mean all of the following in any jurisdiction throughout the world: (i) patent, patent applications and patent disclosures; (ii) trademarks, service marks, trade dress, trade names, corporate names, logos and slogans (and all translations, adaptations, derivations and combinations of the foregoing) and Internet domain names, together with all goodwill associated with each of the foregoing; (iii) copyrights and copyrightable works; (iv) registrations and applications for any of the foregoing; (v) trade secrets, confidential information, know-how and inventions; and (vi) computer software (including but not limited to source code, executable code, data, databases and documentation).

“Intercompany Indebtedness” shall mean all indebtedness for borrowed money or capitalized lease obligations (including, in each case, all principal, interest and any other amounts outstanding or owing with respect thereto) of any GMACCH Company owing to any member of the Parent Group.

“Interest Multiplier” shall mean the sum of (i) one and (ii) the product of 0.10 and (A) the number of days elapsed from and including January 1, 2006 to but excluding the Closing Date divided by (B) 365.

“Internal Controls” shall have the meaning ascribed to such term in Section 5.2(dd).

“Investment Company” shall have the meaning provided in the Investment Company Act, provided that for purposes of this Agreement the term Investment Company shall include persons that would be an investment company, as defined in that Act, but for the exemption contained in Section 3(c)(1), the final clause of Section 3(c)(3), Section 3(c)(7), or Section 3(c)(11) of the Investment Company Act.

“Investment Company Act” shall mean the Investment Company Act of 1940, as amended, and the rules and regulations of the Commission thereunder.

“Investor Indemnified Parties” shall have the meaning ascribed to such term in Section 9.2(a).

“Investor Losses” shall have the meaning ascribed to such term in Section 9.2(a).

“Investor Specified Representations” shall have the meaning ascribed to such term in Section 4.2(a)(i).

“Irish Bank” shall have the meaning ascribed to such term in Section 5.2(y).

“IRS” shall mean the United States Internal Revenue Service.

“knowledge” shall have the meaning ascribed to such term in Section 10.17(c).

“Latest Balance Sheet” shall have the meaning ascribed to such term in Section 5.2(g).

“Law” shall mean any constitutional provision, statute or other law, rule, ordinance, regulation, administrative ruling or executive order in the United States of America, any foreign country or any domestic or foreign national state, provincial, municipal or other local political subdivision thereof issued or promulgated by any Governmental Entity.

“Leased Real Property” shall have the meaning ascribed to such term in Section 5.2(l).

“Legal Proceeding” shall mean any action, suit, claim, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative, disciplinary or appellate proceeding), hearing, audit or subpoena commenced, brought, conducted or heard by or before, or otherwise involving, or any inquiry, examination, review or investigation of which written notice has been received by the subject Party or Affiliate of such Party from, any Governmental Entity or any arbitrator or arbitration panel.

“Liability” shall mean any liability or obligation of any nature (including any contingent, unknown, undisclosed, unmatured, unaccrued, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such liability or obligation is required to be disclosed on a balance sheet prepared in accordance with GAAP and regardless of whether such liability or obligation is immediately due and payable.

“Lien” shall mean any (a) lien, mortgage, claim, encumbrance, security interest, charge, pledge, conditional or installment sale, title defect or objection, easement, encroachment or restriction of any kind, (b) lease or sublease (but not including the leasehold interest of lessor under an operating lease), or (c) agreement to create or effect any of the foregoing, in each case however arising or alleged to have arisen.

“Loan File” shall mean, with respect to any Covered Mortgage Loan, all of the files maintained by the GMACCH Companies, including credit and legal files, that relate to such Covered Mortgage Loan (whether such files are maintained in paper-based form, electronic form or another medium) .

“Loan Files Basket” shall have the meaning ascribed to such term in Section 9.2(c).

“Losses” shall have the meaning ascribed to such term in Section 9.2(a).

“Low Income Housing Entity” shall have the meaning ascribed to such term in Section 5.2(w)(xvii).

“Material Adverse Effect” shall mean a material adverse effect on the business, condition (financial or otherwise) or results of operations of the GMACCH Companies, taken as a whole, excluding the effects of changes to the extent caused by or resulting from (i) changes in business or economic conditions generally or the financial services industries in which Parent, Seller, GM or the GMACCH Companies operate, in each case which do not have a materially disproportionate effect on the GMACCH Companies, taken as a whole (relative to other comparable industry participants), (ii) any outbreak of major armed hostilities in which the United States is engaged or the occurrence of any terrorist attack upon the United States or any part thereof, (iii) changes  in securities markets generally (including any disruption thereof and any decline in the price of any security or any market index), (iv) changes after the date of this Agreement in United States generally accepted accounting principles or (v) the performance of any obligations under the Transaction Documents.

“Material Contracts” shall have the meaning ascribed to such term in Section 5.2(n).

“Material Leases” shall mean those leases or subleases (including, without limitation, all amendments thereto and assignments thereof) in respect of Leased Real Property with annual rental payments for the current calendar year in excess of $250,000.

“Material Loan Documents” shall mean, with respect to a Covered Mortgage Loan, the following documents:  promissory note, ground lease, mortgage, deed of trust, assignment of leases and rents, UCC-1 financing statement, loan agreement, reserve or escrow agreement, security agreement (if separate from mortgage), intercreditor, subordination or priority agreement, environmental indemnity, title policy or letter of credit, guaranty or other similar credit support agreement related to such Covered Mortgage Loan, any other similar agreement to which any GMACCH Company is a party evidencing, securing or providing additional credit support for a Covered Mortgage Loan and all modifications, amendments, renewals, extensions, rearrangements and substitutions of any of the foregoing.

“Material Operating Companies” shall mean the GMACCH Companies set forth on Schedule 1.1(a)-4.

“Material Weakness” shall mean a control deficiency, or combination of such control deficiencies, that adversely affects the Company’s ability to initiate, authorize, record, process or report external financial data reliably in accordance with GAAP such that there is a more than remote likelihood that a material misstatement of the Company’s annual or interim financial statements will not be prevented or detected.

“McCarthy Boulevard Lawsuit” shall mean the lawsuit referred to on Schedule 5.2(p) as “1601 McCarthy Boulevard, LLC v. GMACCM.”

“McCarthy Recovery Claims” shall mean all claims, counterclaims, rights, actions and suits of the Company or any of its Subsidiaries against any Person with respect to, arising out of or relating to the McCarthy Boulevard Lawsuit.

“MCR” shall mean Council Regulation (EEC) No. 139/2004 of 20 January 2004 on the control of concentrations between undertakings.

“Mortgage” shall mean a mortgage, deed of trust, pledge or collateral assignment of property trust beneficiary interest or other instrument creating a lien on or ownership interest in a Mortgaged Property.

“Mortgage Loan” shall mean a loan secured by a Mortgage or a participation interest or certificate or other ownership interest in such a loan.

“Mortgage Program Sponsor” shall mean each of Federal National Mortgage Association, Government National Mortgage Association, Federal Home Loan Mortgage Corporation, U.S. Veterans Administration, U.S. Federal Housing Agency, Federal Agricultural Mortgage Corporation, each applicable state or municipal housing authority or department, and any other government-sponsored enterprise or Person that sponsors or operates one or more programs for the purchasing, selling, insuring, credit enhancing or other market facilitating of commercial mortgages.

“Mortgaged Property” shall mean the underlying property or properties securing a loan, consisting of a fee simple estate or leasehold estate, or both, in a parcel of land improved by one or more Commercial Properties, together with any personal property, fixtures, leases and other property or rights pertaining thereto, or property trust beneficiary interest with respect to the foregoing.

“Most Recent Financial Statements” shall have the meaning ascribed to such term in Section 5.2(g).

“Municipal Housing Program” shall mean a program operated or sponsored by a state or local housing authority in the United States to subsidize or otherwise facilitate the construction, ownership or financing of low income or other housing.

“NASD” shall mean the National Association of Securities Dealers, Inc.

“Neutral Accountants” shall have the meaning ascribed to such term in Section 3.3(e).

“New Charter” shall have the meaning ascribed to such term in Section 4.1(n).

“NOL Receiveable” shall have the meaning ascribed to such term in Section 7.4(d)(i).

“Non-Financial Guarantees” shall have the meaning ascribed to such term in Section 6.2(d).

“Order” shall mean any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made or rendered by any Governmental Entity or by any arbitrator (other than any of the foregoing of general application to a relevant industry).

“Ordinary Course Finance Agreements” shall mean any financing, lending, underwriting, advisory, purchase or sale of loans (or interests in loans), syndication, investment, management, participation, hedging, securitization or servicing agreement or arrangement of any GMACCH Company (or any entity organized or controlled thereby) entered into in the ordinary course of business.

“Other Loan Documents” shall mean any documents and information that are in the possession of a GMACCH Company and are material to the underwriting, valuation, purchase, management or enforcement of a Covered Mortgage Loan.

“Other Taxes” shall mean all Taxes which are not Income Taxes.

“Owned Mortgage Loan” shall mean a Mortgage Loan owned by a GMACCH Company.

“Owned Real Property” shall have the meaning ascribed to such term in Section 5.2(j).

“Owned REO Property” shall mean a Mortgaged Property related to an Owned Mortgage Loan or other non-performing loan acquired by a GMACCH Company, which Mortgaged Property has been acquired by a GMACCH Company through foreclosure, acceptance of a deed in lieu of foreclosure, voluntary sale in satisfaction of claims or otherwise in connection with the default or imminent default of such Owned Mortgage Loan or other non-performing loan acquired by a GMACCH Company or such other real property acquired by a GMACCH Company as distressed real property or assets.

“Paramount” shall mean PFG Holdings Corp. and any of its Subsidiaries.

“Parent and Seller Losses” shall have the meaning ascribed to such term in Section 9.4(a).

“Parent Consolidated Group” shall mean GM and the other members of the affiliated group of corporations (within the meaning of Section 1504(a) of the Code) of which GM is the common parent.

“Parent Group” shall mean, solely for purposes of this Agreement, Parent and each of the other members of the Parent Consolidated Group, other than any of the GMACCH Companies.

“Parent Group Persons” shall have the meaning ascribed to such term in Section 6.2(b).

“Parent Guaranteed Third Party Indebtedness” shall mean all Indebtedness of the GMACCH Companies owed to Persons other than Parent, Seller and their Affiliates, the payment of which is guaranteed by any Parent Group member.

“PBGC” shall have the meaning ascribed to such term in Section 5.2(v)(ii).

“Permits” shall mean permits, qualifications, licenses, approvals, consents, certificates of authority, variances, exemptions, orders, registrations and approvals or other authorizations issued, granted, given or otherwise made available by or under the authority of any Governmental Entity or Mortgage Program Sponsor, including for seller/servicer qualification.

“Permitted Encumbrances” shall mean (a) statutory liens for current Taxes or other governmental charges with respect to the Owned REO Property not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings by the Company or any of its Affiliates for which adequate reserves have been established and maintained to the extent required by Applicable Accounting Principles; (b) landlord’s liens, or mechanics’, carriers’, workers’, repairers’ and similar liens arising or incurred in the ordinary course of business for amounts which are not delinquent; (c) zoning, entitlement, building and other land use regulations imposed by governmental agencies having jurisdiction over the Owned REO Property; and (d) provisions of title holding trusts, title defects, covenants, conditions, restrictions, easements, customary Liens and other similar matters affecting title to the Owned REO Property which do not materially impair the occupancy or use of the Owned REO Property for the purposes for which they are currently used in connection with the Commercial Capital Business.

“Permitted Exceptions” shall have the meaning ascribed to such term in Section 5.2(j).

“Permitted Liens” shall mean (a) statutory liens for current Taxes or other governmental charges with respect to assets or properties not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings by the Company or any of its Affiliates for which adequate reserves have been established and maintained to the extent required by Applicable Accounting Principles; (b) mechanics’, carriers’, workers’, repairers’ and similar liens arising or incurred in the ordinary course of business for amounts which are not delinquent; and (c) provisions of title holding trusts, title defects, covenants, conditions, restrictions, easements, customary Liens and other similar matters affecting title to the assets or properties which do not materially impair the occupancy or use of any of the assets or properties for the purposes for which they are currently used in connection with the Commercial Capital Business.

“Person” shall mean an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.

“Plan” shall have the meaning ascribed to such term in Section 5.2(v)(i).

“Post-Closing Intercompany Note” shall have the meaning ascribed to such term in Section 6.2(f).

“Post-Closing Taxable Period” shall mean any taxable period beginning after the Closing Date.

“Pre-12/31/05 FTCs” shall have the meaning ascribed to such term in Section 7.4(d)(i).

“Pre-12/31/05 NOLs” shall have the meaning ascribed to such term in Section 7.4(d)(i).

“Pre-Closing Taxable Period” shall mean any taxable period ending on or before the Closing Date.

“Preferred Stock” shall have the meaning ascribed to such term in Section 6.1(g).

“Private Investment Company” shall mean an entity that would be an “investment company” as defined by the Investment Company Act but for the exception contained in Section 3(c)(1) or 3(c)(7) of the Investment Company Act.

“Pro Forma Credit Ratings” shall have the meaning ascribed to such term in Section 6.3(i).

“PSP Plan” shall have the meaning ascribed to such term in Section 6.3(g)(v).

“Purchase Price” shall mean the Anticipated Purchase Price, as adjusted by any Purchase Price Adjustment.

“Purchase Price Adjustment” shall have the meaning ascribed to such term in Section 3.3(h).

“PwC” shall mean PricewaterhouseCoopers LLP, independent certified public accountants.

“Rating Agencies” shall mean S&P, Moody’s Investors Service, Inc., and Fitch, Inc.

“Release” shall have the meaning ascribed to such term in Section 3.2(a).

“Registered Intellectual Property” shall have the meaning ascribed to such term in Section 5.2(m).

“Rejected Settlement Date” shall have the meaning ascribed to such term in Section 7.7(b).

“Resolution Period” shall have the meaning ascribed to such term in Section 3.3(d).

“S&P” shall mean Standard & Poor’s Rating Group, a division of The McGraw-Hill Companies, Inc.

“Schedules” shall mean the schedules to this Agreement.

“SEC” shall mean the United States Securities and Exchange Commission.

“SEC Reports” shall have the meaning ascribed to such term in Section 5.2(cc).

“Securitization Entity” shall have the meaning ascribed to such term in Section 5.2(gg).

“Securitization Instruments” shall have the meaning ascribed to such term in Section 5.2(gg).

“Securitization Issuer” shall mean the issuer or depositor in any Securitization Transaction, to the extent that such issuer or depositor is the Company or one of its Subsidiaries or Affiliates.

“Securitization Servicer” shall have the meaning ascribed to such term in Section 5.2(gg).

“Securitization Transaction” shall have the meaning ascribed to such term in Section 5.2(gg).

“Seller Indemnitees” shall have the meaning ascribed to such term in Section 7.2.

“Seller Information” shall have the meaning ascribed to such term in Section 6.2(a).

“Serviced Mortgage Loan” shall have the meaning ascribed to such term in Section 5.2(z).

“Servicing Contracts” shall have the meaning ascribed to such term in Section 5.2(z).

“Shares” shall have the meaning ascribed to such term in the Preamble to this Agreement.

“Significant Deficiency” shall mean a control deficiency, or combination of control deficiencies, that adversely affects the Company’s ability to initiate, authorize, record, process or report external financial data reliably in accordance with GAAP such that there is a more than remote likelihood that a misstatement of the Company’s annual or interim financial statements that is more than inconsequential will not be prevented or detected.

“Significant Subsidiary” of any Person shall mean a Subsidiary of such Person that would constitute a “significant subsidiary” of such Person within the meaning of Rule 102(w)

of Regulation S-X as promulgated by the Securities and Exchange Commission and in effect on the date of this Agreement.

“Special Representatives” shall have the meaning ascribed to such term in Section 6.1(a).

“Specified Representations” shall have the meaning ascribed to such term in Section 4.1(a)(i).

“Sponsored Funds” shall mean each Investment Company for which the Company or any of its Subsidiaries provide investment advisory services that is sponsored by the Company or any Subsidiary thereof and/or for which any of them act as a general partner, managing member or in a similar capacity. As used throughout this Agreement, “investment advisory services” shall mean acting as an investment advisor within the meaning of the Investment Advisers Act of 1940, as amended (the “Investment Advisers Act”).

“Stockholders Agreement” shall mean a stockholders agreement by and among Parent, Seller, the Company, Investor and any other stockholder party to such agreement, substantially in the form of Exhibit B attached hereto.

“Straddle Period” shall mean any taxable period beginning before the Closing Date and ending after the Closing Date (including taxable period of partnerships and other flow-through entities for United States Federal Income Tax purposes).

“Subadvised Funds” shall mean each Investment Company for which any GMACCH Company or HGCA provides investment advisory services having a sponsor other than the Company or any of its Subsidiaries.

“Subsidiary” or “subsidiary” of any Person shall mean another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person and shall include, with respect to the Company, any entity consolidated as subsidiaries of the Company under GAAP. The term “Subsidiary” shall include all Subsidiaries of any Subsidiary.

“Swap Contract” shall mean any Contract, whether or not in writing, relating to any transaction that is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap or option, bond, note or bill option, interest rate option, forward foreign exchange transaction, cap, collar or floor transaction, currency swap, cross-currency rate swap, swaption, currency option, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate futures contract, interest rate option contract or other similar arrangement in each case designed to alter the risks of any Person arising from fluctuations in currency values or interest rates, and in each case whether contingent or matured, or any other similar transaction (including any option to enter into any of the foregoing) or any combination of the foregoing, and, unless the context otherwise clearly requires, any master agreement relating to or governing any or all of the foregoing.

“Target Ratings” shall mean assignment by the Rating Agencies to the Company of a senior unsecured long-term credit rating of at least those ratings set forth on Schedule 8.1(d) with at least a stable outlook.

“Tax Allocation Agreement” refers to the “informal” tax sharing arrangement between the Company and Parent and/or Seller that follows the principles of the agreement entitled “Agreement for the Allocation of United States Federal Income Taxes” (effective as of August 21, 2001) between GMAC and GMAC Mortgage Group, Inc. for Federal consolidated and state consolidated, combined and unitary purposes.

“Tax Benefit” shall mean the change in one party’s actual liability for Taxes which change is directly attributable to the circumstances giving rise to the reduction of a Tax Benefit (in the case of Section 7.1 and 7.2) or the increase in a Tax Benefit (in the case of Section 7.5(c)). The amount of such increase or decrease in Tax Benefit shall be determined by the party whose Tax Benefit is at issue (the “Tax Benefit Party”), and reasonable detail regarding the calculation thereof shall be provided to the other party with any claim for payment (or reduction in payment) on account of such decrease (or increase) in Tax Benefit. If the other party shall dispute such calculation the Tax Benefit Party shall, at the request of the other party, submit such determination to the Tax Benefit Party’s independent public accounting firm for verification and shall permit the other party to provide information to and to discuss such calculation with the Tax Benefit Party’s independent public accounting firm, and the determination of the independent public accounting firm shall be final and binding on all parties. The cost of the independent accounting firm shall be paid by the other party unless the accountant determines that the Tax Benefit should be adjusted in favor of the other party by more than 5% of the Tax Benefit set forth in the Tax Benefit Party’s calculation, in which case the Tax Benefit Party shall pay the costs of the accountant.

“Tax Credits” shall mean, as the context permits or requires, either or any of (i) the tax credits allowed for low-income housing under Section 42 of the Code or any other similar state low-income housing tax credit, (ii) the historic tax credit allowed for rehabilitation expenditures under Section 47 of the Code or any other similar state historic tax credit, and (iii) the new markets tax credit allowed under Section 45D of the Code.

“Tax Returns” shall mean returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements, or information) filed or required to be filed in connection with the determination, assessment or collection of Taxes of any party or the administration of any laws, regulations, or administrative requirements relating to any Taxes.

“Taxes” shall mean all taxes, charges, fees, levies or other similar assessments or liabilities, including without limitation income, gross receipts, ad valorem, premium, value-added, consumption, excise, real estate, real property, personal property, sales, use, transfer, withholding, employment, unemployment insurance, social security, business license, business organization, environmental, workers compensation, profits, license, lease, service use, severance, stamp, occupation, windfall profits, customs, duties, escheat, unclaimed property, mortgage recordation, payroll, franchise taxes, recapture, capital, franchise or other taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof, and shall include any liability in respect of Taxes as a transferee or as an indemnitor, guarantor, surety or in a similar capacity under any contract, arrangement, agreement, understanding or commitment (whether oral or written).

“Taxing Authority” shall mean any Governmental Entity having jurisdiction over the assessment, determination, collection or other imposition of Tax.

“Third Party Claim” shall have the meaning ascribed to such term in Section 9.7.

“Trademark License Agreement” shall have the meaning ascribed to such term in Section 6.3(f).

“Transaction Documents” shall mean this Agreement, the Stockholders Agreement, the Access Agreement, the Trademark License Agreement, the Release and (if executed) the Post-Closing Intercompany Note.

“Unfunded Obligations” shall mean all obligations and liabilities (including, in each case, all principal, interest and any other amounts outstanding or owing with respect thereto) of any GMACCH Company, other than Parent Guaranteed Third Party Indebtedness set forth on Schedule 6.2(c).

“Unresolved Changes” shall have the meaning ascribed to such term in Section 3.3(e).

ARTICLE II
PURCHASE AND SALE OF SHARES

2.1                               Purchase and Sale of Shares.  On the terms and subject to the conditions of this Agreement, at the Closing Seller shall sell, transfer and deliver to Investor, and Investor shall purchase from Seller, the Shares for the Purchase Price.

ARTICLE III
THE CLOSING

3.1                               Closing. The closing (the “Closing”) of the transactions contemplated hereby shall be held at the offices of Kirkland & Ellis LLP, Citigroup Center, 153 East 53rd Street, New York, New York 10022 at 10:00 a.m. Eastern Time, on a date, to be selected by Investor and Parent, which is no more than two business days after all conditions to Closing set forth in ARTICLE IV shall have been satisfied or waived or such other date as may be agreed upon by the Parties. The date on which the Closing shall occur is hereinafter referred to as the “Closing Date,” and, upon the Closing, the Closing shall be deemed effective as of 12:01 a.m. (Eastern Time) on the Closing Date.

3.2                               Deliveries at the Closing.

(a) At the Closing, Seller (and, where applicable, Parent) shall deliver to Investor:

(i)                                     the various certificates, instruments and documents referred to in Section 4.1;

(ii)                                  stock certificates evidencing the Shares, duly endorsed in blank or accompanied by duly executed assignment documents for transfer to Investor;

(iii)                               written resignations of all of the directors of the Company set forth on Schedule 3.2(a)(iii), effective as of the Closing Date;

(iv)                              fully executed instruments or agreements reasonably satisfactory to Investor that terminate any obligation of Investor, any GMACCH Company or any of their respective Affiliates to lend or provide financial support to Parent, Seller or any of their respective Affiliates, except for the Contracts set forth on Schedule 3.2(a)(iv);

(v)                                 certificates of the Secretary of State of the respective states of incorporation as to the legal existence and good standing of Parent, Seller and each Material Operating Company;

(vi)                              certificates of the Secretary or Assistant Secretary of each of Parent and Seller attesting to the incumbency of its officers or authorized representatives executing the Transaction Documents and the authenticity of the resolutions authorizing the transactions contemplated hereby and thereby;

(vii)                           a certificate of the Secretary or Assistant Secretary of the Company attesting to the attached certificate of incorporation and bylaws, the incumbency of its officers or authorized representatives executing the Transaction Documents and the authenticity of the resolutions authorizing the transactions contemplated hereby and thereby;

(viii)                        a cross receipt executed by Parent and Seller;

(ix)                                FIRPTA Affidavits from each of Parent and Seller;

(x)                                   documents reasonably satisfactory to Investor evidencing the cancellation of Intercompany Indebtedness with a notional amount equal to the purchase price of the Preferred Stock to be purchase by Parent, as contemplated by Section 6.1(g);

(xi)                                pay-off letters from each applicable lender in respect of the payment of Parent Guaranteed Third Party Indebtedness and Intercompany Indebtedness as contemplated by Sections 6.2(c) and 6.2(f); and

(xii)                             a release and waiver (the “Release”), substantially in the form of Exhibit C.

(b) At the Closing, Investor shall deliver, or cause to be delivered, to Seller:

(i)                                     the various certificates, instruments and documents (including releases and letters of credit) referred to in Section 4.2;

(ii)                                  to the account or accounts designated by Parent, the Anticipated Purchase Price by wire transfer of immediately available funds;

(iii)                               to the account designated by the Company, cash (which may include proceeds from the Debt Financing) in an amount sufficient to allow it to repay Intercompany Indebtedness outstanding on the Closing Date to the extent and in the manner prescribed by Section 6.2(f), such account designation and amount of Intercompany Indebtedness to be set forth in a written notice to be delivered by Seller to Investor and the Company no less than two business days prior to the Closing Date, by wire transfer of immediately available funds;

(iv)                              a certificate of the Secretary of State of Delaware as to the legal existence and good standing of Investor;

(v)                                 a certificate of the Secretary or Assistant Secretary of Investor attesting to the incumbency of its officers or authorized representatives executing the Transaction Documents and the authenticity of the resolutions authorizing the transactions contemplated hereby and thereby;

(vi)                              fully executed instruments or agreements reasonably satisfactory to Parent which evidence the repayment of Intercompany Indebtedness and Parent Guaranteed Third Party Indebtedness to the extent required to be repaid on or prior to Closing pursuant to Section 6.2(c) and 6.2(f); and

(vii)                           a cross receipt executed by Investor.

(c) At the Closing, the Company shall deliver:

(i)                                     to Seller, to the account designated by Parent, cash in an amount necessary (A) to repay the Intercompany Indebtedness outstanding on the Closing Date (which Intercompany Indebtedness shall be described in a written notice to be delivered by Seller to Investor and the Company no less than two business days prior to the Closing Date) to the extent and in the manner prescribed by Section 6.2(f) or (B) if the Full Repayment at Closing Condition has not been satisfied, to repay at least one half (1/2) of all Intercompany Indebtedness outstanding on the Closing Date as reflected in such written notice, in each case by wire transfer of immediately available funds; and

(ii)                                  to Seller, the Post-Closing Intercompany Note (unless all Intercompany Indebtedness outstanding on the Closing Date is repaid in full pursuant to clause 3.2(c)(i)), duly executed by the Company, GMAC Commercial Mortgage Corporation, a California Corporation (“CMC”), and GMAC Commercial Mortgage Japan, K.K. (“CHJ”).

3.3                               December Financial Data.

(a) The Company shall prepare (with the oversight of Seller and Parent) and deliver to Investor and Seller as soon as practicable, but in no event later than January 31, 2006, a draft of the December Balance Sheet and a draft of the statement of December Shareholders Equity based on the draft December Balance Sheet (collectively, the “Anticipated December Financial Data”). The Anticipated December Financial Data shall be prepared in accordance with the Applicable Accounting Principles (except for the absence of notes, which shall be provided by the Company no later than February 17, 2006), as adjusted by the Agreed Adjustments in the case of the statement of December Shareholders Equity. During the period of preparation of the Anticipated December Financial Data, Seller shall cause the GMACCH Companies to provide Investor and its authorized representatives with full access during normal business hours to all relevant books, records, workpapers, facilities and employees of the GMACCH Companies. Parent, Seller and the Company shall consider in good faith any comments made by Investor to the drafts of the Anticipated December Financial Data, and shall revise, to the extent that Seller and the Company consider in good faith to be appropriate, such drafts prior to the Closing, and all such revisions shall be reflected in the Anticipated December Financial Data for purposes of calculating the Anticipated Purchase Price.

(b) The Company shall prepare (with the oversight of Seller and Parent prior to the Closing and, if applicable, the oversight of Investor after the Closing) and deliver to Seller, Investor and PwC as soon as practicable, but in no event later than February 28, 2006, a draft of the December Balance Sheet and a draft of the statement of December Shareholders Equity based on the draft December Balance Sheet (collectively, the “December Financial Data”). The December Financial Data shall be prepared in accordance with the Applicable Accounting Principles, as adjusted by the Agreed Adjustments in the case of the statement of December Shareholders Equity. During the period of preparation of the December Financial Data and the period of any audit, review or dispute within the contemplation of this Section 3.3, to the extent that the Closing shall not yet have occurred, Seller shall cause the GMACCH Companies to provide Investor and its authorized representatives (and, to the extent the Closing shall have occurred prior to the end of any such period, Investor shall cause the GMACCH Companies to provide Seller and its authorized representatives) with full access during normal business hours to all relevant books, records, workpapers, facilities and employees of the GMACCH Companies.

(c) Immediately following the preparation and distribution of the draft December Financial Data, Seller, prior to the Closing, and Investor, after the Closing, and the Company shall use their respective reasonable best efforts to cause PwC to audit the consolidated financial statements of the Company used to prepare the December Balance Sheet. Such audit shall be conducted in accordance with U.S. generally accepted auditing standards and shall be sufficient to permit PwC to render its opinion thereon. If requested by Investor, prior to the closing, or Seller, after the Closing, then Investor, Seller and the Company shall use their respective reasonable best efforts to cause PwC to provide an attestation with respect to the December Financial Data to the effect that the December Shareholders Equity has been prepared in accordance with the Applicable Accounting Principles as adjusted by the Agreed Adjustments. Seller, prior to the Closing, and Investor, after the Closing, and the Company shall instruct PwC to use its reasonable best efforts to complete its audit and, if applicable, attestation engagements within sixty (60) days after PwC’s receipt of the draft December Financial Data; provided, however, that PwC shall not deliver the results of its audit prior to the Closing Date without Investor’s consent, not to be unreasonably withheld. Following PwC’s receipt of the draft December Financial Data, PwC shall be entitled to perform all procedures that it, in the exercise of its professional judgment, deems necessary to allow it to provide an opinion and, if applicable, an attestation that the December Financial Data have been prepared in conformity with the standards set forth in Section 3.3(b). The Company shall promptly revise the December Balance Sheet and/or the December Shareholders Equity to reflect the changes, if any, required by PwC in order to permit PwC to provide such opinion and, if applicable, such attestation (as revised, the “Audited December Balance Sheet” and, whether or not audited or attested, the “Audited December Shareholders Equity” and, collectively, the “Audited December Financial Data”).

(d) During the 30 days following their receipt of the Audited December Financial Data, without regard to whether the Closing shall by then have occurred, both Seller and Investor shall have the opportunity to review the Audited December Financial Data (together with PwC’s working papers, including any portion thereof pertaining to any audit adjustment, based on the Company’s best efforts to obtain access to such working papers). Unless Investor or Seller delivers written notice to the other on or prior to the 30th day after its receipt of the Audited December Financial Data stating that it has objections to the Audited December Financial Data and setting forth the details of its calculation of disputed items and the basis therefor, Investor or Seller, as the case may be, shall be deemed to have accepted and agreed to the Audited December Financial Data. If either or both of Investor and Seller so timely notifies the other party of its objections to the Audited December Financial Data, then Seller and Investor shall, within 30 days (or such longer period as Seller and Investor may agree) following such notice (the “Resolution Period”), attempt in good faith to resolve their differences, and any resolution by them as to any disputed amounts shall be final, binding and conclusive.

(e) Any amounts remaining in dispute at the conclusion of the Resolution Period that were properly included in Investor’s or Seller’s notification of objections (“Unresolved Changes”) related to the Audited December Financial Data shall be submitted to an internationally recognized independent public accounting firm, other than PwC, jointly selected by Seller and Investor (the “Neutral Accountants”) within 10 days after the expiration of the Resolution Period. Investor and Seller agree to execute, if requested by the Neutral Accountants, a reasonable engagement letter. All fees and expenses relating to work, if any, to be performed by the Neutral Accountants shall be borne pro rata by Seller and Investor in proportion to the allocation of the dollar amount of the Unresolved Changes made by the Neutral Accountants such that the prevailing Party pays a lesser proportion of the fees and expenses and, if the Closing does not occur, all such fees and expenses shall be borne equally by the Company and Investor. The Neutral Accountants shall act as an arbitrator to determine, based on the provisions of this Section 3.3, only the Unresolved Changes. The Neutral Accountants’ determination of the Unresolved Changes shall be made within 45 days of the submission of the Unresolved Changes thereto, shall be set forth in a written statement delivered to Seller and Investor and shall be final, binding and conclusive.

(f) Promptly following the resolution of any disputes with respect to any proposed adjustments to the Audited December Financial Data (whether by agreement or pursuant to the determination of the Neutral Accountants), Seller (or Investor, in the event that the Closing shall have occurred) shall cause the Company to prepare and deliver to Seller and Investor the final December Financial Data, together with the Neutral Accountants’ determination of the Unresolved Changes, which final December Financial Data shall reflect all adjustments thereto which have been agreed upon by Seller and Investor or determined by the Neutral Accountants pursuant to Section 3.3(e).

(g) The terms “Adjusted December Balance Sheet” and “Adjusted December Shareholders Equity” as used in this Agreement shall mean the definitive December Balance Sheet and final definitive statement of December Shareholders Equity, respectively, delivered pursuant to Section 3.3(f) or, if no notice of objections was timely delivered pursuant to Section 3.3(d), then the Audited December Balance Sheet and the Audited December Shareholders Equity, respectively.

(h) If and to the extent that the Adjusted December Purchase Price exceeds the Anticipated Purchase Price, Investor shall pay an amount equal to such excess to Seller as an adjustment to the Purchase Price, or if and to the extent that the Adjusted December Purchase Price is less than the Anticipated Purchase Price, Seller shall pay an amount equal to such shortfall to Investor as an adjustment to the Purchase Price. Any payment required to be made pursuant to this Section 3.3(h) shall be due on the date that is two business days following the final determination of the Adjusted December Purchase Price. The term “Purchase Price Adjustment” as used in this Agreement shall mean the amount of the payment to Seller or to Investor pursuant to this Section 3.3(h). Any payments made pursuant to this Section 3.3(h) shall be paid by wire transfer of immediately available funds to a bank account specified by the Party to which such payment is owed, and shall be accompanied by interest of five percent (5%) per annum, calculated based on the number of days elapsed from the Closing Date to the date of payment.

ARTICLE IV
CLOSING CONDITIONS

4.1                               Investor’s Obligation. The obligation of Investor to purchase and pay for the Shares is subject to the satisfaction (or waiver in writing by Investor) as of the Closing of the following conditions:

(a) (i)  Each of the representations and warranties of Parent and Seller made in Sections 5.1(a), 5.1(d), 5.2(a), 5.2(b), 5.2(d), 5.2(e), 5.2(f), 5.2(g), 5.2(h), 5.2(p) (but only clauses (B) and (C) thereof), 5.2(r), 5.2(x) and 5.2(y) of this Agreement (collectively, the “Specified Representations”), to the extent that any such Specified Representation does not contain any qualification or limitation with respect to materiality, whether by reference to the terms “material” “in all material respects,” “material and adverse,” “in any material respect,” “materially and adversely,” “materially,” “except with respect to matters that are immaterial” or “Material Adverse Effect,” shall be true and correct in all material respects on and as of the Closing Date, with the same force and effect as though made on and as of the Closing Date and without giving effect to any supplement, modification or update to the Schedules pursuant to Section 10.10 hereof (except to the extent of changes or developments resulting from the performance of the obligations of Parent, Seller or the Company under this Agreement and except that any such Specified

Representation that speaks as of a specific date or time need only be true and correct in all material respects as of such date or time), and each of the Specified Representations made in this Agreement, to the extent that any such Specified Representation contains any qualification or limitation with respect to materiality, whether by reference to the terms “material,” “in all material respects,” “material and adverse,” “in any material respect,” “materially and adversely,” “materially,” “except with respect to matters that are immaterial” or “Material Adverse Effect,” shall be true and correct in all respects on and as of the Closing Date, with the same force and effect as though made on and as of the Closing Date and without giving effect to any supplement, modification or update to the Schedules pursuant to Section 10.10 hereof (except to the extent of changes or developments resulting from the performance of the obligations of Parent, Seller or the Company under this Agreement and except that any such Specified Representation that speaks as of a specific date or time need only be true and correct as of such date or time), and Parent, Seller and the Company shall have performed or complied in all material respects with the obligations and covenants required by this Agreement and the other Transaction Documents to be performed or complied with by Parent, Seller or the Company, as the case may be, at or prior to the Closing; and

(ii)                                  each of the representations and warranties of Parent and Seller (other than the Specified Representations) made in this Agreement, which for purposes of this Section 4.1(a)(ii) shall be deemed not to include any qualification or limitation with respect to materiality whether by reference to the terms “material,” “in all material respects,” “material and adverse,” “in any material respect,” “materially and adversely,” “materially,” “except with respect to matters that are immaterial” or “Material Adverse Effect,” shall be true and correct on and as of the Closing Date, with the same force and effect as though made on and as of the Closing Date and without giving effect to any supplement, modification or update to the Schedules pursuant to Section 10.10 hereof (except to the extent of changes or developments resulting from the performance of the obligations of Parent, Seller or the Company under this Agreement and except that representations and warranties that speak as of a specific date or time need only be true and correct as of such date or time), except for breaches of such representations and warranties that, individually or in the aggregate, would not have a Material Adverse Effect.

(b) At the Closing, each of Parent and Seller shall have delivered to Investor (i) a certificate dated as of the Closing Date signed by its duly authorized representative in the form of Exhibit E and Exhibit F, respectively, hereto and (ii) the documents contemplated by Section 3.2(a).

(c) There shall not be pending any Legal Proceeding which could reasonably be expected to prevail on the merits that (i) involves any challenge to, or seeks material damages or other material relief in connection with, any of the transactions contemplated by the Transaction Documents or (ii) could reasonably be expected to have the effect of preventing, delaying, making illegal or otherwise interfering with any of the transactions contemplated by the Transaction Documents, and there shall not be in effect any Order or Law as of the Closing, in each case which restrains, prohibits or renders unlawful the consummation of the transactions contemplated by the Transaction Documents.

(d) All Permits and all Consents, in each case that are set forth on Schedule 4.1(d) shall have been obtained (and shall not include any material adverse conditions or requirements to their effectiveness) and shall be in full force and effect as of the Closing Date.

(e) Prior to or concurrently with the Closing, the members of management of the GMACCH Companies shall have irrevocably funded at the Closing an aggregate investment in the Company of $40,000,000.

(f) Prior to or concurrently with the Closing, Parent shall have purchased an aggregate of up to $275 million in Preferred Stock, to the extent required by Section 6.1(g).

(g) All Rating Agencies shall have delivered to Investor written evidence that immediately following the Closing the senior unsecured long-term indebtedness of Company shall be rated at least BBB- or its equivalent and have at least a stable outlook, and such ratings shall not have been withdrawn or lowered or be subject to any written indication from a Rating Agency that such rating will be withdrawn or lowered.

(h) Since the date of the Audited Balance Sheet, there shall not have been any change, circumstance or event (including any event involving a prospective change) which has had, or would reasonably be expected to have, a Material Adverse Effect.

(i) Prior to or concurrently with the Closing, the credit facilities for the Debt Financing shall have become effective on such terms and conditions as are set forth in the Bank Commitment Letter or on such other terms and conditions as are reasonably acceptable to Investor.

(j) Prior to or concurrently with the Closing, Parent and Seller shall have executed and delivered to Investor a counterpart to the Release duly executed by Parent and Seller.

(k) Prior to or concurrently with the Closing, Parent shall have executed and delivered to Investor a counterpart to the Trademark License Agreement duly executed by Parent.

(l) Prior to or concurrently with the Closing, Seller and the Company shall have executed and delivered to Investor a counterpart to the Stockholders Agreement duly executed by Seller and the Company.

(m) Prior to or concurrently with the Closing, Parent, Seller and the Company shall have executed and delivered to Investor a counterpart to the Access Agreement duly executed by Parent, Seller and the Company.

(n) If Preferred Stock is required to be issued by Section 6.1(g), the Amended and Restated Certificate of Incorporation of the Company, reflecting the terms of the Preferred Stock (the “New Charter”), shall have been filed with the Secretary of State of the State of Nevada and be in effect.

4.2                               Parent’s and Seller’s Obligations. The obligations of Parent and Seller to sell and deliver or cause to be sold and delivered the Shares to Investor are subject to the satisfaction (or waiver in writing by Seller) as of the Closing of the following conditions:

(a) (i)  Each of the representations and warranties of Investor made in Section 5.3(a) (collectively, the “Investor Specified Representations”), to the extent that any such Investor Specified Representation does not contain any qualification or limitation with respect to materiality, whether by reference to the terms “material” “in all material respects” or “material and adverse effect,” shall be true and correct in all material respects on and as of the Closing Date, with the same force and effect as though made on and as of the Closing Date (except to the extent of changes or developments resulting from the performance of the obligations of Investor under this Agreement and except that representations and warranties that speak as of a specific date or time need only be true and correct in all material respects as of such date or time), and each of the Investor Specified Representations made in this Agreement, to the extent that any such Investor Specified Representation contains any qualification or limitation with respect to materiality, whether by reference to the terms “material,” “in all material respects” or “material and adverse effect,” shall be true and correct in all respects on and as of the Closing Date, with the same force and effect as though made on and as of the Closing Date and without giving effect to any supplement, modification or update to the Schedules pursuant to Section 10.10 hereof (except to the extent of changes or developments resulting from the performance of the obligations of Investor under this Agreement and except that representations and warranties that speak as of a specific date or time need only be true and correct as of such date or time), and Investor shall have performed or complied in all material respects with the obligations and covenants required by this Agreement and the other Transaction Documents to be performed or complied with by Investor at or prior to the Closing; and

(ii)          each of the representations and warranties of Investor (other than the Investor Specified Representations) made in this Agreement, which for purposes of this Section 4.2(a)(ii) shall be deemed not to include any qualification or limitation with respect to materiality whether by reference to the terms “material,” “in all material respects” or “material and adverse effect,” shall be true and correct on and as of the Closing Date, with the same force and effect as though made on and as of the Closing Date and without giving effect to any supplement, modification or update to the Schedules pursuant to Section 10.10 hereof (except to the extent of changes or developments resulting from the performance of the obligations of Investor under this Agreement and except that representations and warranties that speak as of a specific date or time need only be true and correct as of such date or time), except for breaches of such representations and warranties that, individually or in the aggregate, would not have a material and adverse effect on the ability of Investor to consummate the transactions contemplated hereby.

(b) At the Closing, Investor shall have delivered to Seller (i) a certificate dated as of the Closing Date signed by its duly authorized representative in the form of Exhibit G, and (ii) the documents contemplated by Section 3.2(b).

(c) The GMACCH Companies shall have repaid in cash Intercompany Indebtedness to the extent and in the manner prescribed by Section 3.2(c) and shall have delivered to Seller, if required pursuant to Section 3.2(c), the Post-Closing Intercompany Note.

(d) There shall not be pending any Legal Proceeding which could reasonably be expected to prevail on the merits that (i) involves any challenge to, or seeks material damages or other material relief in connection with, any of the transactions contemplated by the Transaction Documents or (ii) could reasonably be expected to have the effect of preventing, delaying, making illegal or otherwise interfering with any of the transactions contemplated by the Transaction Documents, and there shall not be in effect any Order or Law as of the Closing, in each case which restrains, prohibits or renders unlawful the consummation of the transactions contemplated by the Transaction Documents.

(e) All Consents and Permits set forth on Schedule 4.2(e) shall have been obtained and shall be in full force and effect as of the Closing Date.

(f) Prior to or concurrently with the Closing, Investor shall have executed and delivered to Parent and Seller a counterpart to the Trademark License Agreement duly executed by Investor.

(g) Prior to or concurrently with the Closing, Investor shall have executed and delivered to Seller and the Company a counterpart to the Stockholders Agreement duly executed by Investor.

(h) Prior to or concurrently with the Closing, Investor or third parties shall have purchased an aggregate of up to $225 million in Preferred Stock, to the extent required by Section 6.1(g).

(i) If Preferred Stock is required to be issued by Section 6.1(g), prior to or concurrently with the Closing, the New Charter shall have been filed with the Secretary of State of the State of Nevada and be in effect.

ARTICLE V
REPRESENTATIONS AND WARRANTIES

5.1                               Representations and Warranties of Parent and Seller.  Each of Parent and Seller, jointly and severally, hereby represents and warrants to Investor as follows, except as set forth in the Schedules in accordance with Section 10.10:

(a)                                  Authorization.  It is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. It has all requisite corporate power and authority to enter into the Transaction Documents to which it is a party, to carry out its obligations hereunder and thereunder, to consummate the transactions contemplated hereby and thereby, to own its material assets and to carry on its business in all material respects as it is now being conducted and to consummate the transactions contemplated hereby and thereby. All corporate acts and other proceedings required to be taken by it to authorize the execution, delivery and performance of each Transaction Document to which it is a party and the consummation of the transactions contemplated hereby and thereby have been or will have been at or prior to the Closing duly and properly taken. All Persons who have executed any Transaction Document on behalf of Parent or Seller, or who will execute on behalf of Parent or Seller any Transaction Document, have been or will be, as the case may be, duly authorized to do so by all necessary corporate action. This Agreement has been, and on the Closing Date each other Transaction Document will be, duly executed and delivered by it, and constitutes or will constitute a valid and binding obligation of it, enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(b)                                  No Conflicts.  Subject to giving the notices and obtaining the Consents and Permits listed on Schedules 5.1(b), 5.1(c), 5.2(d), 5.2(e) or 5.2(f), neither the execution and delivery by Parent or Seller of any Transaction Document to which it is a party nor the consummation or performance by Seller or Parent of any of the transactions contemplated  by any Transaction Document to which it is a party will, directly or indirectly (with or without notice or lapse of time):

(i)                                     contravene, conflict with, result in a violation of or default under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a benefit under (A) any provision of its certificate of incorporation or bylaws, or (B) any resolution adopted by its board of directors or stockholders that has not been superseded by later resolutions adopted by its board of directors or stockholders;

(ii)                                  contravene, conflict with, or result in a violation of any Law, Order or Permit to which Parent or Seller is subject;

(iii)                               contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any right or remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any material Contract to which Parent or Seller is a party; or

(iv)                              give any Governmental Entity the right (to the extent it did not already have such a right) to revoke, withdraw, suspend, cancel, terminate or modify in any material and adverse manner, any material Permit;

except in the case of (ii), (iii) and (iv) for any of the foregoing that, individually or in the aggregate, would not have a material and adverse effect on its ability to consummate the transactions contemplated by, or perform its obligations under, the Transaction Documents to which it is a party.

(c)                                  Consents and Permits.  Neither Seller nor Parent is required to give any material notice to, or obtain any material Consent or material Permit from, any Governmental Entity, Mortgage Program Sponsor or any other Person in connection with the execution and delivery by Parent or Seller of any Transaction Document to which it is a party, the consummation of the transactions contemplated thereby or the performance by Parent or Seller of its respective obligations thereunder or to enable the GMACCH Companies to conduct the

Commercial Capital Business after the Closing Date in a manner which is consistent in all material respects with the manner in which the GMACCH Companies presently conduct the Commercial Capital Business.

(d)                                  Ownership of the Shares.  Seller is the record and beneficial owner of all of the Shares. The sale and delivery of the Shares to Investor pursuant to this Agreement will vest in Investor all right, title and interest in, and good and valid title to, the Shares, free and clear of all Liens (other than restrictions under federal and state securities Laws or under the Stockholders Agreement). Neither Seller nor Parent is a party to any voting trust, proxy or other agreement or understanding (including options or rights of first refusal) with respect to the voting, purchase, sale or other disposition of the Shares or any other shares of capital stock of the Company or any interest therein, except for this Agreement.

5.2                               Representations and Warranties Relating to the Company.  Each of Parent and Seller, jointly and severally, hereby represents and warrants to Investor as follows, except as set forth in the Schedules in accordance with Section 10.10:

(a)                                  Organization and Corporate Power; Authorization.

(i)                                     Each GMACCH Company is duly organized, validly existing and in good standing (to the extent such concept or equivalent concept is recognized in such jurisdiction) under the laws of the jurisdiction of its organization (which jurisdictions for each of the Material Operating Companies are listed on Schedule 5.2(c)), except, in the case of any GMACCH Companies that are not Material Operating Companies, where the failure to be so duly organized, validly existing and in good standing (to the extent such concept or equivalent concept is recognized in such jurisdiction) would not, individually or in the aggregate, materially and adversely affect the Commercial Capital Business. Each GMACCH Company has all requisite corporate power and authority necessary to enable it to carry on its business as presently conducted other than, in the case of any GMACCH Companies that are not Material Operating Companies, such power and authority the lack of which would not materially and adversely affect the Commercial Capital Business. Each of the GMACCH Companies is duly qualified to do business and in good standing (to the extent such concepts or equivalent concepts are recognized in such jurisdictions) in all jurisdictions in which its ownership of property or the character of its business requires such qualification, except where the failure to so qualify or to be in good standing would not materially and adversely affect the Commercial Capital Business. Seller has made available to Investor true and complete copies of the organizational documents of the Material Operating Companies, as amended to the date hereof.

(ii)                                  The Company has all requisite corporate power and authority to enter into each Transaction Document to which it is a party, to consummate the transactions contemplated hereby and thereby, to carry out its obligations hereunder and thereunder, and to carry on its business in all material respects as it is now being conducted and to own or lease and operate the material assets now owned or leased and operated by it. All corporate acts and other proceedings required to be taken by it to authorize the execution, delivery and performance of each Transaction Document to which it is a party and the consummation of the transactions contemplated hereby and thereby have been or will be at or prior to the Closing duly and properly taken. All Persons who have executed any Transaction Document on behalf of the Company, or who will execute on behalf of the Company any Transaction Document, have been or will be, as the case may be, duly authorized to do so by all necessary corporate action. This Agreement has been, and on the Closing Date the other Transaction Documents to which the Company is a party will be, duly executed and delivered by the Company, and constitutes or will constitute a valid and binding obligation of it, enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(b)                                  Capitalization.  The authorized capital stock of the Company consists of 1,000 shares of common stock, par value $.01 per share, all of which are issued and outstanding. Seller is the record and beneficial owner of all of the issued and outstanding shares of common stock of the Company, free and clear of all Liens (other than restrictions under federal and state securities Laws). All the outstanding shares of common stock of the Company and all outstanding shares of capital stock of each Material Operating Company have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth on Schedule 5.2(b), (i) all of the outstanding capital stock and other securities of each Material Operating Company are owned of record and beneficially by one or more of the GMACCH Companies, free and clear of all Liens (other than restrictions under federal and state securities Laws), with the exception of the Shares (which are owned by Seller), (ii) none of the outstanding capital stock or other securities of any Material Operating Company was issued in violation of the Act or any other Law, (iii) none of the outstanding capital stock of any Material Operating Company has been issued in violation of, and none of the outstanding capital stock of any Material Operating Company is subject to, any preemptive or subscription rights, (iv) there are no outstanding warrants, rights, calls, options, “phantom” stock rights, agreements, convertible or exchangeable securities or other commitments or Contracts (other than this Agreement) pursuant to which any Material Operating Company is or may become obligated to issue, sell, purchase, return or redeem any shares of capital stock or other securities of such Material Operating Company or relating to the acquisition, retirement or voting of any capital stock in a Material Operating Company, (v) no equity securities of any Material Operating Company are reserved for issuance for any purpose, (vi) no bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders of any Material Operating Company may vote are issued or outstanding, and (vii) there are no Contracts (other than the Stockholders Agreement) pursuant to which a Material Operating Company is or could be required to register shares of the Company’s capital stock or other securities of the Company under the Act.

(c)                                  Subsidiaries.  Schedule 5.2(c) sets forth a true, correct and complete list of (x) all GMACCH Consolidated Subsidiaries as of the date of this Agreement together with their respective jurisdictions of incorporation and capitalization (including the percentage of shares held by the GMACCH Companies) and (y) each other corporation, partnership, limited liability company or other entity that is not a GMACCH Consolidated Subsidiary but in which any GMACCH Company owns as of the date of this Agreement, directly or indirectly, any capital stock or other securities with book equity values as of the date of the Latest Balance Sheet exceeding $10,000,000, other than any such interest held as a passive investment, in each case identifying the percentage and type of ownership held by such GMACCH Company. Except for the GMACCH Consolidated Subsidiaries and any other entity listed on Schedule 5.2(c), as of the date of this Agreement, the Company does not own or control, directly or indirectly, any shares of capital stock of any other corporation or interest in any partnership, joint venture, limited liability company or other non-corporate business enterprise which is material to the Commercial Capital Business, taken as a whole, or have any Contract to acquire such capital stock or other interest. All the outstanding shares of capital stock of each Subsidiary of the Company (other than the Material Operating Companies) have been duly authorized and validly issued and are fully paid and nonassessable.

(d)                                  No Conflicts.  Subject to giving the notices and obtaining the Consents and Permits listed on Schedules 5.1(c), 5.2(d), 5.2(e) or 5.2(f), none of (x) the execution and delivery by Parent, Seller or the Company of any Transaction Document to which it is a party, (y) the consummation or performance by Parent, Seller or the Company of any of the transactions contemplated hereby and thereby or (z) compliance by Parent, Seller or the Company with the terms hereof and thereof will, directly or indirectly (with or without notice or lapse of time):

(i)                                     contravene, conflict with, result in any violation of or default under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a benefit under (A) any provision of its certificate of incorporation or bylaws or the articles of incorporation, bylaws, limited liability company operating agreements or similar organizational documents of any of its Subsidiaries, or (B) any resolution adopted by its board of directors or stockholders that has not been superseded by later resolutions adopted by its board of directors or stockholders;

(ii)                                  contravene, conflict with, or result in a violation of any Law, Order or Permit to which the Company or any of its Subsidiaries is subject;

(iii)                               contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Entity the right to revoke, withdraw, suspend, cancel, terminate or modify in a material and adverse manner, any Permit that is held by any GMACCH Company;

(iv)                              contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right (A) to declare a default or exercise any right or remedy under, (B) reduce any GMACCH Company’s rights or remedies under, (C) increase any GMACCH Company’s obligations or liabilities under, (D) accelerate the maturity or performance of, or (D) cancel, terminate or modify, any Material Contract;

(v)                                 give any Governmental Entity the right (to the extent it did not already have such right) to revoke, withdraw, suspend, cancel, terminate or modify in any material and adverse manner, any material Permit; or

(vi)                              result in the imposition or creation of any Lien upon or with respect to any of the assets owned or used by any GMACCH Company or require the pledging of additional collateral as security for any obligation;

except in the case of (ii), (iii), (iv) and (v) for any of the foregoing that, individually or in the aggregate, would not have a material and adverse impact on the Commercial Capital Business or the Company’s ability to consummate the transactions contemplated by, or perform its obligations under, the Transaction Documents to which it is a party.

(e)                                  Consents.  No GMACCH Company is required to give any material notice to, or obtain any material Consent from, any Governmental Entity, Mortgage Program Sponsor or other Person in connection with the execution and delivery of the Transaction Documents to which it is a party, the consummation of the transactions contemplated thereby or the performance by it of its obligations under any Transaction Document or to enable the Company to continue to conduct the Commercial Capital Business after the Closing Date in a manner that is consistent in all material respects with the manner in which it presently conducts its business.

(f)                                    Permits.  Schedule 5.2(f) contains a true, correct and complete list of each material Permit that is held by any GMACCH Company. Each Permit listed or required to be listed on Schedule 5.2(f) is valid and in full force and effect and, to the knowledge of Parent and Seller, no GMACCH Company has received any written notice of suspension or cancellation with respect to any such Permit. The Permits listed on Schedule 5.2(f) collectively constitute all of the material Permits required to be issued to or held by the GMACCH Companies in order to allow the GMACCH Companies to lawfully conduct and operate the Commercial Capital Business in a manner that is consistent in all material respects with the manner in which it presently conducts its business and to permit the GMACCH Companies to own and use those assets that are material to the Commercial Capital Business in the manner in which they currently own and use such assets. Except as set forth in Schedule 5.2(f), no GMACCH Company is required to obtain any material Permit from any Governmental Entity or Mortgage Program Sponsor in connection with the execution and delivery of any Transaction Document, the consummation of the transactions contemplated thereby or the performance by Parent, Seller or the Company of its respective obligations thereunder. Subject to giving the notices and obtaining the Consents and Permits listed on Schedule 5.1(c), 5.2(d), 5.2(e) or 5.2(f):

(i)                                     each GMACCH Company is, and at all times since January 1, 2004 has been, in compliance in all material respects with the terms and requirements of each Permit identified or required to be identified on Schedule 5.2(f); and

(ii)                                  no event has occurred or circumstance exists that has or will (with or without notice or lapse of time) (A) constitute or result in a material violation of or a failure to comply with any material term or requirement of any Permit listed or required to be listed on Schedule 5.2(f), or (B) result in the revocation, withdrawal, suspension, cancellation or termination of, or any material and adverse modification to, any Permit listed or required to be listed on Schedule 5.2(f).

(g)                                 Financial Information.  Schedule 5.2(g) includes the following (collectively, the “Financial Statements”):  (i) the audited consolidated balance sheets, statements of income, cash flow and changes in shareholder’s equity as of and for the fiscal years ended December 31, 2003 and December 31, 2004 for the Company and the GMACCH Consolidated Subsidiaries (such balance sheet for the fiscal year ended December 31, 2004, including the notes thereto, the “Audited Balance Sheet”) and (ii) the unaudited consolidated balance sheet (the “Latest Balance Sheet”) and statements of income, cash flow and changes in shareholder’s equity as of and for the quarter ended March 31, 2005 (the “Most Recent Financial Statements”) for the Company and the GMACCH Consolidated Subsidiaries. The Company has provided to Investor the report thereon of PwC with respect to the financial statements referenced in clause (i) above. The Financial Statements (i) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and (ii) present fairly in all material respects the consolidated financial condition and consolidated results of operations of the Company and the GMACCH Consolidated Subsidiaries as of the dates and for the periods shown, subject, in the case of the Most Recent Financial Statements, to normal audit adjustments that would typically occur at year-end (which will not be material in the aggregate) and to the absence of certain footnote disclosures.

(h)                                 Undisclosed Liabilities.  As of the date of this Agreement, neither the Company nor any of the GMACCH Consolidated Subsidiaries has any material Liabilities, other than Liabilities (i) reflected in or reserved against in the Financial Statements (including the notes thereto), (ii) incurred in or as a result of the ordinary course of business since the date of the Latest Balance Sheet, (iii) under, or incurred in connection with the transactions contemplated by, this Agreement, (iv) disclosed in Schedule 5.2(h) (except, insofar as Schedule 5.2(h) incorporates a Contract by reference, any Liability arising as a result of a default under, or breach of, such Contract by a GMACCH Company prior to the Closing, if such default or breach is not disclosed in a Schedule incorporated into Schedule 5.2(h) by reference), or (v) that arise out of an obligation under any Contract (other than any Liability arising as a result of a default under, or breach of, any such Contract by a GMACCH Company prior to the Closing) to which a GMACCH Company is a party as of the date hereof.

(i)                                    Title to Assets.  The GMACCH Companies have good and valid title to, or have a valid leasehold interest in, all tangible assets with a book value in excess of $250,000 used in the operation of the Commercial Capital Business, free and clear (in the case of such owned tangible assets) of all Liens, other than Permitted Liens. The tangible assets owned or leased by the GMACCH Companies constitute sufficient tangible assets for the carrying on of the Commercial Capital Business as is currently being conducted in all material respects by the GMACCH Companies. Notwithstanding anything to the contrary in the foregoing, this Section 5.2(i) does not relate to real property or interests in real property or intellectual property, it being the intent of the Parties that such items are the subject of Sections 5.2(j), 5.2(k), 5.2(l) and 5.2(m).

(j)                                    Owned Real Property.  Schedule 5.2(j) contains a true, correct and complete list of the addresses or location of all material real property or property trust beneficiary interest owned (other than for investment purposes) by any GMACCH Company other than the Owned REO Property (the “Owned Real Property”), in whole or in part. The Company has made available to Investor true and correct copies of all partnership agreements, leases and subleases related to the Owned Real Property, and the Company has made available to Investor all partnership agreements, leases, subleases, abstracts of title, surveys, title opinions and title insurance policies in the possession of Seller, Parent or any GMACCH Company to the knowledge of Parent or Seller relating to all of the Owned Real Property. On the Closing Date, the Company or the relevant Subsidiary will have good and marketable fee simple title to the Owned Real Property, free and clear of all Liens, other than the Permitted Exceptions, if any. For purposes hereof, the term “Permitted Exceptions” shall mean (a) statutory liens for current taxes or other governmental charges with respect to the Owned Real Property not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings by the Company or any of its Affiliates for which adequate reserves have been established and maintained to the extent required by Applicable Accounting Principles; (b) landlord’s liens, or mechanics’, carriers’, workers’, repairers’ and similar liens arising or incurred in the ordinary course of business for amounts which are not delinquent; (c) zoning, entitlement, building and other land use regulations imposed by governmental agencies having jurisdiction over the Owned Real Property; and (d) provisions of title holding trusts, title defects, covenants, conditions, restrictions, easements, customary Liens and other similar matters affecting title to the Owned Real Property which do not materially impair the occupancy or use of the Owned Real Property for the purposes for which they are currently used in connection with the Commercial Capital Business. Each of the Owned Real Property (including all buildings, structures, improvements and fixtures located thereon, thereunder, thereover or therein, and all appurtenances thereto and other aspects thereof) is in good operating condition and repair in all material respects, and is otherwise suitable, sufficient and adequate in all material respects for its current use, operation and occupancy in connection with the Commercial Capital Business.

(k)                                Owned REO Property.  Schedule 5.2(k) contains a true, correct and complete list of the addresses or locations of all Owned REO Property acquired, whether by a GMACCH Company through foreclosure, acceptance of a deed in lieu of foreclosure, voluntary sale in satisfaction of claims or otherwise, in connection with the default or imminent default of an Owned Mortgage Loan originated by a GMACCH Company (a “Company Originated Owned REO Property”). On the Closing Date, the Company or the relevant Subsidiary will have good and marketable fee simple title to, the Company Originated Owned REO Property, free and clear of all Liens, other than Permitted Encumbrances, if any.

(l)                                    Leased Real Property.  Schedule 5.2(l) sets forth a true, correct and complete list as of June 30, 2005 of all Material Leases of real property to which any GMACCH Company is a party as a tenant or subtenant (the “Leased Real Property”). True, correct and complete copies of all Material Leases and all amendments, modifications and supplemental agreements thereto, and all subleases in the possession of the Company, Seller or Parent relating to the Leased Real Property have previously been made available by the Company to Investor. Each of the GMACCH Companies has in all material respects performed, or is now performing in all material respects, its obligations under, and is not in default under (and would not by the lapse of time and/or the giving of notice be in default), nor has it received notice of default or notice of termination in respect of, any Material Lease in respect of Leased Real Property. To the knowledge of Parent and Seller, (i) no third party is in material default under or has breached in any material respect any Material Lease in respect of Leased Real Property, and (ii) no event has occurred and is continuing that, with notice or the passage of time or both, would constitute a material default, violation or breach in any respect under any Material Lease in respect of Leased Real Property, to the knowledge of Parent and Seller, by any third party. Each Material Lease is a legal, binding and enforceable obligation of or against one or more GMACCH Company in accordance with the terms of such Material Lease, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). Each Material Lease in respect of Leased Real Property grants the relevant GMACCH Company the right to use and occupy the Leased Real Property thereunder. Each GMACCH Company has good and valid leasehold estate granted by each Material Lease in respect of Leased Real Property to which it is a party, free and clear of all Liens, other than Permitted Exceptions. Each GMACCH Company enjoys peaceful and undisturbed possession in all material respects under its respective Material Leases. No GMACCH Company has sublet to any third party any portion of any Leased Real Property.

(m)                              Intellectual Property.

(i)                                     To the actual knowledge of Parent and Seller (without inquiry of any third party), the GMACCH Companies own, or have valid rights to use, free and clear of all Liens, all of the Intellectual Property necessary for the operation of the Commercial Capital Business as currently conducted in all material respects.

(ii)                                  Schedule 5.2(m) sets forth a true and correct description of the following that are owned of record or exclusively licensed by a GMACCH Company: (A) patents and patent applications; (B) registered trademarks and service marks, applications to register trademarks and service marks, and Internet domain names; and (C) registered copyrights (collectively, the “Registered Intellectual Property”), identifying for each whether it is owned of record or exclusively licensed to any GMACCH Company.

(iii)                               To the actual knowledge of Parent and Seller (without inquiry of any third party), the activities of the GMACCH Companies do not infringe upon, misappropriate, violate or constitute the unauthorized use of any Intellectual Property of any third person. No GMACCH Company has received any written claims within the past twelve (12) months that such GMACCH Company has infringed, misappropriated, violated or used without authorization the Intellectual Property of any third party, other than claims that have been settled or withdrawn.

(iv)                              To the actual knowledge of Parent and Seller (without inquiry of any third party), there is no infringement or misappropriation by any third party of the Registered Intellectual Property.

(v)                                 During the eighteen (18) month period prior to the Closing Date, the GMACCH Companies have used commercially reasonable efforts to implement steps reasonable under the circumstances to preserve the confidentiality of material technology and business information:  (A) that the GMACCH Companies wished to maintain in confidence; and (B) that would have had a material and adverse effect on the Commercial Capital Business or would have provided significant benefits to its competitors if such technology and business information had been disclosed without an obligation of confidentiality or a relationship where confidentiality was implied.

(n)                                 Material Contracts.

(i)                                     Except as set forth on Schedule 5.2(n), as of the date hereof, no GMACCH Company is a party to any Contract (other than with any other GMACCH Company or any member of the Parent Group) described in the following subsections (A) through (U):

(A)                              any employment, independent contractor or similar agreement requiring payment by any GMACCH Company of base annual compensation in excess of $100,000, or severance, change of control or retention agreement requiring payments in excess of $50,000, in each case to any Company Employee, not cancelable at will upon not more than thirty (30) days notice without payment or penalty due to such cancellation (other than amounts previously earned under such contracts prior to cancellation);

(B)                                any Contract under which any GMACCH Company has incurred Indebtedness with an outstanding principal amount in excess of $5,000,000, except to the extent owed to another GMACCH Company;

(C)                                any Servicing Contract in effect as of June 30, 2005;

(D)                               any material license, franchise or royalty Contract, whether as licensor or licensee, requiring payments to or by a GMACCH Company in any one year in excess of $250,000 for licensed or franchised rights thereunder;

(E)                                 any Contract for capital expenditures (as defined in GAAP) or the acquisition or construction of fixed assets for the benefit and use of any GMACCH Company, the performance of which involves consideration in excess of $1,000,000 in the aggregate for any such Contract after the date hereof;

(F)                                 any collective bargaining Contract;

(G)                                any Contract containing (A) a covenant not to compete, (B) exclusivity provisions binding a GMACCH Company or (C) any other restriction, in each case that materially limits or impairs the ability of the GMACCH Companies to freely conduct the Commercial Capital Business, to enter into Contracts with any Person or to engage in any line of business or that otherwise purports to restrict the business activity of any GMACCH Company;

(H)                               any Contract limiting or otherwise restricting the ability of any Material Operating Company to declare or pay dividends or make distributions;

(I)                                    any Contract, other than Permits, with any Mortgage Program Sponsor or a Governmental Entity;

(J)                                   any Contract or series of related Contracts not heretofore substantially performed relating to the sale or disposition of assets of the Company or any Subsidiary of the Company with a book value in excess of $5,000,000 in the aggregate for such Contract or series of related Contracts, except for Ordinary Course Finance Agreements involving the disposition of assets with a book value not in excess of $75,000,000 in the aggregate for any such Ordinary Course Finance Agreement;

(K)                               any material consulting, distribution, third-party commission or agency Contract which is not cancelable on thirty (30) days notice without payment or penalty due to such cancellation (other than amounts previously earned under such contracts prior to cancellation) not heretofore substantially performed and involving payments of more than $250,000 in any fiscal year;

(L)                                 any material Contract entered into other than in the ordinary course of business;

(M)                            any Contract or series of related Contracts not heretofore substantially performed which in the aggregate require expenditures or receipts after the date of this Agreement by any GMACCH Company of more than $1,000,000 in any fiscal year, except for Ordinary Course Finance Agreements;

(N)                               any joint venture agreement, strategic alliance agreement, partnership agreement, stockholders agreement, voting agreement or, without duplication, Contract relating to the ownership of or investment in, or involving a sharing of profits, losses, costs or material Liabilities by, any Material Operating Company;

(O)                               any Contract relating to the acquisition or disposition since January 1, 2005 (by merger, share exchange, consolidation, combination or acquisition of equity interests or assets) of any corporation, partnership or other business organization or division or line of business thereof (other than any acquisition or disposition of assets with a book value not in excess of $5,000,000 or of portfolio assets under Ordinary Course Finance Agreements with a book value not in excess of $75,000,00 in the aggregate for such Contract) or that has earn-out or other material obligations required to be performed after the Closing by a GMACCH Company;

(P)                                 any material power of attorney given to a third party by a GMACCH Company that is currently effective and outstanding;

(Q)                               any Contract to which a GMACCH Company is a party that (x) entitles any Person (other than a GMACCH Company) (1) to terminate, cancel or accelerate a material obligation, (2) declare a default or event of default or otherwise exercise any material rights or remedies, or (3) to additional material rights and remedies, (y) materially reduces any GMACCH Company’s rights and remedies, or (z) materially increases any GMACCH Company’s obligations or liabilities, in each case in the event that the credit rating of any Indebtedness of Parent, Seller or any GMACCH Company is downgraded by Moody’s Investors Services, Inc., Standard & Poor’s Rating Group, a division of The McGraw-Hill Companies, Inc., or any other rating agency or any GMACCH Company defaults under any other Contract;

(R)                                any Advisory Contract;

(S)                                 any Contract between or among any GMACCH Company and any member of the Parent Group or any officer or director of any member of the Parent Group;

(T)                                any Swap Contract required to be set forth on Schedule 5.2(o); or

(U)                               any outstanding written commitment to enter into any agreement of the type described in subsections (A) through (T) of this Section 5.2(n).

Seller has delivered to, or made available for inspection by, Investor true, correct and complete copies of each Contract set forth on Schedule 5.2(n) (together with those contracts required to be set forth on Schedule 5.2(ff), the “Material Contracts”). Each of the GMACCH Companies has in all material respects performed, or is now performing in all material respects, its obligations under, and is not in material default under (and would not by the lapse of time or the giving of notice be in default), nor has it received written notice of material default or written notice of termination in respect of, any Material Contract. Each Material Contract is a legal, binding and enforceable obligation of or against one or more of the GMACCH Companies and, to the knowledge of Parent and Seller, the other party thereto, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(o)                                  Swap Contracts.  The Swap Contracts set forth on Schedule 5.2(o) represent all of the Swap Contracts related to notional principal amounts in excess of $20,000,000 to which any GMACCH Company was a party as of June 30, 2005.

(p)                                  Litigation; Decrees.  Schedule 5.2(p) sets forth a true, correct and complete list of all pending and, to the knowledge of Parent and Seller, threatened, Legal Proceedings against any GMACCH Company or in respect of any of its properties, assets or operations and which (A) involve a claim against any GMACCH Company (or such properties, assets or operations) of, or which involve an unspecified amount which would reasonably be expected to result in liability of, more than $250,000, (B) seek any injunctive relief that would reasonably be expected to materially and adversely affect Investor’s acquisition, ownership or operation of the GMACCH Companies or that otherwise challenges, or would reasonably be expected to have the effect of preventing, materially delaying, making illegal or otherwise materially interfering with, the Investor’s acquisition, ownership or operation of the GMACCH Companies or any of the transactions contemplated by the Transaction Documents or (C) if determined adversely, would otherwise have a material and adverse effect on the Commercial Capital Business. To the actual knowledge of Parent and Seller (without inquiry of any third party), there is no pending or threatened Legal Proceeding by any Governmental Entity against any GMACCH Company or any officer, director or employee thereof in his or her capacity as such. No GMACCH Company is subject to any Order issued by, or a party to any written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or subject to any order or directive by, or a recipient of any supervisory letter from or has adopted any board resolutions (excluding any board resolutions adopted pursuant to Laws of general application) at the request of, any Governmental Entity, or been advised by any Governmental Entity that it is currently considering issuing or requesting any such agreement or other action. No Governmental Entity has issued an Order to which any GMACCH Company is a party or otherwise bound or which is binding upon the property, assets or business of any GMACCH Company, which requires continuing compliance therewith by any GMACCH Company and which involves a current unsatisfied amount in excess of $250,000 or provides injunctive relief or as to which any GMACCH Company is in material default.

(q)                                  Absence of Changes or Events.  Since the date of the Latest Balance Sheet, the businesses of the GMACCH Companies have been conducted in the ordinary course in all material respects, and there has been no change in the GMACCH Companies taken as a whole that has had or would reasonably be expected to have a Material Adverse Effect. Since the date of the Latest Balance Sheet, no GMACCH Company has entered into any material transaction which is not in the ordinary course of business, nor have the GMACCH Companies:

(i)                                     suffered any damage, destruction or losses of personal or real property owned by a GMACCH Company, whether or not covered by insurance, in excess of $2,000,000 in the aggregate, or waived any right of material value;

(ii)                                  other than changes in benefits pursuant to the terms of a Contract disclosed in response on Schedule 5.2(n)(i)(A) or an existing Plan, made, committed to make or formally announced, any changes in the benefits provided to, annual or long-term compensation or severance payable to, or made any advance or loan to (other than business expense advances or draws against commissions in the ordinary course of business), any Company Employee, or any bonus payment or similar arrangement made to or with any of such Company Employees, other than pursuant to normal performance reviews, in connection with a promotion or change in responsibilities or in connection with new hires or retentions, in any such case, in the ordinary course of business;

(iii)                               other than as required by Law or the terms of an existing Plan, announced, agreed to provide or provided any new pension, retirement or other employment benefits, or increased any existing benefits, for any Company Employees, or established any new Plan or amended, terminated or materially modified, in a manner that would increase the annual cost of providing benefits by a material amount relative to the cost of providing benefits in the prior fiscal year as reported on the most recent audited Financial Statements, any existing Plan or otherwise incurred any Liability under any Plan different in nature from the Liabilities incurred during similar periods in prior fiscal years;

(iv)                              incurred any capital expenditure, capital addition or betterment or series of such capital expenditures, capital additions or betterments in excess of $500,000 in any instance;

(v)                                 sold, leased or otherwise disposed of any asset or property of any GMACCH Company having an aggregate book value to any GMACCH Company in excess of $1,000,000 in any instance or $5,000,000 in the aggregate, other than under Ordinary Course Finance Agreements;

(vi)                              mortgaged, pledged, granted a Lien or otherwise encumbered any material asset of any GMACCH Company, other than Permitted Exceptions, Permitted Liens or under Ordinary Course Finance Agreements;

(vii)                           cancelled or waived any claims or rights of any GMACCH Company with a value to it in excess of $500,000 individually or $2,000,000 in the aggregate, other than in the ordinary course of business;

(viii)                        made any alteration in accounting principles or policies, or any material alteration in accounting practices, procedures or methods, used for financial reporting purposes, except as required by a change in GAAP, or with respect to any Subsidiary, as required by generally accepted accounting principles applicable to such Subsidiary;

(ix)                                made or revoked any election or changed any tax accounting practices, procedures or methods, relating to any material amount of Taxes of the Company or any Subsidiary of the Company, or settled or compromised any Legal Proceeding or controversy relating to any material increase or decrease in the amount of Taxes of the Company or any Subsidiary of the Company, other than actions applicable to all members of the Parent Consolidated Group or entered into any agreement to do any of the foregoing, provided that Seller shall disclose on Schedule 5.2(q)(ix) all such actions applicable to the Parent Consolidated Group that would be reasonably expected to have an adverse effect on any of the GMACCH Companies;

(x)                                   declared any cash or non-cash dividends or made any distribution in respect of any of its capital stock, other than dividends or distributions (i) to any other GMACCH Company or (ii) made on a pro rata basis to all equityholders in such GMACCH Company;

(xi)                                redeemed, acquired or otherwise repurchased any capital stock or Indebtedness of the Company or any GMACCH Consolidated Subsidiary;

(xii)                             acquired (by merger, share exchange, consolidation, combination or acquisition of equity interests or assets) any corporation, partnership or other business organization or division or line of business thereof (other than acquisitions of portfolio assets not in excess of $75,000,000 in the aggregate for such acquisition);

(xiii)                          other than as required by Law, (i) entered into any new line of business, (ii) materially modified their mix of businesses or (iii) other than in the ordinary course of business, changed in any material respect their lending, investment, underwriting, pricing, risk and asset liability management or other operating policies;

(xiv)                         settled any Legal Proceeding (other than those set forth on Schedule 5.2(p)) that is not covered by insurance where the amount for which any GMACCH Company is, or the GMACCH Companies are, liable, exceeds $500,000 in the aggregate; or

(xv)                            other than as required by Law, (i) materially restructured or modified any Material Operating Company’s investment portfolio or gap position, through purchases, sales or otherwise, or the manner in which any Material Operating Company’s portfolios are classified, or (ii) materially altered the credit or risk concentration associated with any material line of business.

(r)                                  Compliance with Applicable Laws.  The GMACCH Companies and the conduct and operations of their respective businesses are in compliance in all material respects with all, and are not in material default under or in material violation of any, applicable material Laws, Orders or Permits applicable thereto or to the employees conducting or operating such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Home Mortgage Disclosure Act and all other applicable fair lending laws and other laws relating to discriminatory business practices. Except with respect to matters that are immaterial, no GMACCH Company has received, at any time since December 31, 2003, any written notice from any Governmental Entity or other Person that alleges any violation of, or failure to comply with, any applicable Laws, Permits or Orders, or any actual, alleged, possible or potential obligation on the part of any GMACCH Company to undertake, or to bear all or any portion of the cost of, any material remedial action of any nature or threatening to revoke any material Permit (nor, to the knowledge of Parent and Seller, do grounds for any of the foregoing exist), or restricting or disqualifying the activities of any GMACCH Company (except for restrictions generally imposed by Law or administrative policy on financial organizations generally). Since December 31, 2003, each GMACCH Company has timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that were required to be filed under applicable Law with any applicable Governmental Entity, which reports, registrations and statements, together with amendments, complied in all material respects, as of their respective dates, with the applicable Laws and Orders enforced or promulgated by the Governmental Entity with which they were filed. This Section 5.2(r) shall not relate to any environmental, health, or safety matters, including without limitation any arising under any Environmental Laws or with respect to Hazardous Materials.

(s)                                  Mortgage Lending Businesses.  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (A) the Loan File maintained by the GMACCH Companies for each Covered Mortgage Loan contains an original or a true and correct copy of each of the Material Loan Documents that are required to be contained in such Loan File in accordance with the applicable GMACCH Company’s underwriting policies in effect at the time of the origination or purchase of the applicable Covered Mortgage Loan and in accordance with the applicable GMACCH Company’s asset management policies as in effect from time to time and (B) to the extent any such Material Loan Document or any Other Loan Document has been requested by Investor, a true and correct copy of the most recent version of such Material Loan Document or such Other Loan Document (including any modification, amendment, renewal, extension, rearrangement or substitution of such Material Loan Document or Other Loan Document) was made available to Investor. Each Other Loan Document relating to a Covered Mortgage Loan was, at the time such document was prepared, true and accurate in all material respects with respect to statements of fact (and not opinions or estimates), provided, that, with respect to any statement of fact contained in any such Other Loan Document provided by a third party or based on materials provided by a third party, the only representation made in this Section 5.2(s) is that no third party information or materials that were materially untrue or inaccurate at the time such Other Loan Document was prepared were intentionally included in such Loan File by any Company Employee in order to misrepresent the state of facts set forth in such Other Loan Document.

(t)                                    Insurance.  Schedule 5.2(t) sets forth a true, correct and complete list of all material policies of insurance (which policies reflect any deductibles or reimbursement mechanisms pursuant to self-insurance arrangements) with respect to the properties, assets, employees and operations of the GMACCH Companies (for the avoidance of doubt, excluding insurance policies relating to Ordinary Course Finance Agreements, including title policies) to which any GMACCH Company is a party, including the names of the carriers of such insurance policies and the expiration dates and of all claims pending thereunder with respect to any GMACCH Company. The GMACCH Companies have in full force and effect, with all premiums due thereon paid, the policies of insurance set forth therein. No GMACCH Company has received a notice of cancellation or termination with respect to any insurance policy described in this Section 5.2(t). There are no material claims pending with respect to such policies as to which the insurer has denied liability. Neither the Company nor any of its Subsidiaries has received any written notice of material premium increase or cancellation with respect to any of its insurance policies or bonds. The GMACCH Companies have complied in all material respects with each policy of insurance required to be set forth on Schedule 5.2(t). Schedule 5.2(t) also contains a true, correct and complete list of any material written formal self-insurance arrangements by or affecting any GMACCH Company.

(u)                                 Environmental Compliance.

(i)                                     The GMACCH Companies and the conduct and operations of their respective businesses are, and since January 1, 2003 have been, in compliance in all material respects with all applicable Laws, Orders and Permits concerning public health and safety or the pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, hazardous substances, hazardous wastes, toxic substances, pollutants, contaminants, regulated substances, or any other similar substances (collectively, “Environmental Laws”).

(ii)                                  None of Parent, Seller or any GMACCH Company has during the past three years received written notice from any Governmental Entity regarding any actual or alleged material violation of any Environmental Law by any GMACCH Company.

(iii)          All GMACCH Companies have obtained and are in material compliance with all Permits required under Environmental Laws for their operations at and occupancy of the real property listed on Schedules 5.2(j), 5.2(k), and 5.2(l) and the operation of their respective businesses.

(iv)          No GMACCH Company has during the past two years received written notice from any Governmental Entity indicating that the real property listed on Schedules 5.2(j), 5.2(k) and 5.2(l) or any real property adjacent to the real property listed on Schedules 5.2(j), 5.2(k) and 5.2(l) is or may be placed on any federal, state or local list as a result of the presence of Hazardous Materials or material violations of Environmental Laws.

(v)           No GMACCH Company has used, manufactured, generated, sold, handled, treated, transported, stored or disposed of Hazardous Materials in connection with the operation of the Commercial Capital Business, or on or at the real property listed on Schedules 5.2(j), 5.2(k) and 5.2(l), except in quantities of substances typically used for the ordinary operations of the Commercial Capital Business and for the maintenance of the real property listed on Schedules 5.2(j), 5.2(k) and 5.2(l), including oil, petroleum, petroleum fractions or petroleum derived substances used for purposes of heating or providing emergency power, so long as such substances are used, transported, stored and handled in accordance in all material respects with all applicable Environmental Laws.

(vi)          Seller has provided or made available to Investor copies of all material reports, audits, studies or analyses in the possession or reasonable control of the Seller or the GMACCH Companies relating to Hazardous Materials on, at or in connection with the real property listed on Schedules 5.2(j), 5.2(k) and 5.2(l).

(vii)         Neither the Company nor any of its Subsidiaries is, either expressly or by operation of Law, subject to any Liability, including without limitation any obligation for corrective or remedial action, of any other Person relating to compliance with Environmental Laws.

(v)            Employee Benefit Plans.

(i)            Except as set forth on Schedule 5.2(v), neither Seller nor any GMACCH Company maintains any (i) ”employee benefit plans” as defined in Section 3.3 of ERISA, or (ii) any bonus or other incentive compensation, supplemental retirement, equity-based employment, change in control, fringe benefit, deferred compensation, salary continuation during any absence from active employment for disability or other reasons, severance, sick days, stock award, stock option, stock purchase, tuition assistance, employee loan, or vacation pay plans, agreements, policies or programs or arrangements, whether or not subject to ERISA, under which any current or former employee, officer, director, consultant or independent contractor of any GMACCH Company (the “Company Employees”) has any present or future right to benefits which are contributed to, sponsored by or maintained by the Seller or any of the GMACCH Companies (each, a “Plan”). Schedule 5.2(v) sets forth a true, correct and complete list of each Plan and the sponsor of each Plan. Except as set forth on

Schedule 5.2(v), no Plan is maintained outside the jurisdiction of the United States, or covers any current or former employee, officer, director, consultant, independent contractor residing or working outside the United States (any such Plan set forth in Schedule 5.2(v), “Foreign Plans”). With respect to any Foreign Plan, (i) all Foreign Plans have been established, maintained and administered in all material respects in compliance with their terms and all applicable Laws and Orders of any controlling Governmental Entity; (ii) all Foreign Plans that are required to be funded are funded in accordance with applicable Law, and with respect to all other Foreign Plans, if required by applicable Law, adequate reserves therefor have been established on the Financial Statements of the Company; and (iii) no material Liability of the Seller or any GMACCH Company exists with respect to such Foreign Plans that has not been disclosed on Schedule 5.2(v).

(ii)           Each Plan that is retained or assumed by the Company (a “Company Plan”) has been established, maintained and operated in all material respects in accordance with its terms and applicable Law, including without limitation, ERISA and the Code. No Legal Proceeding or other action has been asserted, instituted, or, to the knowledge of Parent and Seller, threatened against the Seller or any GMACCH Company with respect to any Company Plan or against any Company Plan (other than non-material routine claims for benefits and appeals of such claims) and no facts or circumstances exist that could reasonably be expected to give rise to any such Legal Proceeding. No Company Plan and none of the Seller or any GMACCH Company with respect to any Company Plan is or, to the knowledge of Parent and Seller, is expected to be under audit, investigation or other administrative proceeding by the IRS, Department of Labor or any other governmental authority (including, without limitation, any routine requests for information from the Pension Benefit Guaranty Corporation (the “PBGC”)). No written or oral communication has been received from the PBGC in respect of any Plan subject to Title IV of ERISA concerning the funded status of any such plan or concerning the treatment of any such plan in connection with the transactions contemplated herein.

(iii)          The GMACCH Companies have not, during the six years prior to the date of this Agreement, had any Liability with respect to any multiemployer plan which is described in Section 3(37) of ERISA which remains unsatisfied and, except as set forth on Schedule 5.2(v), no Plan is otherwise subject to Title IV of ERISA.

(iv)          With respect to each Company Plan, a complete and correct copy of each of the following documents (if applicable) has been provided or made available to Investor upon its reasonable request; (i) the most recent plan and all amendments thereto; (ii) any related trust agreement or other funding instrument; (iii) the most recent determination letter, if applicable; (iv) any summary plan description; (v) a summary of any proposed amendments or changes announced to be made to the Plans at any time within the twelve (12) months immediately following the date hereof; (vi) the Form 5500 and attached schedules (including the audited financial statements and actuarial valuation reports) for the recent year and (vi) each written employment, consulting or individual severance or other compensation agreement, and all amendments thereto.

(v)           No event has occurred and no condition exists that would subject the Seller or any GMACCH Company by reason of their affiliation with any member of their respective “Controlled Groups” (defined as any organization which is a member of a controlled group of organizations with the meaning of Section 414(b), (c), (m) or (o) of the Code) to any tax, fine, lien, penalty or other Liability imposed by ERISA, the Code or other applicable laws, rules and regulations. Except as disclosed on Schedule 5.2(v), (A) no Company Plan provides retiree welfare benefits, and (B) neither Seller nor any GMACCH Company has any obligation to provide any retiree welfare benefits other than as required by Section 4980B of the Code. Neither Seller nor any GMACCH Company has engaged in, or is a successor or parent corporation to an entity that has engaged in, a transaction described in Sections 4069 or 4212(c) of ERISA. No “reportable event” (as such term is defined in Section 4043 of ERISA) that could reasonably be expected to result in material liability, no non-exempt “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) or “accumulated funding deficiency” (as such term is defined in Section 302 of ERISA and Section 412 of the Code (whether or not waived)) has occurred with respect to any Plan.

(vi)          No Plan exists that could result in the payment to any Company Employee of any money or other property or accelerate or provide any other rights or benefits to any Company Employee as a result of the transactions contemplated by this Agreement. There is no Contract, plan or arrangement (written or otherwise) covering any Company Employee that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code.

(vii)         Each individual who renders services to a GMACCH Company who is classified by the GMACCH Company, as applicable, as having the status of an independent contractor or other non-employee status for any purpose (including for purposes of taxation and tax reporting and under Plans) is properly so characterized.

(w)           Taxes.    Except as disclosed on Schedule 5.2(w):

(i)            All Tax Returns required to be filed under any applicable Tax Laws by or with respect to each of the Company and its Subsidiaries (or any consolidated, combined, unitary or similar group of which the Company or any of its Subsidiaries is or was a member) have been timely filed and all such Tax Returns were correct and complete in all material respects. Each of the GMACCH Companies has paid (or there has been paid on their behalf) all Taxes shown as due on such returns and all other material Taxes whether or not shown as due on such returns that are due and payable. With respect to any period for which Tax Returns have not yet been filed, or for which Taxes are not yet due or owing, due and sufficient current accruals for such Taxes have been made in the Financial Statements in accordance with GAAP. Since the date of the Latest Balance Sheet, neither the Company nor any of its Subsidiaries has incurred any Liability for Taxes arising from extraordinary gains or losses, as that term is defined in GAAP, outside the ordinary course of business consistent with past custom and practice. No claim has been made by any Governmental Entity in a jurisdiction where the Company or any of its Subsidiaries do not file Tax Returns that it is or may be subject to taxation in that jurisdiction.

(ii)           Each of the Company and its Subsidiaries has made (or there has been made on their behalf) all required estimated Tax payments. All Taxes that the Company or any of its Subsidiaries is or was required by law to withhold or collect in connection with any amounts paid or owing to any employee, independent contractor, stockholder, nonresident, creditor or other third party (including amounts paid or owing by, to or among the Company and any of its Subsidiaries) have been duly withheld or collected and, to the extent required, have been paid to the proper governmental entity and have complied in all material respects with all information reporting and record keeping requirements related to withholding and back-up withholding on payments to third parties. The Company and its Subsidiaries have paid all employer contributions and premiums, and filed all Tax Returns with respect to any employee income Tax withholding, and social security and unemployment Taxes and premiums, all in compliance with the withholding provisions of the Code and other applicable Laws.

(iii)          Neither the Company nor any of its Subsidiaries have any private letter ruling of the IRS for a Tax period for which the statute of limitations is not closed.

(iv)          To the knowledge of Parent and Seller, no power of attorney that is currently in force has been granted by any GMACCH Company to any person to act on behalf of Company or its Subsidiaries with respect to any matter relating to Taxes.

(v)           Neither the Company nor any of its Subsidiaries will be required to include any amount in, or exclude any item of deduction from, taxable income for any taxable period or portion thereof ending after the Closing Date as a result of (i) any installment sale or open transaction, except recognition of any income associated with non-performing loans; (ii) any closing agreement under Section 7121 of the Code or any corresponding provision of state, local or foreign law; (iii) intercompany transactions or any excess loss amount described in the Treasury Regulations under Section 1502; (iv) any prepaid amount received on or prior to the Closing Date; or (v) change in method of accounting for a taxable period ending on or prior to the Closing Date (other than as a result of a change in Law occurring after the date of this Agreement).

(vi)          There are no proposed reassessments of any property owned by the Company or its Subsidiaries or other written proposals or communications of which the Company or its Subsidiaries have knowledge that could increase the amount of Taxes to which the Company or any of its Subsidiaries would be subject.

(vii)         No claim or Legal Proceeding is pending or has been threatened in writing against or with respect to the Company or any of its Subsidiaries in respect of any Tax. There are no unsatisfied Liabilities for Taxes (including Liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by the Company or any of its Subsidiaries with respect to any Tax other than Liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by the Company or any of its Subsidiaries and with respect to which adequate reserves for payment have been established (and a reasonably detailed description of each such Liability is provided in Schedule 5.2(w)). There are no liens for Taxes upon any of the assets of the Company or any of its Subsidiaries except liens for current Taxes not yet due and payable. Neither the Company nor any of its Subsidiaries have entered into or become bound by any agreement or consent pursuant to Section 341(f) of the Code.

(viii)        The Company has delivered or made available to Investor correct and complete copies of all material Federal, state, local and foreign Income Tax Returns of the Company and its Subsidiaries (including all of the relevant portions of all consolidated, combined, unitary or similar Income Tax Returns filed on their behalf), together with all related examination reports, audit reports, notices indicating intent to audit and similar documents, and statements or notices of deficiency, for all periods that are open under the statute of limitations. Schedule 5.2(w) lists all such Tax Returns and indicates those tax returns that are currently under audit. To the knowledge of Parent and Seller, all written tax due diligence materials provided by the Company in connection with the due diligence of the Company and its Subsidiaries were correct and complete.

(ix)           Neither the Company nor any of its Subsidiaries has made any payments, is obligated to make any payments, or is a party to any Contract, plan or arrangement that obligates it to make any payments of (i) any that will be “excess parachute payments” under Section 280G of the Code (or any corresponding provision of state, local or foreign Tax law) and (ii) any amount that will not be fully deductible as a result of Section 162(m) of the Code (or any corresponding provision of state, local or foreign Tax law). Neither the Company nor any of its Subsidiaries are a party to any Contract, nor do any of them have any Liability (current or contingent), to compensate any individual for excise Taxes paid pursuant to Section 4999 of the Code. Neither the Company nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(x)            Neither the Company nor any of its Subsidiaries has agreed to or is required to make any adjustments in taxable income for any tax period (or portion thereof) pursuant to Section 481(a) or 263A (other than methods of accounting used for loan originations) of the Code or any similar provision of state or local law as a result of transactions or events occurring, or accounting methods employed, prior to the Closing Date, nor is any application pending with any Taxing Authority requesting permission for any changes in accounting methods that relate to the Company or any of its Subsidiaries.

(xi)           There are no outstanding agreements, waivers or arrangements extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, Taxes due from or with respect to the Company or any of its Subsidiaries for any taxable period. The Company and its Subsidiaries have disclosed on Tax Returns for all periods that are open under the statute of limitations all positions taken therein that could give rise to a substantial understatement of Federal Income Tax within the meaning of Section 6662 of the Code.

(xii)          Neither the Company nor any of its Subsidiaries has been a member of any affiliated group filing a consolidated Federal Income Tax Return with respect to a taxable period for which the statute of limitations is open other than the Parent Consolidated Group.

(xiii)         The Company has never been a United States real property holding corporation within the meaning of Section 897(c) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii).

(xiv)        Neither the Company nor any of its Subsidiaries has any Liability for the Taxes of any Person other than the Company and its Subsidiaries as a transferee or successor or by Contract, except with respect to the Parent Consolidated Group under Treasury Regulation 1.1502-6 or any similar provision of state, local, or foreign Law.

(xv)         The Company and its Subsidiaries are, and have at all times been, in compliance with the provisions of Sections 6011, 6111 and 6112 of the Code relating to tax shelter disclosure, registration, list maintenance and record keeping and with the Treasury Regulations thereunder (including any predecessor or successor Code provisions or Treasury Regulations thereof, as applicable), and neither the Company nor any of its Subsidiaries has (i) at any time, engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Sections 1.6011, 301.6111 or 301.6112 or that would have been such a “listed transaction” if current law was in effect at the time the transaction was entered into, or (ii) filed IRS Form 8275 or 8275-R or any predecessor or successor thereof. No IRS Form 8886 has been filed with respect to the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has entered into any tax shelter or listed transaction with the sole or dominant purpose of the avoidance or reduction of a Tax Liability in a jurisdiction outside the United States with respect to which there is a significant risk of challenge of such transaction by a Governmental Authority in a jurisdiction outside the United States.

(xvi)        Neither the Company nor any of its Subsidiaries is a party to, bound by or obligated under any Tax allocation or sharing, indemnification or similar agreement.

(xvii)       The Tax Credits claimed by any GMACCH Company or reported on a tax return for Federal or state Income Tax purposes with respect to which any GMACCH Company is or has been a partner, member, shareholder, developer, syndicator or advisor (a “Low Income Housing Entity”) have been accurately determined in all material respects under Tax Law, and such GMACCH Company or Low Income Housing Entity has satisfied in all material respects all reporting and other requirements under the Code (including, without limitation, reporting requirements) and state and local Tax Law, and as required by any other Governmental Entity with respect to such Tax Credits, including any recapture suffered with respect to any Tax Credits claimed.

(xviii)      Schedule 5.2(w) contains a true, correct and complete list of the expiration of the low-income housing credit period with respect to each building in which any GMACCH Company or Low Income Housing Entity is a partner, member, shareholder, developer, syndicator or advisor for which it has claimed Tax Credits totaling 5% or more of the aggregate of Tax Credits and any instances of recapture or disallowance of Tax Credits totaling 5% or more of the aggregate Tax Credits claimed with respect to any building.

(xix)         None of the GMACCH Companies is a party to any Legal Proceeding in which any Taxing Authority is seeking to recapture any Tax Credit claimed in the current or prior Tax years.

(xx)          No GMACCH Company has been subject to tax on a transfer of a REMIC residual interest of a disqualified organization under Section 860E.

(xxi)         Each of the GMACCH Companies’ policies and procedures regarding the tax-exempt bond programs are sufficient to insure that income from bonds issued under the tax-exempt program retains its tax-exempt status.

For purposes of this Section 5.2(w), Section 7.1 and Section 7.2, any reference to the Company or any of its Subsidiaries shall include (i) any corporation which merged or was liquidated with and into the Company or any of its Subsidiaries and (ii) any predecessor to the Company or any of its Subsidiaries.

(x)           Qualification as Mortgage Lender, Originator and Servicer.

(i)            Each GMACCH Company that participates as a seller or servicer of Mortgage Loans in any FHA Program is an FHA-approved mortgagee or servicer, as applicable, and meets in all material respects all requirements of Law so as to be eligible to originate, purchase, hold or service, as applicable, FHA Loans;

(ii)           Each GMACCH Company that participates as a seller or servicer of Mortgage Loans in any FNMA Program is an approved seller/servicer under the FNMA Guides and meets in all material respects all applicable FNMA regulations so as to be entitled to originate and service Mortgage Loans sold to FNMA;

(iii)          Each GMACCH Company that participates as a seller or servicer of Mortgage Loans in any FHLMC Program is an approved seller/servicer of Mortgage Loans to FHLMC and an approved seller/servicer of FHLMC Certificates and meets in all material respects all applicable FHLMC regulations so as to be entitled to originate and service Mortgage Loans sold to FHLMC;

(iv)          Each GMACCH Company that participates as a seller or servicer in a Municipal Housing Program is in good standing and is in compliance in all material respects with all requirements to be eligible as a mortgage lender or servicer, as applicable, under the rules, regulations and procedures promulgated by the applicable governmental authority; and

(v)           Each GMACCH Company is in compliance in all material respects with all eligibility requirements under any correspondent or servicing arrangement pursuant to which such GMACCH Company originates or services Mortgage Loans.

(y)           Bank Subsidiaries.

(i)            GMAC Commercial Mortgage Bank and Escrow Bank USA (together, the “Industrial Banks”) has each been duly chartered and is validly existing and in good standing as an industrial loan company under the laws of the State of Utah. Except for its ownership of the Industrial Banks, the Company does not own, either directly or through its Subsidiaries, any stock or other equity interest in any depository institution (as defined in 12 U.S.C. Section 1813(c)(1)). The deposits of the Industrial Banks are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Bank Insurance Fund to the fullest extent permitted by Law.

(ii)           The Industrial Banks hold, and at all times since January 1, 2003 (April 1, 2003, in the case of GMAC Commercial Mortgage Bank) have held, all Permits necessary in all material respects for the lawful conduct of their respective businesses and ownership of their respective properties and assets, and have complied in all material respects with and are not in violation in any material respect under all applicable Laws or Orders of any Governmental Entity relating to the Industrial Banks or their businesses or operations (including, without limitation, the USA Patriot Act, the Bank Secrecy Act, and any applicable fair lending law or other law relating to discriminatory banking practices), and neither the Company nor any of its Subsidiaries knows of, or has received notice of, any material violations of any of the above. GMAC Commercial Mortgage Bank is in compliance with the Community Reinvestment Act of 1977 and the regulations promulgated thereunder (collectively, “CRA”) and has received a CRA rating of “outstanding” from the FDIC in its most recently completed exam. Escrow Bank USA is exempt from the CRA.

(iii)          The Industrial Banks are “well capitalized” within the meaning of the applicable regulations promulgated by the FDIC, including without limitation the FDIC Improvements Act.

(iv)          GMAC Commercial Mortgage Bank Europe, plc (the “Irish Bank”) has been duly licensed as a bank in Ireland by the Irish Financial Services Regulatory Authority and is validly existing under the laws of Ireland. Except for its ownership of Irish Bank, the Company does not own, either directly or through its Subsidiaries, any stock or equity interest in any bank organized under the laws of a jurisdiction other than the United States or any State of the United States. The Irish Bank holds, and at all relevant times has held, all material Permits necessary for the lawful conduct of its business and ownership of its properties and assets, and has complied in all material respects with and is not in violation in any material respect under all applicable Laws, Orders, policies or guidelines of any Governmental Entity relating to banks in Ireland or their business or operations, and to the knowledge of Seller, neither the Company nor any of its Subsidiaries has received notice of any violations of any of the above.

(z)           Servicing.

(i)            Schedule 5.2(n)(i)(C) contains a true, correct and complete listing of each Contract pursuant to which, as of June 30, 2005, any GMACCH Company services Mortgage Loans, whether Owned Mortgage Loans or otherwise (collectively, “Serviced Mortgage Loans”), whether as servicer, special servicer, sub-servicer, master servicer or otherwise (the “Servicing Contracts”).

(ii)           Schedule 5.2(z) contains a true, correct and complete list of each pooling, participation or Servicing Contract to which any GMACCH Company is a party as of June 30, 2005 that obligates the GMACCH Company to make servicing advances with respect to defaulted or delinquent Mortgage Loans or consumer receivables other than out of proceeds from the sale of the related collateral or from related insurance policies.

(iii)          No GMACCH Company is responsible or otherwise liable to any Person under any Servicing Contract for any Losses sustained by such Person arising out of any foreclosure of any Mortgaged Property or the acquisition and subsequent holding or disposition of Mortgaged Property (including, without limitation, third-party expenses such as attorney’s fees and restoration expenses) except to the extent that such Losses are attributable to such GMACCH Company’s failure to perform servicing as required by the Servicing Contracts after the Closing Date.

(iv)          The servicing of each Serviced Mortgage Loan complies, in all material respects, with the terms of any applicable program of the Mortgage Program Sponsor, Law or Servicing Contract and all applicable documents relating to such Serviced Mortgage Loan.

(v)           Except as set forth on Schedule 5.2(z) and as would not reasonably be expected to have a material and adverse effect on the Commercial Capital Business:

(A)          no GMACCH Company, as servicer of any Serviced Mortgage Loan, has any repurchase obligations with respect to such Serviced Mortgage Loan, other than in connection with breaches of representations, warranties and covenants relating to the servicing thereof;

(B)           no GMACCH Company, as seller of any Mortgage Loan, has any repurchase obligations with respect to such Mortgage Loan, other than in connection with breaches of representations and warranties relating to the origination thereof; and

(C)           there is no pending or, to the knowledge of Parent and Seller, threatened, cancellation of any Servicing Contract, and neither the Company nor any of its Subsidiaries has received any written notice to the effect that any party to any Servicing Contract intends to cease doing business with the Company or any Subsidiary of the Company.

(aa)         Broker-Dealer and Investment Advisory Business.

(i)            Schedule 5.2(aa) sets forth a complete list of each GMACCH Company which is registered or licensed as:

(A)          a broker-dealer under the Exchange Act or under any similar state or foreign laws,

(B)           a futures commission merchant, commodities trading adviser, commodity pool operator or introducing broker under the Commodities Futures Trading Commission Act or under any similar state or foreign laws,

(C)           an investment adviser under the Investment Advisers Act or under any similar state or foreign laws, or

(D)          an insurance company,

in each case together with a listing of all such registrations and licenses held with all applicable Governmental Entities.

(ii)           Each GMACCH Company and its respective officers and employees which is or who are required to be registered as an investment adviser in connection with his or her duties for such GMACCH Company, a broker-dealer, or in any commodities-related capacity, with the SEC, the National Futures Association, the NASD or any state or any self-regulatory organization is duly registered as such and such registration is in full force and effect. Each Sponsored Fund and, to the knowledge of Parent and Seller, each Subadvised Fund required by Law to be so registered is duly registered as an investment company under the Investment Company Act.

(iii)          Schedule 5.2(aa) sets forth a complete list as of the date of this Agreement of all securities exchanges, commodities exchanges, boards of trade and similar organizations in which any GMACCH Company holds memberships or have been granted trading privileges.

(iv)          Except as set forth in Schedule 5.2(aa), none of the Advisory Contracts, or any other arrangements or understandings relating to rendering of investment advisory, research, administration, brokerage, trust or other fiduciary services contains any undertaking by any GMACCH Company or, to the knowledge of Parent and Seller, HGCA to cap fees or to reimburse any or all fees thereunder resulting in an effective fee rate lower than that stated in such Advisory Contract (or other applicable arrangement).

(v)           The shares of each Sponsored Fund and, to the knowledge of Parent and Seller, each Subadvised Fund are duly and validly issued, fully paid and nonassessable and are qualified for sale, or an exemption therefrom is in full force and effect.

(vi)          Neither the Company, any Subsidiary nor any Sponsored Fund, and, to the knowledge of Parent and Seller, neither HGCA, any Subadvised Fund nor any person “associated” (as defined under the Investment Advisers Act) with any of the foregoing, has for a period not less than five years prior to the date hereof been convicted of any crime related to the securities business or is or has been subject to any disqualification that would be a basis for denial, suspension or revocation of registration of an investment adviser under Section 203(e) of the Investment Advisers Act or Rule 206(4)-4(b) thereunder or of a broker-dealer under Section 15 of the Exchange Act, or for disqualification as an investment adviser for any Client registered as an investment company pursuant to the Investment Company Act, and to the knowledge of Parent and Seller, there is no basis for, or proceeding or investigation that is reasonably likely to become the basis for, any such disqualification, denial, suspension or revocation.

(vii)         Parent and Seller have made available to Investor true, correct and complete copies of each Uniform Application for Broker-Dealer Registration on Form BD of each GMACCH Company that is required to register as a broker-dealer with the SEC that has been filed since January 1, 2002, reflecting all amendments thereto filed with the SEC to the date of this Agreement (each, a “Form BD”) and each Uniform Application for Investment Advisor Registration on Form ADV of each GMACCH Company that is required to file a Form ADV with the SEC that has been filed since January 1, 2002, reflecting all amendments thereto filed with the SEC to the date of this Agreement (each, a “Form ADV”). Each such Form BD and Form ADV is in compliance in all material respects with applicable Law.

(bb)         Offering and Sale of Securities. No GMACCH Company nor, to the knowledge of Parent and Seller, any representative acting for it has offered or sold any securities in a manner which has violated the Act or any applicable state “blue sky” securities laws or any other applicable Laws relating to the offer or sale of securities and any filings required to be made with any Governmental Entity in connection with any such offer or sale were timely and accurately made. Without limiting the generality of the foregoing, to the knowledge of Parent and Seller, the offering documents (including private placement memoranda) of or pertaining to each Company-Sponsored Investment Vehicle as of the dates as of which they were prepared and distributed did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.

(cc)         SEC Filings and Reports.

(i)            Except with respect to a Securitization Issuer (as to which the representations are being made in Section 5.2(gg) below), since January 1, 2003, all forms, reports, registration statements and other documents required to be made or filed by any GMACCH Company pursuant to the Act or the Exchange Act (collectively, the “SEC Reports”) and all certifications and statements required to be made by any officer or director of any GMACCH Company pursuant to the Act or the Exchange Act with respect to any SEC Report have been duly made or filed on a timely basis.

(ii)           The SEC Reports were prepared in all material respects in accordance with the requirements of the Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and did not at the time they were filed with the SEC contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(dd)         Internal Controls.

(i)            The internal controls over financial reporting utilized by the Company and the GMACCH Consolidated Subsidiaries (the “Internal Controls”) have been designed to provide reasonable assurance and are effective at providing reasonable assurance that the consolidated financial statements of the Company and the GMACCH Consolidated Subsidiaries conform with GAAP in all material respects. Without limiting the generality of the foregoing, the Internal Controls are maintained to provide reasonable assurance that:

(A)          transactions are executed in accordance with management’s general or specific authorizations;

(B)           transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets;

(C)           access to assets is permitted only in accordance with management’s general or specific authorization; and

(D)          the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(ii)           The Company has disclosed, as of the date of the Audited Balance Sheet, to PwC, the Company’s board of directors and to Parent:

(A)          any Significant Deficiencies and Material Weaknesses in the design or operation of Internal Controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information; and

(B)           any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s Internal Controls.

(ee)         Books and Records. The minute books and stock record books of each of the Material Operating Companies, all of which have been made available to Investor, are complete and correct in all material respects and have been maintained in accordance with sound business practices and in accordance with applicable Law.

(ff)           Affiliated Transactions.

(i)            Schedule 5.2(ff) sets forth a true, correct and complete list of all Contracts, other than Contracts relating to employment, between (1) any GMACCH

Company and (2) any member of the Parent Group or any officer or director of Parent, Seller or any GMACCH Company and/or their respective family members, together with a description in reasonable detail of any such Contract that is not in writing.

(ii)           Except as disclosed in Schedule 5.2(ff), no member of the Parent Group:

(A)          has entered into any transaction with or provided any services, facilities or assets to or received any services, facilities or assets from any GMACCH Company within the past 12 months;

(B)           is party to any Guarantee Obligation or other Contract with any Person (other than a GMACCH Company) undertaken at the request or for the benefit of or to provide direct or indirect support for the performance of obligations by a GMACCH Company; or

(C)           has any claim, right or cause of action (or has made any payment or performed any obligation at the request or for the benefit of a GMACCH Company that would give rise to a claim, right or cause of action) against or right to receive any payment from a GMACCH Company other than those arising under the Transaction Documents or the Contracts listed in Schedule 5.2(ff).

(gg)         Securitization Transactions.

(i)            Schedule 5.2(gg) contains a list of all outstanding transactions issued by a Securitization Issuer under which the Company or any of its Subsidiaries have sold or pledged Mortgage Loans in a securitization in which securities backed by such Mortgage Loans were sold in a public offering or private placement under the Act (each, a “Securitization Transaction”). The Company or any of its Subsidiaries, as a servicer (for purposes of this Agreement, each such entity in such capacity being a “Securitization Servicer”) of each Securitization Transaction, is in compliance in all material respects with all Contracts to which it is bound under such Securitization Transaction (collectively referred to as the “Securitization Instruments”). The Seller has made available to the Purchaser true and complete copies of all Securitization Instruments to which the Company or any of its Subsidiaries is a party as of the date hereof. Each Securitization Issuer and Securitization Servicer has performed in all material respects all of its respective obligations under the Securitization Instruments.

(ii)           No Securitization Issuer or Securitization Servicer has taken any action that would cause any trust, corporation, partnership or other entity that issued securities in connection with the related Securitization Transaction (“Securitization Entity”) to be registered as an investment company pursuant to the Investment Company Act, or that would cause any Securitization Entity to be “controlled by” an investment company within the meaning of the Investment Company Act.

(iii)          Each Securitization Issuer and, to the extent required, Securitization Servicer, has made or caused to be made all filings required to be made by or under the Exchange Act. There is no pending or, to the knowledge of Parent and

Seller, threatened, Legal Proceeding in which it is alleged that any private placement memorandum or other offering document, or any amendments or supplements thereto contained, as of the date on which it was issued in any Securitization Transaction, any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading with respect to the Mortgage Loans, the Company or any of its Subsidiaries. No securities were issued or sold by the Company or any of its Subsidiaries in violation of Section 5 of the Act in any Securitization Transaction.

(iv)          Since January 1, 2003, no rating agency has downgraded or given the Company any written indication that it is currently considering a downgrading of any securities issued in any Securitization Transaction as a result of the performance of a GMACCH Company as servicer.

(v)           Any Mortgage Loan transferred by a GMACCH Company to a REMIC qualified at the time as a “qualified mortgage” described in Section 860(c)(3) of the Code, and any representation made by a GMACCH Company in connection with a transfer of a Mortgage Loan to a REMIC or other securitization vehicle was, except as disclosed in any schedules to the agreement pursuant to which such representation was made, accurate at the time of transfer.

(vi)          Schedule 5.2(gg)(vi) sets forth those domestic mortgage loans that are currently targeted for securitization via a REMIC structure. Each of the loans set forth on Schedule 5.2(gg)(vi), without taking into account variations in the value of the property securing the loans occurring after origination or purchase, would be “qualified mortgages” within the meaning of Section 860G(a)(3) if properly transferred to a REMIC, and any domestic loans purchased or originated between the date hereof and the Closing Date which are targeted for securitization will be listed on a revised Schedule 5.2(gg)(vi) to be provided at the Closing Date and will, without taking into account variations in the value of the property securing the loans occurring after origination or purchase, be “qualifying mortgages.”

5.3          Representations and Warranties of Investor. Investor hereby represents and warrants to Parent and Seller as follows, except as set forth in the Schedules in accordance with Section 10.10:

(a)           Authorization. Investor is a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Investor has all requisite limited liability company power and authority to enter into each Transaction Document to which it is a party, to carry out its obligations hereunder and thereunder, to consummate the transactions contemplated hereby and thereby, to own its material assets, and to carry on its business in all material respects as it is now being conducted and to consummate the transactions contemplated hereby and thereby. All acts and other proceedings required to be taken by Investor to authorize the execution, delivery and performance of each Transaction Document to which it is a party and the consummation of the transactions contemplated hereby and thereby have been or will have been at or prior to the Closing duly and properly taken. All Persons who have executed any Transaction Document on behalf of Investor, or who will execute on behalf of Investor, any Transaction Document, have been or will be, as the case may be, duly authorized to do so by all necessary limited liability company action. This Agreement has been, and on the Closing Date each other Transaction Document to which it is a party will be, duly executed and delivered by Investor, and constitutes or will constitute a valid and binding obligation of Investor, enforceable against Investor in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(b)           No Conflicts. Subject to giving the notices and obtaining the Consents and Permits listed on Schedule 5.3(b), neither the execution and delivery by Investor of any Transaction Document to which it is a party nor the consummation or performance by Investor of the transactions contemplated hereby and thereby nor compliance by Investor with the terms hereof and thereof will, directly or indirectly (with or without notice or lapse of time), conflict with, or result in any violation of or default under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a benefit under, or result in the creation of any Lien upon any of the assets of Investor under, or require any Consent under any provision of the organizational documents of Investor or any material Contract by which it is bound or any Law or Order applicable to Investor, other than any such conflicts, violations, defaults, rights or Liens that, individually or in the aggregate, would not have a material and adverse effect on the ability of Investor to consummate the transactions contemplated by the Transaction Documents to which it is a party, and other than any such Consent required (i) under the HSR Act or any applicable competition Law in the European Union or any similar Laws of foreign jurisdictions or (ii) that may be required solely by reason of Seller’s participation in the transactions contemplated hereby.

(c)           Actions and Proceedings, etc. There are no outstanding Orders of any Governmental Entity against Investor or any of its Affiliates which is reasonably likely to have a material and adverse effect on the ability of Investor to consummate the transactions contemplated by the Transaction Documents to which it is a party or of the Company to meet its obligations as they become due following the Closing. There is no Legal Proceeding pending or, to the knowledge of Investor, threatened against Investor or any of its Affiliates which is reasonably likely to have a material and adverse effect on the ability of Investor to consummate the transactions contemplated by the Transaction Documents to which it is a party.

(d)           Availability of Funds. Investor has received all counterpart signature pages to, and entered into, the Bank Commitment Letter relating to the financing for the transactions contemplated by this Agreement. Investor has received all counterpart signatures to, and entered into, the equity commitment letters, copies of which have been previously delivered to Seller.

(e)           Acquisition of Shares for Investment. The Shares purchased by Investor pursuant to this Agreement are being acquired for investment and not with a view to any public distribution thereof in violation of applicable securities Laws, and Investor will not offer to sell or otherwise dispose of the Shares so acquired by it in violation of any of the registration requirements of the Act or any comparable state or foreign Law.

ARTICLE VI
COVENANTS AND OTHER AGREEMENTS

6.1          Covenants of Parent and Seller. Parent and Seller covenant and agree as follows:

(a)           Access. Prior to the Closing, the Company shall, and Seller shall cause the Company to, grant to Investor or cause to be granted to Investor and its representatives (including counsel and accountants) reasonable access, during normal business hours and upon reasonable notice, to the personnel, premises, properties, books, documents, financial information (including working papers and data in the possession of the Company’s independent public accountants based on the Company’s best efforts to obtain such working papers and data, internal audit reports and “management letters” from its independent public accountants with respect to any GMACCH Company’s systems of internal control), records, documents and other information of the GMACCH Companies (which, for the avoidance of doubt, shall not include access to information that is privileged or relates to Affiliates of Seller other than any of the GMACCH Companies or that is subject to legal restriction on access); provided, however, that such access does not unreasonably interfere with the normal operations of the GMACCH Companies; and provided further that, except as provided below with respect to the Special Representatives, all requests for access shall be directed to Mr. Peter O’Hara or Mr. Richard V. Kent, Esq. No investigation or review (including any investigation or review of real property) pursuant to this Section 6.1(a) shall alter any representation or warranty of the GMACCH Companies herein or the conditions to the obligations of Investor herein or have any effect for purposes of determining the accuracy of any representation or warranty given by Seller or Parent. Without limiting the generality of the foregoing, the Company shall, and the Seller shall cause the Company to, permit two representatives of Investor listed on Schedule 6.1(a) (the “Special Representatives”) to maintain offices at the Company’s headquarters office in Horsham, Pennsylvania from the time of the execution and delivery of this Agreement through the Closing. The Company will provide the Special Representatives with reasonable office space, telephone, computer and other support and access to information and management on the terms set forth herein. The Special Representatives will have no managerial power or authority with respect to any GMACCH Company or the Commercial Capital Business. The Parties agree that the purpose of granting pre-Closing access to the Special Representatives is to facilitate Investor’s continuing business diligence and the creation of post-Closing transition plans and similar undertakings, and not to allow Investor to exercise managerial power or authority with respect to any GMACCH Company or the Commercial Capital Business. The Special Representatives’ access pursuant to this Section 6.1(a) shall be subject to the Access Agreement attached hereto as Exhibit D.

(b)           Ordinary Conduct.

(i)            Except as specifically provided by the terms of this Agreement or as set forth on Schedule 6.1(b), from the date of this Agreement to the Closing, the

Company shall, and Seller shall cause the Company and each of the GMACCH Consolidated Subsidiaries to:

(A)          conduct the Commercial Capital Business in the ordinary course;

(B)           use its commercially reasonable efforts to preserve intact its current business organization;

(C)           use its commercially reasonable efforts to (1) keep available the services of its current officers and key employees and (2) maintain in all material respects the relations and goodwill with suppliers, customers, landlords and creditors; and

(D)          promptly report to Investor (which may be done by promptly reporting to a Special Representative) concerning material developments in the Commercial Capital Business.

(ii)           Except as contemplated by the terms of this Agreement or as set forth on Schedule 6.1(b), from the date hereof to the Closing, Seller will cause the GMACCH Companies to conduct their business in the ordinary course. Except as contemplated by the terms of this Agreement or as set forth on Schedule 6.1(b), from the date hereof until the Closing, neither the Company nor any of the GMACCH Consolidated Subsidiaries will do any of the following without the prior written (including via e-mail) consent of the Investor (not to be unreasonably withheld or delayed), it being agreed that any consent given by either of the Special Representatives shall constitute the consent of Investor under this Section 6.1(b):

(A)          amend the charter, bylaws or similar organizational documents of any Material Operating Company;

(B)           declare or pay any dividend or make any other distributions to its shareowners whether or not upon or in respect of any shares of its capital stock (however characterized and whether payable in cash or additional shares of stock); provided, however, that repayment of any Intercompany Indebtedness shall not constitute a distribution for the purposes of this Section 6.1(b); provided, further, that Investor acknowledges that dividends or distributions may continue to be made by any Subsidiary of the Company to the Company or any of its Subsidiaries in the ordinary course of business;

(C)           propose or effect a split, combination or reclassification of the Company’s outstanding capital stock or a recapitalization thereof;

(D)          dispose of or permit to lapse any rights to the use of any material Intellectual Property;

(E)           make any alteration in accounting principles or policies, or any material alteration in the practices, procedures or methods used for financial reporting purposes, except as required by a change in GAAP, or with respect to any Subsidiary, as required by generally accepted accounting principles applicable to such Subsidiary, or as recommended by any U.S. federal or state or foreign regulatory authority;

(F)           incur any capital expenditure or capital additions or betterments or series of such capital expenditures, capital additions or betterments in excess of $500,000 in any instance;

(G)           fail to maintain its books, accounts and records in the usual, regular and ordinary manner on a basis consistent with past practice;

(H)          adopt or amend in any material respect any collective bargaining agreement other than as required by Law;

(I)            acquire (by merger, share exchange, consolidation, combination or acquisition of equity interests or assets) any corporation, partnership or other business organization or division or line of business thereof (other than any acquisition of portfolio assets not in excess of $50,000,000 in the aggregate for each such acquisition);

(J)            make or revoke any election or change any tax accounting practices, procedures or methods relating to any material amount of Taxes of the Company or any Subsidiary of the Company or settle or compromise any Legal Proceeding or other controversy relating to any material increase or decrease in amount of Taxes of the Company or any Subsidiary of the Company, or enter into any other agreement to do any of the foregoing, provided, however, that Seller shall disclose all such activities applicable to the Parent Consolidated Group that may have an effect on any GMACCH Company, without the consent of Investor (which consent shall not be unreasonably withheld or delayed);

(K)          prepare or file any Tax Return in a manner inconsistent with past practice and custom except as required by a change in applicable law;

(L)           redeem or otherwise acquire any shares of capital stock of any Material Operating Company or issue any such capital stock or any option, warrant or right relating thereto or any securities convertible into or exchangeable for any shares of such capital stock or any phantom stock or phantom options;

(M)         sell, lease, license, assign or transfer (1) any line of business or all or substantially all of the assets used in any line of business of the Company or any Significant Subsidiary of the Company, in either case that is material, individually or in the aggregate, to the GMACCH Companies, taken as a whole, or (2) any assets that are material, individually or in the aggregate, to the GMACCH Companies, taken as a whole, except in the ordinary course of business;

(N)          other than changes in benefits pursuant to an existing Plan, make, commit to make or formally announce any changes in the benefits provided to,

annual or long-term compensation or severance payable to, or make any advance or loan to (other than business expense advances or draws against commissions in the ordinary course of business), any Company Employee, or any bonus payment or similar arrangement made to or with any such Company Employee, other than pursuant to normal performance reviews, in connection with a promotion or change in responsibilities or in connection with new hires or retentions, in any such case, in the ordinary course of business;

(O)          other than as required by Law or in order to comply with policies implemented with respect to all members of the Parent Group, announce, agree to provide or provide any new pension, retirement or other employment benefits, or increase any existing benefits, for any Company Employees or establish any new Plan or amend, terminate or materially modify, in a manner that would increase the total annual cost of providing benefits by a material amount relative to the cost of providing benefits in the prior fiscal year as reported on the most recent audited Financial Statements, any existing Plan or otherwise incur any Liability under any Plan different in nature from the Liabilities incurred during similar periods in the prior year;

(P)           mortgage, pledge, grant a Lien or otherwise encumber any asset of the Company, other than Permitted Exceptions, Permitted Liens or under Ordinary Course Finance Agreements or pursuant to the requirements of Guarantee Obligations entered into in the ordinary course of business;

(Q)          incur any Indebtedness for borrowed money other than Indebtedness entered into in the ordinary course of business that have maturity dates of ninety (90) days or less or can be prepaid without premium or penalty; provided, however, that the Company and the GMACCH Consolidated Subsidiaries will not incur (i) aggregate consolidated indebtedness for borrowed money required to be repaid at Closing (excluding Indebtedness to be refinanced from sources other than the Debt Financing) to exceed $10,000,000,000.00 or (ii) Indebtedness that would cause the Company’s aggregate consolidated amount of secured Indebtedness (1) outstanding immediately prior to Closing and (2) not being repaid at Closing (including that which is rolled over after Closing) to exceed $2,000,000,000.00;

(R)           modify, amend, alter in any material way or terminate any of the Material Contracts if such modification, amendment, alteration or termination would be materially adverse to the GMACCH Companies, taken as a whole;

(S)           cancel any debts or claims or waive any rights that it has with a value to it in excess of $500,000 individually or $2,000,000 in the aggregate, other than in the ordinary course of business;

(T)           (i) change in any material respect its lending, investment, underwriting, risk and asset liability management or other operating policies, or,

                (ii)           other than in to the ordinary course of business or as required by Law, enter into any new line of business or materially modify its mix of businesses;

(U)          adopt a voluntary plan of liquidation, dissolution, merger, consolidation, recapitalization or other reorganization;

(V)           enter into any material joint venture, partnership or strategic alliance or similar agreement or arrangement outside the ordinary course of business;

(W)         settle any Legal Proceeding outside the ordinary course of business which is not covered by insurance where the amount for which it is, or the GMACCH Companies are, liable, exceeds $1,000,000;

(X)          enter into any agreement containing (i) a covenant not to compete, (ii) exclusivity provisions binding a GMACCH Company or (iii) any other restriction, in each case that materially limits or impairs the ability of the GMACCH Companies to freely conduct the Commercial Capital Business;

(Y)           amend or modify in any manner adverse to a GMACCH Company any Contract set forth on Schedule 5.2(ff), enter into any Contract or transaction with, or make any payment to, or for the benefit of, any member of the Parent Group or any officer or director of any member of the Parent Group and/or their respective family members, other than as required pursuant to the terms of the Contracts set forth on Schedule 5.2(ff); provided, that the Company may, subject to Section 6.1(b)(ii)(Q), borrow funds on an overnight basis from any member of the Parent Group at the same interest rate spreads as currently charged to the Company for similar borrowings; or

(Z)           make any formal announcement of an intention to, or create a binding commitment or agreement to, do any of the foregoing.

(c)           Confidentiality.

(i)            Parent and Seller will and will cause their respective directors, officers, employees, agents, advisors and Affiliates to keep the Information confidential for a period commencing on the date hereof and ending five years after the Closing Date, except that any Information required by Law or stock exchange listing requirement to be disclosed may be disclosed without violating the provisions of this Section 6.1(c); provided, that Parent and Seller shall inform Investor in writing of any such requirement as soon as reasonably possible after Parent or Seller is informed or aware of it and, if possible, before any Information is disclosed, so that a protective order or other appropriate remedy may be obtained by Investor. In the event no such protective order or other remedy is obtained and disclosure of any Information is required, Parent and/or Seller shall exercise its commercially reasonable efforts to obtain an order or other reliable assurance that confidential treatment will be accorded such portion of the disclosed Information which Investor so designates. If Parent or Seller is obligated to make such disclosure, it shall only make such disclosure to the extent to which it is so obligated, but not further or otherwise. For purposes hereof, the term “Information” shall mean any and all knowledge and information of a confidential, proprietary or secret nature related to the business, management, operations, finances, products, technology, services or property (whether real or personal, tangible or intangible) of Investor, any of Investor’s Affiliates or any GMACCH Company, including without limitation, financial data, employee information, methods of operation, customers and customer lists, pending or completed acquisitions of any company, proposed and contemplated projects or investments, rates, fees, costs, technology, trade secrets, know-how, computer programs and software, marketing methods, plans, projections, policies, personnel, competitors, markets, customers, clients or other information relating to the business of Investor, any of Investor’s Affiliates or any GMACCH Company disclosed by Investor or any of its Affiliates in negotiating the transactions contemplated by this Agreement, except Information shall not include (1) information which is known publicly or which becomes known publicly through no fault of Parent, Seller or any Affiliate thereof, (2) information which is obtained lawfully by Parent, Seller or any Affiliate thereof from a third party (which itself lawfully obtained the information and has no obligation of confidentiality), (3) information independently obtained or developed without reliance on the Information or (4) information used prior to the date of this Agreement in connection with the business, finances, technology or property (whether real or personal, tangible or intangible) of any member of the Parent Group.

(ii)           If (A) the employment of an officer, director or other employee of Parent, Seller or any Affiliate thereof to whom any Information has been disclosed is terminated and (B) such individual is subject to a written obligation to Parent or Seller to maintain such Information in confidence after such termination, Parent and Seller shall, upon written request by Investor, take reasonable actions to enforce such confidentiality obligation in the event of an actual or threatened breach thereof. Any legal counsel retained by Parent or Seller in connection with any such enforcement or attempted enforcement shall be selected by Parent or Seller, but shall be subject to the approval of Investor, which approval shall not be unreasonably withheld or delayed. Investor shall directly pay and be responsible for the fees and expenses of any such counsel. Investor shall reimburse Seller or Parent for any out-of-pocket expenses incurred by Seller, Parent or any Affiliate thereof in connection with any such action to enforce such confidentiality obligations as requested by Investor.

(iii)          The covenants and undertakings contained in this Section 6.1(c) relate to matters which may be of a special, unique and extraordinary character and a violation of any of the terms of this Section 6.1(c) may cause irreparable injury to Investor, the amount of which may be impossible to estimate or determine and for which adequate compensation may not be available. Therefore, the non-disclosing party shall be entitled to an injunction, restraining order or other equitable relief from a court of competent jurisdiction, restraining any violation or threatened violation of any such terms by the disclosing party and such other persons as the court orders.

(d)           Accounts Receivable/Accounts Payable. Parent and Seller shall promptly forward or cause to be forwarded to a GMACCH Company any and all proceeds from accounts receivable of the GMACCH Companies existing on the Closing Date that are received by Seller or its Affiliates after the Closing Date. The Company shall promptly reimburse or cause to be reimbursed to Seller any and all accounts payable of any GMACCH Company that are paid by Seller or any other member of the Parent Group after the Closing Date

(e)           Updating of Information. Between the date of this Agreement and the Closing Date, each of Parent and Seller will promptly notify Investor in writing if Parent or Seller or the Company becomes aware of any fact or condition that causes or constitutes a breach of any of Parent’s or Seller’s representations and warranties as of the date of this Agreement, or if Parent, Seller or the Company becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. During the same period, Parent and Seller will promptly notify Investor of the occurrence of any breach of any covenant by Parent or Seller or of the occurrence of any event that may make the satisfaction of the conditions in Section 4.1 impossible or unlikely. No notice given pursuant to this Section 6.1(e) shall be deemed to (i) modify, amend or supplement the representations and warranties of Seller or Parent or the Schedules hereto for any purpose, (ii) cure any breach of any representation or warranty made by Seller or Parent in this Agreement or (iii) have any effect for purposes of determining satisfaction of the conditions set forth in Section 4.1.

(f)            No Negotiation. Until such time, if any, as this Agreement is terminated pursuant to Section 8.1, neither Parent nor Seller shall authorize or permit any GMACCH Company or any of their representatives to, directly or indirectly solicit, initiate, or encourage any inquiries or proposals from, negotiate or continue negotiations with, provide any non-public information to, any Person (other than Investor) relating to any transaction involving the sale of all or a substantial part (on a consolidated basis) of the Commercial Capital Business, or any merger, consolidation, business combination, or similar transaction involving any Material Operating Company.

(g)           Preferred Stock. Parent and Seller agree to cause the Company to file the New Charter and, if requested by Investor in writing no less than ten (10) business days prior to the Closing, issue at the Closing non-voting preferred stock (the “Preferred Stock”) in two series, designated as Class A Preferred Shares and Class B Preferred Shares. The Preferred Stock shall bear market rates of return (based on written market data reasonably acceptable to Seller) and have other terms prevailing in the market at the time of the issuance of the Preferred Stock determined by Investor consistent with terms prevailing in the market at the time of the issuance of the Preferred Stock and reasonably acceptable to Seller, including any applicable call provisions (it being understood that Investor may determine prior to Closing whether the dividends on the Preferred Stock shall be paid in cash or in kind or a combination of cash and in kind, with the duration of the Company’s right to pay dividends in kind being consistent with similar securities). The aggregate amount of Preferred Stock issued shall be at the sole discretion of Investor, but in no event shall the Class B Preferred Stock exceed a maximum aggregate issuance amount of $275,000,000. Parent agrees to purchase at the Closing all Class B Preferred Shares issued pursuant to this Section 6.1(g). To the extent that more than $275,000,000 in aggregate amount of Preferred Stock is required to be issued in order to obtain the Target Ratings from the Rating Agencies, the Company shall issue Preferred Stock in such required amounts, not to exceed $225,000,000 in the aggregate, to Investor for cash at the Closing, or at the option of the Investor, such Preferred Stock will be purchased by third party investors. The shares sold to Investor or to third party investors shall be designated as Class A Preferred Shares. The Class B Preferred Shares will be sold to Parent in consideration of the cancellation of an equal notional amount of Intercompany Indebtedness. Any Class A Preferred Shares issued pursuant to this Section 6.1(g) shall have the same terms as the Class B Preferred Shares, except that dividends and liquidation payments on the Class B Preferred Shares will not be paid if and so long as there exists a default in the payment of dividends or liquidation payments with respect to the Class A Preferred Shares (provided that dividends shall continue to accrue with respect to the Class B Preferred Shares during any such period of default) and the Class B Preferred Shares will be callable by the Company for an amount per share equal to their liquidation preference plus accrued dividends.

(h)           Non-Competition. Without the express prior written consent of Investor, each of Seller and Parent hereby agrees for the benefit of the Company and Investor that it shall not, and shall cause their respective Subsidiaries not to, at any time during the two-year period immediately following the Closing Date, directly or indirectly, engage or participate in, own, manage, control or participate in the ownership, management or control of, any Person engaged in any Competing Business; provided, however, that the ownership of securities representing no more than five percent (5%) of the outstanding voting power of any Person, which securities are listed on any securities exchange or traded actively in an over-the-counter market, shall not by itself be deemed to violate the provisions of this Section 6.1(h). Notwithstanding any provision in this Agreement to the contrary, (i) the rights of Investor under this Section 6.1(h) may not be assigned or delegated, other than to a Person holding or acquiring more than 50% of the Shares, without the prior written consent of Seller, (ii) the obligations of Parent and Seller under this Section 6.1(h) shall terminate without any further action by the Parties upon resignation of all of the GMAC Mortgage Group Directors (as defined in the Stockholders Agreement) from the Board of Directors (as defined in the Stockholders Agreement) and the irrevocable waiver by Seller described below in form and substance reasonably satisfactory to Investor, of all of Seller’s rights under Sections 2.1(a), 2.1(b) and 2.1(e) of the Stockholders Agreement and (iii) in the event of a breach by Parent or Seller of this Section 6.1(h), in addition to any other rights or remedies Investor may have, Investor shall have the right to remove the GMAC Mortgage Group Directors from the Board of Directors for the duration of such breach (it being understood that (A) no vacancy produced by such removal shall be filled except as provided in the following clause and (B) promptly following any cure of any such breach within one hundred eighty (180) days after its occurrence, Seller and Investor shall use their commercially reasonable efforts to reelect to the Board of Directors that number of GMAC Mortgage Group Directors to which Parent and Seller would otherwise be entitled pursuant to the Stockholders Agreement). If any such breach is not cured within such 180-day period, then Seller shall provide to Investor an irrevocable waiver, in form and substance reasonably satisfactory to Investor, of all of Seller’s rights under Sections 2.1(a), 2.1(b) and 2.1(e) of the Stockholders Agreement. If a judicial or arbitral determination is made that any of the provisions of this Section 6.1(h) constitutes an unreasonable or otherwise unenforceable restriction against Seller or Parent or any of their Subsidiaries, the provisions of this Section 6.1(h) shall be rendered void only to the extent that such judicial or arbitral determination finds such provisions to be unreasonable or otherwise unenforceable. In that regard, the parties to this Agreement hereby agree that any judicial or arbitral authority construing this Agreement shall be empowered to sever any prohibited business activity, time period or geographical area from the coverage of this Section 6.1(h) and to apply the provisions of this Section 6.1(h) to the remaining business activities, time period and geographic area not so severed by such judicial or arbitral authority.

6.2          Covenants of Investor and the Company. Investor and the Company covenant to Parent and Seller as follows:

(a)           Confidentiality.

(i)            Investor acknowledges that all information provided to any of it and its Affiliates, agents and representatives by any of Seller, any GMACCH Company and their respective Affiliates, agents and representatives is subject to the terms of the (i) Confidentiality Agreement, dated January 5, 2005 (as amended February 1, 2005), between Five Mile Capital Partners LLC and the Company, (ii) Confidentiality Agreement, dated February 23, 2005, between Kohlberg Kravis Roberts & Co. L.P. and the Company and (iii) Confidentiality Agreement, dated February 23, 2005, between Goldman, Sachs & Co. and the Company (collectively, the “Confidentiality Agreements”), the terms of which are hereby incorporated herein by reference. Effective upon, and only upon, the Closing, the Confidentiality Agreements shall terminate with respect to (and only with respect to) information provided to any of Investor and its Affiliates, agents or representatives that relates to the GMACCH Companies; provided, however, that any and all information provided or made available to any of Investor and its Affiliates, agents and representatives by or on behalf of Seller or Parent (other than information relating solely to the GMACCH Companies) shall remain subject to the terms and conditions of the Confidentiality Agreements after the Closing Date.

(ii)           Investor agrees that, after the Closing Date, Investor and the GMACCH Companies shall, and shall cause their respective directors, officers, employees, agents, advisors and Affiliates to, keep the Seller Information (as defined below) confidential for a period of five years following the Closing Date, except that any such Seller Information required by Law or stock exchange listing requirement to be disclosed may be disclosed without violating the provisions of this Section 6.2(a)(ii); provided, that Investor shall inform Seller in writing of any such requirement as soon as reasonably possible after Investor is informed or aware of it and, if possible, before any information is disclosed, so that a protective order or other appropriate remedy may be obtained by Seller. In the event no such protective order or other remedy is obtained and disclosure of any information is required, Investor shall exercise its commercially reasonable efforts to obtain an order or other reliable assurance that confidential treatment will be accorded such portion of the disclosed information which Investor so designates. If Investor is obligated to make such disclosure, it shall only make such disclosure to the extent to which it is so obligated, but not further or otherwise. At Seller’s written request, Investor shall, or shall cause the GMACCH Companies to, use legal action, including the commencement of litigation, if required to enforce such confidentiality obligations, and Seller shall reimburse Investor for reasonable out-of-pocket expenses (including the fees and expenses of counsel) incurred in connection with such legal action as is requested by Seller. For purposes of this Agreement, the term “Seller Information” shall mean all information concerning the business, management, operations, finances, products, technology, services or property (whether real or personal, tangible or intangible) of Seller or its Affiliates (other than any GMACCH Company), including without limitation, financial data, employee information, methods of operation, customers and customer lists, pending or completed acquisitions of any company, proposed and contemplated projects or investments, rates, fees, costs, technology, trade secrets, know-how, computer programs and software, marketing methods, plans, projections, policies, personnel, competitors, markets, customers, clients or other information relating to the business of Seller or its Affiliates (other than any GMACCH Company) disclosed by Seller or any of its Affiliates in negotiating the transactions contemplated by this Agreement, except Seller Information shall not include (1) information which is known publicly or which becomes known publicly through no fault of Investor or any of its Affiliates, (2) information which is obtained lawfully by Investor or any of its Affiliates from a third party (which itself lawfully obtained the information and has no obligation of confidentiality), (3) any information independently obtained or developed without reliance on the Seller Information, and (4) information used prior to the date of this Agreement in connection with the business, finances, technology or property (whether real or personal, tangible or intangible) of any GMACCH Company.

(b)           No Additional Representations; Disclaimer Regarding Estimates and Projections.

(i)            Investor acknowledges that, except as provided herein and in any certificate delivered pursuant to the terms of any Transaction Document, no member of the Parent Group, Affiliate thereof (including Parent, Seller and the GMACCH Companies) or Person acting on behalf of any such member or Affiliate (collectively, the “Parent Group Persons”), has made any representation or warranty, express or implied, including, without limitation, any representation as to the (A) condition, merchantability, suitability or fitness for a particular purpose of any of the assets used or held by the GMACCH Companies or their Affiliates or (B) accuracy or completeness of any information regarding any GMACCH Company or their Affiliates, in each case except as expressly set forth in this Agreement.

(ii)           In connection with Investor’s investigation of the GMACCH Companies, Investor has received from or on behalf of Seller certain projections, including projected balance sheets and statements of operating revenues and income from operations of the GMACCH Companies for the year ending in December 2005 and certain business plan information for such year. Investor shall have no entitlement to any estimates, projections or forecasts of any Parent Group Person after the date hereof. Accordingly, Parent, Seller and the other Parent Group Persons make no representation or warranty with respect to any such estimates, projections and other forecasts and plans (including the reasonableness of the assumptions underlying such estimates, projections and forecasts).

(c)           Release of Financial Guarantees.

(i)            If Full Repayment at Closing Condition is Satisfied. Each of the guarantees of Parent Group members relating to Parent Guaranteed Third Party Indebtedness (including each letter of credit with respect to which a Parent Group member is liable that constitutes credit support for Parent Guaranteed Third Party Indebtedness) set forth on Schedule 6.2(c), as such schedule is updated through the Closing Date for any guarantee made or entered into after the date hereof, is referred to herein individually as a “Financial Guarantee” and collectively as the “Financial Guarantees.”  If each of the Pro Forma Credit Ratings are at least as high as the applicable ratings set forth on Schedule 6.2(c)(i) (satisfaction of such condition being referred to herein as satisfaction of the “Full Repayment at Closing Condition”), then the Investor shall, on the Closing Date, with respect to each Financial Guarantee for which a pay-off letter reasonably satisfactory to Investor is presented to Investor at least two business days prior to Closing, either (i) cause the Company to repay and terminate all of the Parent Guaranteed Third Party Indebtedness guaranteed thereby or (ii) deliver to Seller a release of such Financial Guarantee or irrevocable letters of credit in favor of Seller (and any applicable Parent Group member) with respect to all obligations and liabilities of Seller (and any applicable Parent Group member) under such Financial Guarantee on terms, in amounts and from financial institutions satisfactory to Seller in its sole but reasonable discretion. As a result of the releases and/or letter or letters of credit contemplated by the immediately preceding sentence, Parent Group members shall, from and after the Closing, cease to have any obligation whatsoever arising from or in connection with the Financial Guarantees except for obligations, if any, for which Seller (and any applicable Parent Group member) will be fully indemnified pursuant to the letters of credit obtained by Investor.

(ii)           If Full Repayment at Closing Condition is Not Satisfied. If the Full Repayment at Closing Condition is not satisfied, then prior to and from and after the Closing the Investor and the Company shall use their commercially reasonable efforts to cause the Company to repay and terminate any Parent Guaranteed Third Party Indebtedness for which a proper pay-off letter is presented to Investor that remains outstanding as of the Closing within twelve (12) months following the Closing (and, if not so repaid and terminated, as soon as practicable after such twelve-month anniversary of the Closing), and Parent and Seller agree not to amend, modify or terminate any such Financial Guarantee until so repaid. From and after the Closing Date, the Company shall pay to the Seller (or the applicable Parent Group member) a guarantee fee equal to the amount that would have been owed to a third-party guarantor for such Financial Guarantee for the remaining duration of such Guarantee, using a market-based rate as determined in good faith by Investor and Parent.

(d)           Release of Non-Financial Guarantees. The Unconditional Guaranty dated November 11, 1994 and the continuing Unconditional Guaranty dated September 26, 1999, each in favor of Fannie Mae by GMAC Mortgage Corp. (Guarantor) pursuant to the DUS obligations of the Company and each of the guarantees of Parent Group members with respect to Unfunded Obligations (including each letter of credit with respect to which a Parent Group member is liable) set forth on Schedule 6.2(d), as such schedule is updated through the Closing Date for any guarantee made or entered into after the date hereof, is referred to herein individually as a “Non-Financial Guarantee” and collectively as the “Non-Financial Guarantees.”

Prior to and from and after the Closing, Investor and the Company shall use their respective commercially reasonable efforts, with respect to each Non-Financial Guarantee, to obtain a release of each such Non-Financial Guarantee with respect to all obligations and liabilities of Seller (and any applicable Parent Group member) under such Non-Financial Guarantee. Parent and Seller agree that they will not exercise any rights they may have to amend, modify or terminate any Non-Financial Guarantee after the Closing if the amendment, modification or termination of such Non-Financial Guarantee would (i) result in a default or event of default by a GMACCH Company, or (ii) entitle any Person to exercise any additional material rights or remedies against any GMACCH Company, (iii) materially increase any GMACCH Company’s obligations or liabilities, or (iv) materially decrease any GMACCH Company’s rights or remedies, in each case under the Credit Obligation (as defined below) underlying such Non-Financial Guarantee or the agreements relating thereto, until such time as the Company obtains a release of such Non-Financial Guarantee.

(e)           Guarantees that Survive Closing.

(i)            From and after the Closing, no member of the Parent Group shall have any obligation to extend, renew or increase the principal amount of any Financial Guarantee or Non-Financial Guarantee (collectively, “Guarantees” and each a “Guarantee”) or create or enter into any new or additional Guarantee. The Company shall not, and shall cause its Subsidiaries not to, increase the amount of any Guarantee or any obligation underlying any Guarantee (each Guarantee or obligation underlying a Guarantee, a “Credit Obligation”), extend any expiration date of any Credit Obligation, extend the period of time for presentation of documents or demands under any Credit Obligation, agree to any substitution of any Credit Obligation, or agree to any creation, material amendment, material supplement, material waiver or other material modification of any Credit Obligation, without the prior written agreement of Parent (such agreement not to be unreasonably withheld); provided, that the Company and its Subsidiaries shall be permitted to (x) continue to originate and sell new loans under the Fannie Mae DUS program, (y) manage the Paramount tax credit partnerships in the ordinary course of business, and (z) conduct management, servicing, and similar operating activities in the ordinary course of business related to the programs and Contracts subject to the Non-Financial Guarantees; provided, further, that the Company and its Subsidiaries shall not increase the amount of borrowing after the Closing under any Parent Guaranteed Third Party Indebtedness.

(ii)           The Company shall reimburse and otherwise indemnify and hold harmless each applicable member of the Parent Group for the full amount of all payments made or other Liabilities incurred (each, a “Guarantee Payment”) by any Parent Group member in connection with any Non-Financial Guarantee, which reimbursement shall be made by wire transfer of immediately available funds in the full amount of any such Guarantee Payment. Any such reimbursement shall be made within ten (10) days after written demand by the applicable member of the Parent Group. No member of the Parent Group or any of its respective employees, officers, directors, agents or stockholders assumes or shall have liability or responsibility for: (A) any acts or omissions of any beneficiary or transferee of any Credit Obligation or of any provider of credit pursuant to any Credit Obligation, or any person purporting to act on behalf of the foregoing (each, a

“Credit Provider”), (B) the form, validity, sufficiency, correctness, genuineness or legal effect of any demand, instrument, draft, document, certificate or other writing given to any member of the Parent Group in connection with any Credit Obligation, or of any signatures or endorsements thereon, (C) the failure of any Credit Provider to meet any obligations owed to the Company or any of its Subsidiaries, (D) any act, omission, error, breach, negligence, gross negligence or misconduct of any Credit Provider and (E) any errors, inaccuracies, omissions, interruptions or delays in transmission or delivery of any messages, directions or correspondence. Neither the occurrence of one or more of the contingencies referred to in this Section 6.2(e)(ii), nor any of the other provisions of this Section 6.2(e)(iii), shall affect, impair or prevent the vesting of any member of the Parent Group’s rights or powers elsewhere under Section 6.2(c) or 6.2(d) or the obligations of the Company and its Subsidiaries to reimburse any member of the Parent Group with respect to any payment under or Liability realized pursuant to any Guarantee.

(iii)          In the event that Paramount at any time ceases to be either a direct or indirect wholly owned Subsidiary of the Company, the Company shall, or Investor shall cause the Company to, either (A) pay to Parent (or such other applicable Parent Group Member) a guarantee fee (the “Guarantee Fee”), which Guarantee Fee shall equal the amount that would have been owed to a third-party guarantor for such Guarantee for the remaining duration of such Guarantee, using a market-based rate as determined in good faith by Investor and Parent, or (B) eliminate the Non-Financial Guarantee by Parent (or such other applicable Parent Group Member) by either negotiating a replacement guarantee or negotiating a payoff of such Non-Financial Guarantee with the relevant creditor.

(f)            Repayment of Remaining Intercompany Indebtedness.

(i)            If the Full Repayment at Closing Condition is satisfied, then the Company shall repay at Closing all Intercompany Indebtedness for which a pay-off letter reasonably satisfactory to Investor is presented to Investor at least two business days prior to Closing. If, at Closing, the Full Repayment at Closing Condition is not satisfied, then the Company shall repay at Closing, Intercompany Indebtedness for which a pay-off letter reasonably satisfactory to Investor is presented to Investor at least two business days prior to Closing selected for repayment by Investor with an aggregate principal amount equal to at least 50% of the aggregate outstanding principal amount of such Intercompany Indebtedness at Closing; provided, that such pay-off letter shall not be required to include Intercompany Indebtedness borrowed during the two (2) business days prior to Closing, and Seller shall deliver a subsequent pay-off letter on the Closing Date with respect to such additional pre-Closing Intercompany Indebtedness, which Investor shall cause the Company to repay as soon as reasonably practicable, but in no event later than the date that is two (2) business days after Closing. Subject to the foregoing proviso, the Company, Investor and Parent will use their commercially reasonable efforts to cause the Company to repay any such remaining Intercompany Indebtedness which remains outstanding as of the Closing within twelve (12) months following the Closing.

(ii)           With respect to any such Intercompany Indebtedness that is not repaid on the Closing Date, the Company, CMC and CHJ shall enter into, and deliver to Parent at the Closing, a promissory note to be negotiated in good faith (including the interest rate and repayment terms thereof) by Seller and Investor on an arms-length basis and with a principal amount equal to the amount of any such Intercompany Indebtedness not repaid at the Closing (the “Post-Closing Intercompany Note”).

(g)           Non-Competition. Without the express prior written consent of Parent, Investor hereby agrees for the benefit of Parent and Seller that it shall not, and shall cause each of the GMACCH Companies not to, at any time during the two-year period immediately following the Closing Date, directly or indirectly, engage or participate in, or own, manage, control or participate in the ownership, management or control of any Person engaged in, the financing of GM-licensed or GM-franchised motor vehicle dealers and the motor vehicle dealership activities of such dealers’ Affiliates; provided, however, that the ownership of securities representing no more than five percent (5%) of the outstanding voting power of any Person, which securities are listed on any securities exchange or traded actively in an over-the-counter market, shall not by itself be deemed to violate the provisions of this Section 6.2(g). Notwithstanding any provision in this Agreement to the contrary, (i) the rights of Parent under this Section 6.2(g) may not be assigned or delegated, other than to a Person holding or acquiring, directly or indirectly, more than 50% of the capital stock of Parent, without the prior written consent of Investor. If a judicial or arbitral determination is made that any of the provisions of this Section 6.2(g) constitutes an unreasonable or otherwise unenforceable restriction against Investor or any of the GMACCH Companies, the provisions of this Section 6.2(g) shall be rendered void only to the extent that such judicial or arbitral determination finds such provisions to be unreasonable or otherwise unenforceable. In that regard, the parties to this Agreement hereby agree that any judicial or arbitral authority construing this Agreement shall be empowered to sever any prohibited business activity, time period or geographical area from the coverage of this Section 6.2(g) and to apply the provisions of this Section 6.2(g) to the remaining business activities, time period and geographic area not so severed by such judicial or arbitral authority.

6.3          Mutual Covenants. Parent and Seller, on the one hand, and Investor, on the other hand, covenant and agree as follows:

(a)           Consents. Seller, Parent and the Company shall use their reasonable best efforts (and Investor and each such Person shall reasonably cooperate in such efforts) to obtain the Consents set forth on Schedules 5.1(b), 5.1(c) and  5.2(d); provided, however, that such reasonable best efforts shall not include any requirement of Seller, Parent or the Company to expend a material amount of money, commence any litigation or offer or grant any accommodation (financial or otherwise) to any third party.

(b)           Cooperation. Investor, on the one hand, and Parent and Seller, on the other hand, shall cooperate with each other and shall cause their respective officers, employees, agents and representatives to cooperate with each other for a period of sixty days after the Closing to provide for an orderly transition of the GMACCH Companies to Investor and to minimize the disruption to the respective businesses of the Parties hereto resulting from the transactions contemplated hereby. No Party shall be required by this Section 6.3(b) to take any action that would unreasonably interfere with the conduct of its business.

(c)           Publicity. Parent and Seller, on the one hand, and Investor, on the other hand, agree that, from the date hereof through the Closing Date, no public release or announcement concerning the transactions contemplated hereby shall be issued or made by any Party without the prior consent of the other Party (which consent shall not be unreasonably withheld), except (i) as such release or announcement may be required by law or the rules or regulations of any United States securities exchange or other United States federal or state or foreign regulatory authority, in which case the Party required to make the release or announcement shall allow the other Party reasonable time to comment on such release or announcement in advance of such issuance, and (ii) that each of Investor, Parent, Seller and the GMACCH Companies may make such an announcement to their respective employees. Investor and Parent shall, upon the request of either Investor or Parent, cooperate to prepare joint press releases to be issued at the time of the signing of this Agreement and on the Closing Date. Each of the Parties agrees to keep the terms of this Agreement confidential, except to the extent otherwise required by applicable law, the rules or regulations of any United States securities exchange or other United States federal or state or foreign regulatory authority or for financial reporting purposes and except that the Parties may disclose such terms to their respective accountants and other representatives as necessary in connection with the ordinary conduct of their respective businesses (so long as such persons agree to keep the terms of this Agreement confidential).

(d)           Reasonable Best Efforts. Subject to the terms of this Agreement, each Party will use its reasonable best efforts to cause the Closing to occur, to perform all acts to be performed by it pursuant to this Agreement and to refrain from taking or omitting to take any action that would violate its representations and warranties hereunder or render them inaccurate as of the date hereof or the Closing Date (unless such representations and warranties are specifically made as of some other date) or that in any way would prevent the consummation of the transactions contemplated by this Agreement. Without limiting the generality of the foregoing or the provisions of Section 6.3(e), (i) for purposes of this Section 6.3(d) and Section 6.3(e), the “reasonable best efforts” of Investor shall include Investor’s agreement to cooperate in good faith with Parent and Seller in obtaining, and taking such commercially reasonable actions as may be reasonably necessary to obtain, the agreement of any Governmental Entity to approve, or not to seek an injunction against or otherwise oppose, the transactions contemplated hereby, provided, however, that such reasonable best efforts shall not include any requirement of Investor to expend a material amount of money, commence any litigation or offer or grant any accommodation (financial or otherwise) to any third party, and (ii) each Party shall use its reasonable best efforts to file or cause to be filed with appropriate Governmental Entities any notifications or other filings required to filed under applicable Laws with respect to the transactions contemplated hereby. In connection with effecting any filing or obtaining any clearance, approval or authorization required by antitrust laws to consummate the transactions contemplated by this Agreement, each of Seller, Parent and Investor shall, subject to applicable Law, (i) permit counsel for the other party to review in advance, and consider in good faith the views of the other party in connection with, any applicable proposed written communication to any Governmental Entity, and (ii) provide counsel for the other party with copies of all applicable filings made by such party, and all correspondence between such party (and its advisors) with any Governmental Entity and any other applicable information supplied by such party and such party’s Subsidiaries to a Governmental Entity or received from such a Governmental Entity; provided, however, that materials may be redacted or withheld to the extent necessary to comply with contractual arrangements. Each of Parent, Seller and Investor agrees not to participate, or to permit its respective Subsidiaries to participate, in any substantive meeting or discussion, either in person or by telephone, with any Governmental Entity in connection with effecting any such filing required by antitrust laws or obtaining any such clearance, approval or authorization required by antitrust law to consummate the transactions contemplated by this Agreement, unless it consults with the other party reasonably in advance and, to the extent not prohibited by such Governmental Entity, gives the other party the opportunity to attend and participate; provided, further, that any Party may, in response to unsolicited inquiries from any Governmental Entity, furnish information to, and otherwise cooperate with, such Governmental Entity, provided such Party notifies the other Parties promptly thereafter.

(e)           Certain Regulatory Filings. Without limiting the generality of the provisions of Section 6.3(d):

(i)            Investor, Parent and Seller shall each file or cause to be filed with the United States Federal Trade Commission and the United States Department of Justice any notifications required to be filed under the HSR Act with respect to the transactions contemplated hereby and Investor, on the one hand, and Parent and Seller, on the other hand, shall bear the costs and expenses of their respective filings; provided, however, that Seller and Investor shall each pay 50% of the filing fee in connection therewith. Investor, Parent and Seller shall use their respective reasonable best efforts to make, or cause to be made, such filings promptly following the date hereof, to respond to any requests for additional information made by either of such agencies and to cause the waiting periods under the HSR Act to terminate or expire at the earliest possible date and to resist in good faith any assertion that the transactions contemplated hereby constitute a violation of the antitrust laws, all to the end of expediting consummation of the transactions contemplated hereby. The Parties shall consult with each of the other Parties prior to any meetings, by telephone or in person, with the staff of the United States Federal Trade Commission and the United States Department of Justice, and each of the Parties shall have the right (to the extent permitted) to have a representative present at any such meeting.

(ii)           Investor, Parent and Seller shall each file or cause to be filed with the European Commission any notification required to be filed under the MCR with respect to the transactions contemplated hereby, and Investor, on the one hand, and Seller, on the other hand, shall bear the costs and expenses of their respective filings; provided that Investor and Seller shall bear equally any filing fees in connection therewith. Investor, Parent and Seller shall use their respective reasonable best efforts to make, or cause to be made, such filings promptly following the date hereof, to respond to any requests for additional information made by the European Commission and to cause the waiting periods under the MCR to terminate or expire at the earliest possible date and to resist in good faith any assertion that the transactions contemplated hereby are incompatible with the common market, all to the end of expediting consummation of the transactions contemplated hereby. The Parties shall consult with each of the other Parties prior to any meetings, by telephone or in person, with the staff of the European Commission, and each of the Parties shall have the right (to the extent permitted) to have a representative present at any such meeting.

(iii)          Investor, Parent and Seller shall each file or cause to be filed any applications or other filings required to be filed under any applicable federal and state banking laws or regulations with respect to the transactions contemplated hereby.

(f)            Promotional Materials.

(i)            Except as provided in Section 6.3(f)(ii), the Company and the other GMACCH Companies shall, not later than the date provided in the Trademark License Agreement, cease using “GM,” “General Motors,” “GMAC,” “General Motors Acceptance Corporation” and any other names, marks, trademarks, service marks, trade dress, trade names, company names, logos, slogans or domain names (or any translations, adaptations, derivations and combinations of the foregoing) that are:  (A) similar thereto; or (B) owned or used by any Affiliate of the Parent or Seller, except such names and marks where the Company or one of the other GMACCH Companies is the owner of record (the “GM/GMAC Names and Marks”). Parent shall grant the Company and other GMACCH Companies a transitional trademark license, in the form attached hereto as Exhibit H (the “Trademark License Agreement”).

(ii)           The Company and other GMACCH Companies may make reference to the GM/GMAC Names and Marks, solely in a manner (x) that is true and accurate and (y) that is not inconsistent with the right any third party would have to make reference to the GM/GMAC Names and Marks.

(g)           Employee Matters.

(i)            Subject to Section 6.3(g)(ii), the Company shall not, and shall cause its Affiliates not to, reduce any GMACCH Employee’s base salary or wages (including any monthly cash allowances) as an employee of the Company or its Affiliates during the one-year period after Closing. GMACCH Employees shall not accrue benefits under any Plan sponsored by Seller after the Closing Date. The Seller shall amend or shall effect such other modifications as may be appropriate to each such Plan to provide that, effective as of the Closing Date, neither the Company nor any of its Affiliates shall be a contributing sponsor thereto. For a period of at least one year following the Closing Date, the Company shall provide GMACCH Employees with employee benefits that are comparable in the aggregate to those in place under the Plans for GMACCH Employees immediately prior to the Closing Date.

(ii)           The Company shall maintain the severance plan applicable to the GMACCH Employees substantially in the form attached hereto as Exhibit I for a period of at least one year.

(iii)          With respect to each GMACCH Employee:

(A)          Seller shall cause the accounts of all GMACCH Employees under any tax-qualified defined contribution plan maintained by Seller to become fully vested as of the Closing Date, and shall permit distribution of such accounts in accordance with the terms of any such plan. Notwithstanding the foregoing, Seller shall amend such defined contribution plan to permit the rollover of promissory notes evidencing outstanding participant loans of GMACCH Employees, without default of such loan, to a tax-qualified defined contribution plan established by the Company, and the Company shall cause such plan to accept such rollovers. The Company shall take all action necessary and appropriate to ensure that, as of the Closing Date, the Company establishes or maintains a tax-qualified defined contribution plan.

(B)           The Seller shall cause all GMACCH Employees to fully vest in all benefits accrued through the Closing Date under Seller’s tax qualified defined benefit pension plan in which GMACCH Employees participate. No assets or liabilities will be transferred in connection with this Agreement from Seller’s tax qualified defined benefit pension plan to the Company or its Affiliates or any employee benefit plan of the Company or its Affiliates.

(C)           The Company shall recognize, for purposes of eligibility to participate, early commencement of benefits and vesting (but not for purposes of benefit accrual) under its employee benefit plans, the service of each GMACCH Employee with the Company and its Affiliates prior to the Closing Date to the extent credited under each Plan.

(D)          The Company shall be responsible for satisfying obligations under Section 601 et. seq. of ERISA and Section 4980B of the Code to provide continuation coverage to or with respect to any GMACCH Employee or any former GMACCH Employee receiving continuation coverage under any Company Plan on the Closing Date.

(E)           The Company shall be responsible for all workers’ compensation benefits paid or payable to GMACCH Employees on or after the Closing Date with respect to claims filed on or after the Closing Date. Seller shall be responsible for all workers’ compensation benefits paid or payable to GMACCH Employees on or after the Closing Date with respect to claims filed prior to the Closing Date.

(F)           No later than the Closing Date, Seller shall cause the portion of its flexible benefits plan applicable to GMACCH Employees under the flexible benefits plan set forth in Schedule 5.2(v) to be segregated into a separate component and all liabilities and account balances of the GMACCH Employees in the flexible benefits plan shall be transferred to a flexible benefits plan to be sponsored by the Company that the Company shall cause to be maintained for such GMACCH Employees for at least a one-year period after Closing.

(G)           On or after the Closing Date, the Company shall allow GMACCH Employees to continue to carry their paid time off and banked time balances under the paid time off policy set forth in Schedule 5.2(v) that is accrued prior to the Closing Date and not otherwise paid by the GMACCH Companies in accordance with applicable law. Except as required otherwise by applicable law, Seller and its Affiliates shall have no liability to GMACCH Employees for the vacation payments described herein.

(H)          The Company shall not modify or amend any short-term cash-based incentive plan in existence on the Closing Date during 2005.

(iv)          No later than the Closing Date, Seller shall cause the portion of its fully insured health and welfare Plans (including but not limited to medical, dental, vision, prescription drug, life, short term disability, long term disability and accidental, death and dismemberment) applicable to GMACCH Employees, which Company Plans are identified on Schedule 6.3(g)(iv), to be segregated into separate fully insured health and welfare plans to be sponsored by the Company, and all assets and liabilities thereto shall be transferred to such plans, and the Company shall cause such plans to be maintained for such GMACCH Employees for at least a one-year period after Closing.

(v)           The Company shall pay all deferred compensation due under (A) the GMAC Mortgage Group Phantom Stock Plan (“PSP Plan”) and (B) the GMAC Mortgage Group Deferred Compensation Plan for Executive Employees (“Deferred Plan”), in each case with respect to services rendered prior to Closing by any GMACCH Employee in accordance with applicable law, but only to the extent such deferred compensation is accrued on the Adjusted December Balance Sheet.

(vi)          From and after the Closing, the Company shall indemnify Parent and Seller, the Affiliates of Parent and Seller (other than the GMACCH Companies), and each of their respective officers, directors and employees from any and all Liabilities or Losses arising, directly or indirectly, from or in connection with, or otherwise suffered or incurred to the extent (A) arising (1) from the employment or termination of employment of any GMACCH Employee, including liabilities under Section 6.3(g), or (2) under any retention bonus agreement or arrangement maintained by any GMACCH Company as of the Closing Date, on or after the Closing Date or (B) arising from or in respect of any Company Plan (or any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) maintained by the Company or any Company Affiliate due to acts or omissions occurring on or after the Closing Date.

(vii)         From and after the Closing, Parent and Seller shall indemnify Investor, the Company, the Affiliates of any of the Investor or the Company and each of their respective officers, directors and employees for any and all Liabilities or Losses arising, directly or indirectly, from or in connection with, or otherwise suffered or incurred to the extent (A) arising from or in respect of any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) maintained or sponsored by or otherwise contributed to by, GM or any of its Affiliates (other than a Company Plan), (B) arising from or in respect of any Plan (excluding any Plan to the extent that it is a severance, change in control, retention or employment agreement or arrangement between a GMACCH Company and a GMACCH Employee) due to acts or omissions occurring on or prior to the Closing Date (including liabilities relating to the transfer of assets and liabilities pursuant to Section 6.3(g)(iv)), and (C) arising from the termination of employment with any GMACCH Company after the date hereof of any GMACCH Employee set forth on Schedule 6.3(g)(vii), to the extent all aggregate Liabilities payable to all such terminated GMACCH Employees under severance agreements or arrangements in effect as of the date hereof exceed by more than $12 million the aggregate amount of severance payments that would have been payable to all such terminated GMACCH Employees upon such termination of employment under the severance plan referred to in Section 6.3(g)(ii). Any indemnification payments due under this Section shall be payable in accordance with the last four sentences of Section 9.2(a).

(viii)        Nothing herein is intended to, and shall not be construed to, create any third party beneficiary rights of any kind or nature, including the right of any GMACCH Employee, Company Employee or other individual to seek or enforce any right to compensation, benefits, or any other right or privilege of employment with the Investor, any of the GMACCH Companies or any of their Affiliates.

(h)           Notice of Breach. From the date hereof to the Closing, each Party hereto shall, promptly upon becoming aware thereof, give detailed written notice to the other Parties hereof of any fact or the occurrence of any event which would have caused or constituted a material breach had such fact or event occurred or been known to such Party prior to the date of this Agreement, of any of such Party’s covenants, agreements, representations or warranties contained herein; provided, however, that such notice shall not be deemed to (i) modify, amend or supplement the representations and warranties of Investor, Seller or Parent or the Schedules hereto for purposes of Sections 4.1(a) or 4.2(a) of this Agreement or (ii) cure any breach of any covenant, agreement, representation or warranty contained herein.

(i)            Obtaining Ratings. Investor, Parent and the Company shall use their respective commercially reasonable efforts to obtain issuer long-term credit ratings with respect to the Company, on a pro forma basis  (the “Pro Forma Credit Ratings”) after giving effect to the Closing (including, if applicable, the issuance of the Class A Preferred Shares and the Class B Preferred Shares pursuant to Section 6.1(g)), from Standard & Poor’s, Moody’s Investors Service and Fitch Ratings (the “Applicable Rating Agencies”) on or before September 30, 2005. Investor shall, and shall cause the officers and employees of each of the Equity Sponsors and the respective controlling Persons associated with such Equity Sponsor with responsibility for the transactions contemplated hereby, to provide reasonable cooperation in connection with obtaining the Pro Forma Credit Ratings, including, if requested by the Company, by participating in meetings with one or more Applicable Rating Agency and/or participating in the drafting materials that will be presented to one or more Applicable Rating Agencies. Investor shall be permitted to participate in and assist in the direction of all material aspects of the process of seeking the Pro Forma Credit Ratings, including preparation of rating agency presentation materials and participation in all meetings with the Applicable Rating Agencies (including any follow-up presentation materials or meeting with Applicable Ratings Agencies, subsequent to the initial presentations and meetings); provided, however, that this provision shall not be construed to permit Investor to participate in any respect in rating agency presentations or meetings that relate primarily to the rating(s) of one or more members of the Parent Group.

(j)            Financing. Investor, Parent and Seller acknowledge that it is the intention of the parties that contemporaneously with the Closing, the Company will complete a debt financing (the “Debt Financing”) on terms set forth in the Bank Commitment Letter. Investor agrees to use its reasonable best efforts to complete the Debt Financing on or prior to the Closing Date on the terms set forth in the Bank Commitment Letter. The Company shall, and shall cause its respective Subsidiaries and their respective officers and directors to, reasonably cooperate in connection with obtaining the financing necessary to consummate the Debt Financing, including, in each case to the extent reasonably requested, by: (i) providing direct contact between prospective lenders and the officers and directors of the Company and its Subsidiaries, (ii) providing assistance in preparation of confidential information memoranda and other materials to be used in connection with obtaining the Debt Financing, (iii) providing assistance in the preparation for, and participating in, meetings, due diligence sessions, road shows and similar presentations to and with, among others, prospective lenders, investors and rating agencies, (iv) in connection with the Closing, executing and delivering underwriting or placement agreements, loan agreements, note purchase agreements, registration rights agreements, indentures and related and similar documents, including, if applicable, a certificate of the chief financial officer of the Company with respect to solvency matters, and a customary certificate with respect to materials contained in any confidential information memorandum, and (v) providing the financial information required by the Bank Commitment Letter within the time periods required thereby. Investor shall (x) keep Parent reasonably apprised of material developments in respect of the Debt Financing and (y) promptly provide Parent with copies of, and provide Parent with a reasonable opportunity to comment to Investor on, material documents related to the Debt Financing.

(k)           Non-Solicitation of Employees. None of the Parties nor any of their respective Affiliates (in the case of Investor, excluding Affiliates other than controlling Affiliates) shall (or shall assist or encourage others to) for a period of twenty-four (24) months following the Closing Date, directly or indirectly, for their benefit, or for the benefit of any other Person, solicit the employment or services of, hire, or retain any person who is, and as of the Closing Date was, employed by the Parent Group, in the case of Investor and the Company, or a GMACCH Company, in the case of the Parent Group; provided, however, that the foregoing shall not apply to any person who is hired as a result of (i) such person responding to a general solicitation for employees (such as an advertisement) in the ordinary course of business, (ii) a referral by search firms or employment agencies or similar entities so long as such entities have not been instructed by such Party or Affiliate to solicit such employees or (iii) such person contacting such Party or Affiliate of such Party on his or her own accord, without any direct or indirect solicitation from such Party or Affiliate.

(l)            Management Equity Investment. The Investor, Seller and the Company shall cooperate in good faith to permit an investment by the members of management of the GMACCH Companies as contemplated by Section 4.1(e) in the form of a direct purchase of newly issued Common Stock from the Company at the Closing.

ARTICLE VII
TAX MATTERS

7.1          Tax Indemnification by Parent and Seller.

(a)  From and after the Closing Date, Parent and Seller shall be jointly and severally liable for, shall indemnify the Company and its Subsidiaries and each of its respective officers, directors, employees and agents (the “Company Indemnitees”) in respect of and shall hold the Company Indemnitees harmless from and against all of the following Taxes (without duplication) paid by the Company and its Subsidiaries (including Taxes paid through the reduction of a refund or a Tax Benefit allocable to the Company):

(i)            any and all Taxes with respect to the Company and its Subsidiaries for any Pre-Closing Taxable Period;

(ii)           any and all Taxes for a Straddle Period allocated to Seller pursuant to Section 7.3;

(iii)          any and all Taxes of any member of a consolidated, affiliated, combined, or unitary group of which the Company or any of its Subsidiaries (or any predecessor of any of the foregoing) is or was a member imposed under United States Treasury Regulation Section 1.1502-6 or under any comparable or similar provision under state, local or foreign Laws and including any Liability for Taxes as transferee or successor or pursuant to any contractual obligation for any taxable period that ends (or deemed pursuant to Section 7.3 hereof to end) on or before the Closing Date; and

(iv)          any Liability for Federal, state, local or foreign Taxes arising as a result of the purchase and sale of the Shares pursuant to Section 2.1.

An indemnity obligation resulting from a loss of a Tax Benefit, shall not be due and payable until the loss of such Tax Benefit is actually realized (determined in accordance with the Tax Benefit definition).

(b)  Parent or Seller, as the case may be, shall reimburse Company for any Taxes of Company and its Subsidiaries pursuant to this Section 7.1 within twenty (20) business days after payment of such Taxes, or actual realization of a Tax Benefit loss, by Company or its Subsidiaries.

(c)  (i)  To the extent a Tax subject to indemnification under Section 7.1(a) would have been properly includable in determining the Company’s Current Tax Liabilities on the December Balance Sheet (and reflected in the computation of December Shareholders Equity), Parent and Seller shall not be required to indemnify any Company Indemnitee pursuant to Section 7.1(a) except to the extent the sum of the (x) aggregate amount of Taxes in the nature of Current Tax Liabilities and previously subject to indemnification under this Section 7.1(a) (or which would have been subject to indemnification in the absence of this Section 7.1(c)(i)), plus (y) the aggregate amount of Taxes in the nature of Current Tax Liabilities paid by the Company and not reimbursed by the Parent (or reimbursed by the Company to the Parent) under Section 7.4 for any Pre-Closing Tax

Period, or for the portion of the Straddle Period on or before the Closing Date, exceeds the amount reflected as a Current Tax Liability on the December Balance Sheet (and reflected in the computation of December Shareholders Equity). For purposes of the preceding sentences, a Tax may be treated as a tax subject to indemnification under 7.1(a) or as paid under Section 7.4, but not both.

(ii)           To the extent of any other Tax subject to indemnification under Section 7.1(a), Parent and Seller shall not be required to indemnify any Company Indemnitee pursuant to Section 7.1(a) except to the extent (a) the aggregate amount of Taxes in the nature of Contingent Tax Liabilities (determined as of December 31, 2005) previously subject to indemnification pursuant to Section 7.1(a) (or which would have been subject to indemnification in the absence of this Section 7.1(c)(ii)) plus (b) the aggregate amount of Taxes in the nature of Contingent Tax Liabilities (determined as of December 31, 2005) paid by the Company and not reimbursed by the Parent (or reimbursed by the Company to the Parent) under Section 7.2(b), commencing on the Closing Date plus (c) the aggregate amount of Taxes in the nature of Contingent Tax Liabilities paid by the Company or the Parent between January 1, 2006 and the Closing Date exceeds the Contingent Tax Liabilities reflected on the Adjusted December Balance Sheet).

7.2          Tax Indemnification by the Company. (a)    From and after the Closing Date, the Company and its Subsidiaries shall be liable for, and shall indemnify and hold Parent, Seller, their Subsidiaries, parent corporations, any successor corporations and their respective directors, officers, employees, agents, Affiliates, successors and assigns (the “Seller Indemnitees”) harmless from and against, the following Taxes (without duplication) paid by a Seller Indemnitee (including Taxes paid through the reduction of a refund or Tax Benefit allocable to a Seller Indemnitee):

(i)            any and all Taxes with respect to any of the GMACCH Companies for any Post Closing Taxable Period;

(ii)           any and all Taxes with respect to any of the GMACCH Companies not incurred in the ordinary course of business attributable to the acts or omissions of Investor, Investor’s Affiliates, the Company or its Subsidiaries after the Closing; and

(iii)          any and all Taxes for a Straddle Period allocated to the Company and its Subsidiaries pursuant to Section 7.3.

An indemnity obligation resulting from a loss of a Tax Benefit, shall not become due and payable until the loss of such Tax Benefit is actually realized (determined in accordance with the Tax Benefit definition).

(b)  The Company or Subsidiary, as the case may be, shall reimburse Seller for any Taxes pursuant to Section 7.2(a) within twenty (20) business days after payment of such Taxes, or actual realization of a Tax Benefit loss, by Parent or Seller.

(c)  Notwithstanding Section 7.1, if (i) any final adjustment is made by a taxing authority to any Tax Return for the Parent Consolidated Group (or for a Combined Return that is required to be filed by a member of the Parent Group) for a Pre-Closing Taxable Period, and (ii) such adjustment would have required the Company to make a payment of Taxes to a taxing authority if made at the Company level and if the Company had at all times been the common parent of an affiliated group of corporations filing a consolidated (or combined) return, then the Company shall pay to Parent within twenty (20) business days after such final adjustment, an amount equal to such Taxes, provided, however, that the Company shall have no obligation to make any payment to the Parent to the extent the liability for such Taxes (when aggregated with all other amounts previously applied against Contingent Tax Liabilities under Section 7.1(c)(ii) and this Section 7.2(c)) exceeds the Contingent Tax Liabilities reflected on the Adjusted December Balance Sheet.

7.3          Allocation of Certain Taxes and Tax Items.

(a)  The Company, Investor, Parent and Seller agree that if the Company or any Subsidiary of the Company is permitted but not required under applicable United States Federal, state or local or foreign Tax Laws to treat the Closing Date as the last day of a taxable period, then Investor, Parent and Seller shall treat such day as the last day of a taxable period under such applicable Tax Law.

(b)  Transactions occurring or actions taken on the Closing Date but after the Closing outside the ordinary course of business by, or with respect to, the Company or any of its Subsidiaries (i) shall be deemed subject to the “next day rule” of Treasury Regulation Section 1.1502-76(b)(ii)(B) (and under any comparable or similar provision under state, local or foreign Laws) and as such shall for purposes of this Agreement be treated (and consistently reported by the parties) as occurring in a Post-Closing Taxable Period; and (ii) shall, to the extent a provision similar to the “next day rule” is not available, be subject to the provisions of Section 7.2(b).

(c)  Any Taxes for a Straddle Period with respect to the Company and/or its Subsidiaries (or entities in which the Company and/or one of its Subsidiaries has an ownership interest) shall, subject to Section 7.2(b) and Section 7.3(b), be apportioned between Seller and the Company for purposes of this Agreement based on the portion of the period ending on and including the Closing Date and the portion of the period beginning after the Closing Date, and each such portion of such period shall be deemed to be a taxable period (whether or not it is in fact a taxable period). Any allocation of income or deductions required to determine any Income Taxes for a Straddle Period shall be made by means of a closing of the books and records of the Company and its Subsidiaries as of the close of business on the Closing Date, provided that exemptions, allowances or deductions that are calculated on an annual basis (including, but not limited to, depreciation and amortization deductions) and the amount of Other Taxes shall be allocated between the period ending on and including the Closing Date and the period beginning after the Closing Date based on the number of days for the portion of the Straddle Period ending on and including the Closing Date, on the one hand, and the number of days for the portion of the Straddle Period beginning after the Closing Date, on the other hand.

(d)  Company shall pay 64% and Seller shall pay 36% of all state, county, or local sales, excise, value added, use, registration, stamp, or other transfer (including real estate transfer) taxes and similar taxes, levies, charges or fees (together with any applicable interest and penalties thereon) required to be paid on the transfer of any of the Shares. Company’s payment will not appear as a liability on the Adjusted December Balance Sheet. The parties will cooperate in providing each other with the appropriate resale exemption certification and other similar tax and fee documentation.

(e)  The process similar to that described in Section 7.3(a)-(c) shall be used for allocating Tax items and liability for Taxes between the Gap Period (as defined below) and periods outside the Gap Period.

7.4          Filing and Payment Responsibilities.

(a)  Tax Returns for Pre-Closing Taxable Periods.

(i)            Parent shall (A) include the Company and (where applicable) any of its Subsidiaries in, or cause the Company and (where applicable) any of its Subsidiaries to be included in, (1) the U.S. consolidated Federal Income Tax Returns of the Parent Consolidated Group required to be filed after the date hereof for all Pre Closing Taxable Periods, including the taxable period ending on the Closing Date and (2) where applicable, all other Combined Returns for Pre Closing Taxable Periods that are required to be filed by a member of the Parent Group, including the taxable period ending on the Closing Date, and (B) file or cause to be filed all other Tax Returns of or which include one or more of the GMACCH Companies that are required to be filed (taking into account any requested extensions) on or prior to the Closing Date. All such Tax Returns to the extent related to the GMACCH Companies shall be prepared and filed in a manner consistent with prior practice, except as required by a change in applicable law. Investor shall have the right to review and comment on any such Tax Returns prepared by Seller to the extent related to the GMACCH Companies. Parent shall pay or cause to be paid any and all Taxes shown as due with respect to such Tax Returns. To the extent a liability for Taxes (i) was (A) reflected as a Current Tax Liability on the December Balance Sheet (and reflected in the computation of December Shareholders Equity) or (B) relates to a Tax period (or portion thereof) beginning after December 31, 2005 (the “Gap Period”), (ii) relates to a Tax period covered by a Tax Return described in this Section 7.4(a)(i), and (iii) has not previously been paid by the Company to Parent pursuant to Section 7.4(a)(iii)(A) below, the Company shall pay to Parent an amount equal to such Tax liability within 15 days after the filing of the Tax Return to which such Tax liability relates, provided, however, that the Company shall have no obligation to make a payment to the Parent to the extent the liability for such Taxes (when aggregated with all other amounts previously applied against Current Tax Liabilities under Section 7.1 and this Section 7.4) exceeds the sum of (A) the amount of Current Tax Liabilities reflected on the December Balance Sheet (and reflected in the computation of December Shareholders Equity) plus (B) the liability for Taxes attributable to the Gap Period. The Company shall, and shall cause each of the GMACCH Companies to, execute such documents and take such actions as shall be reasonably requested by Parent to cause each of the GMACCH Companies designated by Parent to be included in any Combined Return (whether it relates to a Pre Closing Taxable Period or a Straddle Period). Without limiting the foregoing, the Company shall cause each of the GMACCH Companies to file a Combined Return with Parent or any member of the Parent Group wherever required to do so by applicable Law or wherever the option to do so is elected by any member of the Parent Group.

(ii)           The Company shall prepare and file or cause to be filed (in the form and manner so prepared), any Tax Return not described in Section 7.4(a)(i) which (A) includes one or more of the GMACCH Companies for a Pre Closing Taxable Period, (B) is not required to be, and is not, filed on or prior to the Closing Date and (C) is required to be filed by any of the GMACCH Companies or a Company Subsidiary. All such Tax Returns shall be prepared and filed in a manner consistent with prior practice, except as required by a change in applicable law. The Company shall provide Parent with a draft of each such Tax Return at least 45 days prior to the due date for filing thereof for Parent’s review and approval (not to be unreasonably withheld). The Company shall pay (or cause to be paid) any and all Taxes shown as due with respect to such Tax Returns. Parent shall pay the Company an amount equal to the amount of Taxes paid by the Company with respect to such Tax Return within 15 days after the filing of the Tax Return to which such Tax liability relates, provided, however, that Parent and Seller shall have no obligation to make a payment to the Company to the extent such liability for Taxes (when aggregated with all other amounts previously credited against Current Tax Liabilities under Section 7.1 and this Section 7.4) does not exceed the sum of (A) the amount reflected as a Current Tax Liability on the December Balance Sheet (and reflected in the computation of December Shareholders Equity) plus (B) the liability for Taxes attributable to the Gap Period.

(iii)          The Person responsible for the preparation and filing of a Tax Return pursuant to Section 7.4(a)(i) and (ii) shall prepare and file any documentation required to be filed in connection with the making of estimated Tax payments due in respect of the Tax period to which such Tax Return relates, and shall timely make such estimated Tax payments as may be required with respect to such Tax Return.

(A)          With respect to any estimated Tax payments pertaining to a Tax Return described in Section 7.4(a)(i), the Company shall pay to Parent, no later than 5 days before the due date of such estimated Tax payment, an amount equal to the estimated Taxes that would be paid by the Company were it the common parent of an affiliated group of corporations filing a consolidated (or combined) return, provided, however, that the Company shall have no obligation to make a payment to the Parent to the extent the liability for such Taxes (when aggregated with all other amounts previously applied against Current Tax Liabilities under Section 7.1 and this Section 7.4) exceeds the sum of (A) the amount of Current Tax Liabilities reflected on the December Balance Sheet (and reflected in the computation of December Shareholders Equity) plus (B) the liability for Taxes attributable to the Gap Period.

(B)           To the extent estimated Taxes are paid by the Company with respect to a Tax Return for a Pre-Closing Tax Period, Parent shall pay to the Company, no later than 5 days before the due date of such estimated Tax payment, an amount equal to the amount of such estimated Taxes paid by the Company, provided, however, that Parent and Seller shall have no obligation to make a payment to the Company to the extent such liability for Taxes (when aggregated with all other amounts previously applied against Current Tax Liabilities under Section 7.1 and this Section 7.4) does not exceed the sum of (A) the amount reflected as a Current Tax Liability on the December Balance Sheet (and reflected in the computation of December Shareholders Equity) plus (B) the liability for Taxes attributable to the Gap Period.

(b)  Tax Returns for Post-Closing Taxable Periods. The Company shall be responsible for (i) preparing and filing or causing to be prepared and filed all Tax Returns required to be filed by the Company or any of the GMACCH Companies for any Post-Closing Taxable Period and (ii) paying or causing to be paid any and all Taxes due with respect to such Tax Returns, subject to the indemnification provisions of this Agreement.

(c)  Tax Returns for Straddle Periods.

(i)            Notwithstanding any other provision of this Agreement, the Company shall prepare and file or cause to be filed, all Tax Returns of or which include the GMACCH Companies or any of the GMACCH Companies for a Straddle Period. The Company shall provide Parent with each such Tax Return at least 45 days prior to the due date for filing thereof. The Company shall prepare, or cause to be prepared, such Tax Return in a manner consistent with the past practice of the Company and its Subsidiaries except that the Company may vary from past practices (A) to the extent that such Tax Return is consistent with the U.S. consolidated Federal Income Tax Return of the Parent Consolidated Group, (B) as required by applicable Law, or (C) as otherwise agreed to in writing by Parent and the Company. Parent shall have the right to review and approve (which approval shall not be unreasonably withheld) each such Tax Return within 15 days following its receipt thereof. The failure of Parent to propose any changes to any such Tax Return within such 15-day period shall be deemed to constitute Parent’s approval thereof. Parent, the Company and Investor shall attempt in good faith mutually to resolve any disagreements regarding such Tax Returns prior to the due date for filing thereof; provided, however, that the failure to resolve all disagreements prior to such date shall not relieve the Company of its obligation to file (or cause to be filed) any such Tax Return in accordance with this Section 7.4(c)(i) and the Company shall be entitled to file such returns in the manner in which such returns were prepared.

(ii)           The Company shall pay or cause to be paid the Taxes due with respect to any Straddle Period. No later than five business days prior to the due date for filing any such Tax Return (taking into account extensions), either (A) Parent shall pay to the Company the excess, if any, of (1) the portion of the Straddle Period Taxes which is allocable to Seller pursuant to Section 7.3 hereof over (2) the estimated Tax payments (including payments made in connection with an application for an extension) in respect of such Straddle Period made (or reimbursed to the Company) by a member of the Parent Group; provided, however, that Parent shall have no obligation to make a payment to the Company to the extent such liability for Taxes (when aggregated with all other amounts previously credited against Current Tax Liabilities under Section 7.1 and this Section 7.4) does not exceed the amount reflected as a Current Tax Liability on the December Balance Sheet (and reflected in the computation of December Shareholders Equity) or (B) the

Company shall pay to Parent the excess, if any, of (1) the amount described in clause (A)(2) of this sentence over (2) the amount described in clause (A)(1) of this sentence; provided, however, that the Company shall have no obligation to make a payment to the Parent to the extent the liability for such Taxes (when aggregated with all other amounts previously credited against Current Tax Liabilities under Section 7.1 and this Section 7.4) exceeds the sum of (A) the amount of Current Tax Liabilities reflected on the December Balance Sheet (and reflected in the computation of December Shareholders Equity) plus (B) the liability for Taxes attributable to the Gap Period.

(iii)          The Company shall prepare any documentation required to be filed in connection with the making of estimated Tax payments due in respect of the portion of any Straddle Period ending on and including the Closing Date for the Straddle Periods for which the Company (or any of the GMACCH Companies) is obligated to file a Tax Return hereunder. Seller shall make any such estimated Tax payments which are due before or on the Closing Date. The Company shall make any such estimated Tax payments which are due with respect to such Straddle Period.

(d)  Company December Balance Sheet Foreign Tax Credits and Net Operating Losses.

(i)            Notwithstanding any other provision in this Agreement (including, without limitation, Section 7.8), the December Balance Sheet (and December Shareholders Equity) shall include as assets (A) an account receivable (“FTC Receivable”) which reflects amounts owed by Parent to Company under the Tax Allocation Agreement as in effect immediately prior to the Closing Date, relating to foreign tax credits generated by Company and its Subsidiaries for Tax periods ending on or before December 31, 2005 (“Pre-12/31/05 FTCs”) and (B) an account receivable (“NOL Receivable”) of $59,000,000 which reflects amounts owed by Parent to Company under the Tax Allocation Agreement as in effect immediately prior to the Closing Date, relating to deferred tax assets of like amount attributable to net operating losses generated by Company and its Subsidiaries for Tax periods ending on or before December 31, 2005 (“Pre-12/31/05 NOLs”). No later than the filing of the Parent Consolidated Group Tax Return for the taxable year ending on December 31st of the year in which the Closing Date occurs, the Parent shall provide to the Company a schedule of Pre-12/31/05 FTCs and Pre-12/31/05 NOLs that have been allocated from the Parent Consolidated Group to Company and its Subsidiaries pursuant to Reg. §1.1502-79. The parties shall use their reasonable best efforts to interpret and apply Reg. §1.1502-79(d) in a manner that minimizes the amount of Pre-Closing FTCs allocated to the Company.

(ii)           To the extent the amount of the FTC Receivable reflected on the December Balance Sheet exceeds the Pre-12/31/05 FTCs so allocated, the Parent shall pay Company the amount of such excess.

(iii)          To the extent the amount of the NOL Receivable reflected on the December Balance Sheet exceeds the deferred tax asset attributable to the Pre-12/31/05 NOLs so allocated (with such deferred tax asset computed in the same manner as that used for computing the amount of the NOL Receivable), the Parent shall pay Company the amount of such excess. To the extent the deferred tax asset attributable to the Pre-12/31/05 NOLs so allocated (with such deferred tax asset computed in the same manner as that used for computing the amount of the NOL Receivable) exceeds the amount of the NOL Receivable reflected on the December Balance Sheet, Company shall pay the Parent (A) 75% of the first $21 million excess, plus (B) 50% of the next $20 million excess, and (C) 0% for deferred tax assets attributable to any additional 12/31/05 NOLs so allocated.

(iv)          Any payments required by this Section 7.4(d) will be made within twenty (20) business days following the filing of the Parent Consolidated Group Tax Return for the taxable year ending on December 31st of the year in which the Closing Date occurs. The computations and payments required by this Section 7.4(d) shall not be adjusted to reflect the results of any future Tax audits or Legal Proceedings related thereto.

7.5          Refunds, Carrybacks and Tax Benefits.

(a)  Seller or Parent shall be entitled to any refunds or credits of Taxes attributable to or arising in Pre-Closing Taxable Periods to the extent that such refunds or credits are not reflected on the December Balance Sheet (and reflected in the computation of December Shareholders Equity) and provided that such refunds or credits have been applied as of the date hereof and are specifically referred to in Schedule 7.5; provided that the Company shall be entitled to any for refunds or credits attributable to the Company or its Subsidiaries that are the result of losses or events occurring after the Closing Date which carry back and produce refunds or credits in a Pre-Closing Taxable Period.

(b)  The Company, or any Subsidiary of the Company, as the case may be, shall be entitled to all other refunds or credits of Taxes.

(c)  If any final adjustment is made to any Tax Return by any taxing authority which causes a liability for Taxes for which, absent this Section 7.5(c), Seller or Parent would be liable pursuant to Section 7.1, and if such adjustment gives rise to a corresponding Tax Benefit actually realized by a GMACCH Company in the same (or preceding) year as the year of such adjustment, then Parent and Seller shall have no obligation to make any payment to the Company to the extent of such Tax Benefit. In the event a GMACCH Company does not realize Tax Benefit in the year of the final adjustment, but does realize a Tax Benefit as a result of such final adjustment in a subsequent taxable year, the Company shall reimburse Parent and Seller for such Tax Benefit in the year actually realized in accordance with the definition of Tax Benefit. The aggregate Tax Benefit shall not be greater than the Seller or Parent’s obligation to indemnify the Company, and Parent or Seller shall make the appropriate indemnity payment before the Company is required to reimburse Parent or Seller for such Tax Benefit.

(d)  The Company shall forward (or cause the GMACCH Companies to forward) to Seller or to reimburse Seller for any refunds or credits due Seller or its Affiliates (pursuant to the terms of this ARTICLE VII) promptly (and in any event within 20 business days) after receipt thereof, and Seller shall forward to the Company or reimburse the Company for any refunds or credits due the Company (pursuant to the terms of this ARTICLE VII) promptly (and in any event within 20 business days) after receipt thereof.

(e)  The Company shall file (or cause to be filed) on a timely basis the election described in Treasury Reg. Section 1.1502-21(b)(3)(ii)(B), and any analogous election under state, local, or foreign Tax laws, to waive the carryback of net operating losses by any of the GMACCH Companies from a Post-Closing Taxable Period to a Pre-Closing Taxable Period which involves the Parent Consolidated Group or a Combined Return filed by a member of the Parent Group.

7.6          Cooperation and Exchange of Information.

(a)  Investor, Seller, the Company and their respective Affiliates shall cooperate in the preparation of all Tax Returns for any Tax periods for which one party could reasonably require the assistance of the other party in obtaining any necessary information. Such cooperation and information shall include without limitation provision of powers of attorney for the purpose of signing Tax Returns and promptly forwarding copies of appropriate notices and forms or other communications received from or sent to any Taxing Authority which relate to any of the Company or its Subsidiaries, and providing copies of all relevant Tax Returns, together with accompanying schedules and related workpapers, documents relating to rulings or other determinations by any Taxing Authority and records concerning the ownership and tax basis of property, which the requested party may possess, such information to be provided within a reasonable period of time not to exceed twenty (20) business days. Investor, Seller, the Company and their respective Affiliates shall make their respective employees and facilities available on a mutually convenient basis to provide explanation of any documents or information provided hereunder. Nothing herein shall affect the responsibilities for Tax Return preparation and Tax contests as contained in Section 7.5 and Section 7.7, respectively.

(b)  For a period of 7 years after the Closing Date (or such longer period as Seller may reasonably request no later than 6 years after the Closing Date), the Company and its Subsidiaries shall retain all Tax Returns, books and records (including computer files) of, or with respect to the activities of, the Company and its Subsidiaries for all taxable periods ending after the Closing Date.

(c)  For a period of 7 years after the Closing Date (or such longer period as Investor may reasonably request no later than 6 years after the Closing Date) or such longer period as may be required by Law, Seller or its Affiliates shall retain (and not destroy or dispose of) all Tax Returns (including supporting materials), books and records (including computer files) of, or with respect to the Taxes of, the Company and its Subsidiaries for all taxable periods ending (or deemed, pursuant to Section 7.3, to end) on or prior to the Closing Date to the extent Seller or its Affiliates held such items on the Closing Date and did not deliver such records to Investor, the Company or any Subsidiary of the Company. After such retention period, Seller and its Affiliates shall not dispose of any such Tax Returns or books or records unless they first offer in writing such Tax Returns or books and records to the Company and the Company fails to accept such offer within 30 days of its being made.

(d)  Investor, Seller, the Company and their respective Affiliates shall cooperate in the preparation of all Tax Returns relating in whole or in part to taxable periods ending on or before or including the Closing Date that are required to be filed after such date. Such cooperation shall include, but not be limited to,  furnishing such information within such Party’s possession requested by the party filing such Tax Returns as is relevant to their preparation. In the case of any state, local or foreign joint, consolidated, combined, unitary or group relief system Tax Returns, such cooperation shall also relate to any other taxable periods in which one Party could reasonably require the assistance of the other Party in obtaining any necessary information. Parent and Seller shall cooperate in identifying any powers of attorney in existence but which were not included on Schedule 5.2(w) because Parent and Seller were not aware of the existence of such powers of attorney, and Parent and Seller shall use reasonable good faith efforts in obtaining the termination or assignment of such powers of attorney to the Company.

7.7          Tax Contests.

(a)  Notification. Investor or the Company shall, promptly upon receipt of notice thereof by any of the GMACCH Companies, notify Parent in writing of any communication with respect to any pending or threatened Legal Proceeding in connection with a Tax Liability (or an issue related thereto) for which Parent or Seller may be responsible pursuant to this ARTICLE VII. Investor or the Company shall include with such notification a true, correct and complete copy of any written communications, and an accurate and complete written summary of any oral communications, so received by any of the GMACCH Companies. The failure of Investor or the Company timely to forward within twenty (20) business days of receipt such notification and communications in accordance with the immediately preceding sentence shall not relieve Parent and Seller of their obligation to pay such Tax Liability or any indemnity therefor, except and to the extent that the failure timely to forward such notification and communications prejudices the ability of Parent and Seller to contest such Tax Liability or increases the amount of such Tax Liability.

(b)  Pre-Closing Taxable Periods.

(i)            Parent (or such member of the Parent Group as Parent shall designate) shall have the sole right to represent the interests of the GMACCH Companies in any Legal Proceeding which involves the Parent Consolidated Group or a Combined Return filed by a member of the Parent Group relating to Pre-Closing Taxable Periods (or to any Straddle Period for which Investor has no Tax Liability) and to employ counsel of its choice at its own expense. Parent shall not settle any dispute relating to a Tax Liability for which Parent is liable attributable to any of the GMACCH Companies if such proposed settlement will have a material adverse impact on the Company or any of its Subsidiaries for periods for which the Parent is not indemnifying Company without the consent of the Company. The Company shall have the right to observe and attend any meetings or proceedings related to the audit of such Tax Returns to the extent related to the GMACCH Companies. The Company shall have the right to review and comment on any written materials to be submitted by or on behalf of Parent with respect to such meetings or proceedings. All costs, fees and expenses paid to third parties in the course of such Legal Proceeding (not related to the Company’s participation and review rights) shall be borne by Parent. In the event that any party hereto retains its own advisors or experts in connection with any such Legal Proceeding, the costs and expenses thereof shall be borne solely by such party.

(ii)           For all other Pre-Closing Taxable Period Legal Proceedings not described in Section 7.7(b)(i) above, Parent and the Company jointly shall represent the interests of the GMACCH Companies in any Legal Proceeding relating to Pre-Closing Taxable Periods (or to any Straddle Period for which Investor has no Tax Liability). Neither party shall settle any dispute relating to a Tax Liability attributable to any of the GMACCH Companies without the consent of the other party (which consent shall not be unreasonably withheld); provided, however, that if Parent proposes to accept a settlement of such a Tax Liability (and such proposed settlement does not have a materially adverse impact on the Company or any of its Subsidiaries for Post-Closing Taxable Periods (or the portion of the Straddle Period not allocated to the Seller), and the Company does not consent thereto, the Liability of Parent and Seller under this ARTICLE VII in respect of such Tax Liability shall be limited as of the date the settlement would have been accepted but for the Company’s failure to consent (the “Rejected Settlement Date”) to the portion of the proposed settlement amount attributable to the Pre-Closing Taxable Period. All costs, fees and expenses paid to third parties in the course of such Legal Proceeding shall be borne by Parent until the Rejected Settlement Date, and shall thereafter be borne by the Company. In the event that any party hereto retains its own advisors or experts in connection with any such Legal Proceeding, the costs and expenses thereof shall be borne solely by such party.

(c)  Straddle Periods. Parent and the Company jointly shall represent the interests of the GMACCH Companies in any Legal Proceeding relating to any Straddle Period for which each party may have Tax Liability. Neither party shall settle any dispute relating to a Tax Liability attributable to any of the GMACCH Companies for a Straddle Period without the consent of the other party (which consent shall not be unreasonably withheld); provided, however, that if Parent proposes to accept a settlement of such Tax  Liability, and the Company does not consent thereto, the Liability of Parent and Seller under this ARTICLE VII in respect of such Tax Liability shall be limited to the portion of the proposed settlement amount attributable to the portion of the Straddle Period ending on the Closing Date; provided, however, that such proposed settlement does not have a materially adverse impact on the Company or any of its Subsidiaries for periods after the Straddle Period. All costs, fees and expenses paid to third parties in the course of such Legal Proceeding shall be borne by Parent and the Company in the same ratio as the ratio in which, pursuant to the terms of this ARTICLE VII, Parent and the Company would share the responsibility for payment of the Taxes asserted by the taxing authority in its claim or assessment if such claim or assessment were sustained in its entirety; provided, however, that in the event that any party hereto retains its own advisors or experts in connection with any such Legal Proceeding, the costs and expenses thereof shall be borne solely by such party.

(d)  Post-Closing Taxable Periods. The Company shall have the sole right to represent the interests of the GMACCH Companies in any Legal Proceedings relating to a Post Closing Taxable Period (or to any Straddle Period for which Parent and Seller have no Tax Liability) and to employ counsel of its choice at its own expense. The Company shall not, without consent of Parent (which consent shall not be unreasonably withheld), settle any dispute relating to a Legal Proceeding described in this Section 7.7(d), if such settlement (a) pertains to a Tax item which is the same as (or substantially similar to) one or more Tax items reportable on a Tax Return for a Pre-Closing Tax period, and (b) such Pre-Closing Tax Period is the subject of an examination by a relevant taxing authority at the time of such settlement and would materially adversely affect the ability of Parent or any of its Subsidiaries to sustain the position taken with respect to such Tax item on such Pre-Closing Tax Period Tax Return.

7.8          Tax Sharing Arrangements.

(a)  Existing Tax Allocation Agreement. The Tax Allocation Agreement in effect as of the date hereof between the Company and Parent and/or Seller shall continue in effect through the close of business on the Closing Date, and all amounts owing between Company and Parent and/or Seller thereunder as of such date (disregarding any adjustments arising from Tax audits or Legal Proceedings not reflected on the balance sheet off of which the Purchase Price is calculated) shall be paid to Company or Parent and/or Seller, as the case may be, as provided for in such Tax Allocation Agreement.

(b)  Tax Sharing Arrangement for Gap Period.

(i)            Notwithstanding anything to the contrary in this Section 7.8, all Tax payments (including estimated Tax payments) relating to the Gap Period that would arise under the Tax Allocation Agreement shall be paid by Company to Parent through the time that the Parent Consolidated Group files its Tax Return for the year that includes the Gap Period (the “Gap Period Return”).

(ii)           The Tax payments to be made under the Tax Allocation Agreement relating to the Gap Period shall be computed in a manner similar to that used for prior Tax periods; provided, however that the Company and its Subsidiaries shall be permitted to utilize any and all net operating losses arising during the Gap Period (but not any such losses or credits carried into such Gap Period) to offset Tax payments under the Tax Allocation Agreement to the same extent as the Company and its Subsidiaries could have used such losses and credits had the Company been the common parent of an affiliated group of corporations filing a consolidated federal (or, where appropriate, combined state) income tax return for the Gap Period.

(iii)          No later than the filing of the Parent Consolidated Group Tax Return for the taxable year ending on December 31st of the year in which the Closing Date occurs, the Parent shall provide to the Company a schedule of Gap Period net operating losses and Gap Period foreign tax credits that have been allocated from the Parent Consolidated Group to Company and its Subsidiaries pursuant to Reg. §1.1502-79.

(iv)          Any payments required by this Section 7.8(b) shall be made as specified by the Tax Allocation Agreement, provided that the computations and payments required by this Section 7.8(b) shall not be adjusted to reflect the results of any future Tax audits or Legal Proceedings related thereto.

(c)  Termination. Except as provided for in Sections 7.8(a) and 7.8(b), any Tax Allocation Agreement or similar contract or arrangement involving Seller, Parent, or any member of the Parent Group on the one hand, and Company or any of its Subsidiaries, on the other hand, shall be terminated as of the Closing Date with respect to the Company and such Subsidiary and neither the Company nor any of its Subsidiaries shall have any Liability under any such Tax Allocation Agreement or similar Contract or arrangement after the Closing.

7.9          Characterization of Payments. For all Tax purposes, the Parties hereto agree to treat, and to cause their respective Subsidiaries to treat, (i) except as required by applicable Law, any payment required by ARTICLE IX or this ARTICLE VII as an adjustment to the Purchase Price and (ii) any payment of interest or non-Federal Income Taxes by or to a taxing authority as taxable or deductible, as the case may be, to the party entitled under this ARTICLE VII to retain such payment or required under this ARTICLE VII to make such payment, in either case except as otherwise mandated by applicable Law.

7.10        Conflicts. Notwithstanding any other provision in this Agreement to the contrary, the rights and obligations of the Parties hereto set forth in this ARTICLE VII shall not be subject to ARTICLE IX except for Section 9.6. In the event of a conflict between this ARTICLE VII and any other provision of this Agreement, this ARTICLE VII shall govern and control.

ARTICLE VIII
TERMINATION

8.1          Ability to Terminate. The Parties may terminate this Agreement as provided below:

(a)  Parent, Seller and Investor may terminate this Agreement by mutual written consent at any time prior to the Closing;

(b)  Investor may terminate this Agreement by giving written notice to Seller if any of the conditions set forth in Section 4.1 shall have become incapable of fulfillment on or before the End Date, and shall not have been waived by Investor in its sole discretion (unless the failure of any such condition to have been fulfilled results primarily from Investor breaching any representation, warranty, or covenant contained in this Agreement);

(c)  Parent and Seller may terminate this Agreement by giving written notice to Investor if any of the conditions set forth in Section 4.2 shall have become incapable of fulfillment on or before the End Date, and shall not have been waived by Parent and Seller, each in its sole discretion (unless the failure of any such condition to have been fulfilled results primarily from Parent or Seller breaching any representation, warranty, or covenant contained in this Agreement);

(d)  If any one of the Pro Forma Credit Ratings is lower than the applicable Target Rating, then Investor may terminate this Agreement by giving written notice to Seller and Parent on or before midnight on the later of (i) September 30, 2005 and (ii) the date that is two weeks after the date that Pro Forma Credit Ratings have been received from each of the Applicable

Rating Agencies (and this termination right shall expire if such written notice is not received by Seller and Parent on or before such time);

(e)  Parent and Seller, on the one hand, or Investor, on the other hand, may terminate this Agreement if the Pro Forma Credit Ratings have not been received from each of the Applicable Rating Agencies on or before September 30, 2005, unless the failure to obtain any such Pro Forma Credit Rating results primarily from such Party’s breach of any representation, warranty or covenant contained in this Agreement; and

(f)  Parent and Seller, on the one hand, or Investor, on the other hand, may terminate this Agreement if the Closing does not occur on or prior to March 31, 2006 (the “End Date”).

8.2          Effect of Termination. If any Party terminates this Agreement pursuant to Section 8.1, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to the other Party; provided, however, that the provisions contained in Section 6.1(c) (Confidentiality) (except, in the event this Agreement is terminated, with respect to information of or related to the GMACCH Companies and their businesses), Section 6.2(c) (Confidentiality), Section 6.3(c) (Publicity), Section 10.4 (Expenses), Section 10.9 (Brokerage) and this ARTICLE VIII shall survive termination. Notwithstanding the foregoing, if this Agreement is terminated by any Party pursuant to Section 8.1(b) or Section 8.1(c), as the case may be, (i) by reason of any knowing or willful breach of any representation and warranty or failure to perform or comply with any covenant or other agreement contained herein, nothing herein shall relieve the breaching or defaulting party from any Liability therefor, and nothing herein shall limit or restrict the non-breaching and non-defaulting Party from asserting or exercising any right or remedy available to it at law or equity, or (ii) by reason of a breach of any representation and warranty or failure to perform or comply with any covenant or other agreement contained herein, in each case, that is not knowing or willful, then the breaching or defaulting Party promptly shall pay to the non-breaching or non-defaulting Party, as liquidated damages and the sole recourse for the non-breaching or non-defaulting Party, an amount equal to the non-breaching Party’s accountable, third party expenses incurred in connection with the transactions contemplated by this Agreement (including the fees and expenses of counsel and financial advisors).

8.3          Procedure upon Termination. In the event of termination pursuant to Section 8.1, written notice thereof will be immediately given to the other Party and the transactions contemplated by this Agreement will be terminated, without any further action by any Party, subject to Section 8.2. If the transactions contemplated by this Agreement are terminated as provided herein, each Party will return all documents, work papers and other materials of the other Parties, whether obtained prior to or after the execution of this Agreement, to the Party furnishing the same.

ARTICLE IX
INDEMNIFICATION

9.1          Survival of Representations. The representations and warranties in this Agreement and any certificate delivered pursuant hereto shall survive the Closing solely for purposes of this Section 9.1 and shall terminate at the close of business on the two-year anniversary of the Closing Date, except that:

(a)  the representations and warranties set forth in Section 5.1(a) (Authorization), Section 5.1(d) (Ownership of Shares), Section 5.2(b) (Capitalization), Section 5.2(ff) (Affiliated Transactions) and Section 5.3(a) (Authorization) shall survive the Closing Date indefinitely;

(b)  the representations and warranties set forth in Section 5.2(v) (Employee Benefit Plans) and Section 5.2(w) (Taxes) shall survive the Closing Date until the expiration of the applicable statute of limitations, including extensions or tolling thereof;

(c)  the representations and warranties set forth in Section 5.2(r) (Compliance with Laws) shall terminate as of the close of business on the three-year anniversary of the Closing Date; and

(d)  the representations and warranties set forth in Section 5.2(u) (Environmental Compliance) shall terminate as of the close of business on the five-year anniversary of the Closing Date.

Unless a post-Closing survival period is set forth herein (in which event such specified period will control), the covenants and agreements in this Agreement that by their terms require performance after the Closing will survive the Closing and remain in effect indefinitely.

9.2          Indemnification by Parent and Seller.

(a)  Losses. Subject to the provisions of Sections 9.2(b)-(f), from and after the Closing, Parent and Seller, jointly and severally, shall indemnify, without duplication, each of the Company and its Subsidiaries, officers, directors, employees and agents, and the Investor, the Affiliates of Investor and its and their respective equityholders, officers, directors, employees and agents (collectively, the “Investor Indemnified Parties”) against, and hold them harmless from, any loss, liability, damage, obligation, cost or expense (including reasonable costs of investigation and reasonable legal fees and expenses) (“Losses”) suffered or incurred by any such Investor Indemnified Party (“Investor Losses”) to the extent arising from (i) any breach of any representation or warranty of Parent or Seller contained in this Agreement or any certificate delivered by Parent or Seller pursuant hereto, (ii) any breach of (A) any covenant of Parent or Seller contained in this Agreement requiring performance after the Closing Date or (B) the covenant in Section 6.1(b)(ii)(Y) and (iii) each Legal Proceeding set forth or required to be set forth on Schedule 5.2(p) (the “Covered Legal Proceedings”) with respect to which the aggregate Losses paid after December 31, 2005 for such Covered Legal Proceeding exceed $250,000, to the extent, and only to the extent, that the aggregate Losses with respect to any such Covered Legal Proceeding exceed any specific reserves relating thereto included in the Adjusted December Balance Sheet and the aggregate Losses with respect to all such Covered Legal

Proceedings, to the extent not covered by specific reserves, exceed the aggregate amount of any general litigation reserves included in the Adjusted December Balance Sheet that have not been utilized by the GMACCH Companies in respect of Losses arising after December 31, 2005 from Legal Proceedings, other than Covered Legal Proceedings, pending as of December 31, 2005. The Parties agree that for purposes of determining whether any representation or warranty subject to indemnification pursuant to Section 9.2(a)(i) has been breached and in calculating the amount of Investor Losses relating thereto, such representations and warranties alleged to have been breached shall be construed as if any qualification or limitation with respect to materiality, whether by reference to the terms “material,” “in all material respects,” “material and adverse,” “in any material respect,” “materially and adversely,” “except with respect to matters that are immaterial” or “Material Adverse Effect,” were omitted from the text of such representations, warranties and covenants (other than the reference to “Material Adverse Effect” in the first sentence of Section 5.2(q)). In the event that any amount is due by Parent and Seller in respect of Investor Losses suffered or incurred by the Company or any of its Subsidiaries, the Parties agree that Parent and Seller shall pay the amount due directly to the Company or the applicable Subsidiary. In the event that any amount is due by Parent and Seller in respect of Investor Losses suffered or incurred by Investor (other than Losses suffered or incurred by the Company or any other Subsidiary), then Parent and Seller shall pay the amount due directly to the Investor. In the event that Investor Losses are suffered or incurred by an officer, director, employee or agent of the Company or any Subsidiary, the Company may reimburse such person for its Investor Losses and the amount of any payments by the Company in connection with such reimbursement shall be deemed to be an Investor Loss incurred by the Company for purposes of this ARTICLE IX. In the event that any Investor Losses are incurred by any equityholder, officer, director, employee or agent of the Investor or its Affiliates, the Investor may reimburse such person for its Investor Losses and the amount of any payments by Investor in connection with such reimbursement shall be deemed to be an Investor Loss incurred by Investor for purposes of this ARTICLE IX.

(b)  General Liability Basket. Parent and Seller shall not have any liability under Section 9.2(a)(i) (except in the case of Investor Losses arising from a breach of the representations and warranties contained in Sections 5.1(a), 5.1(d), 5.2(b), 5.2(w) or 5.2(ff) or Section 5.2(v) (to the extent it relates to Plans other than Company Plans)), which shall be excluded from the provisions of this Section 9.2(b) for all purposes) unless the aggregate of all Investor Losses relating thereto for which Parent and Seller would, but for this Section 9.2(b), be liable (excluding any Investor Losses relating to breaches of any representation or warranty contained in Section 5.2(s) or any certificate relating thereto, which shall be governed by Section 9.2(c)) exceeds on a cumulative basis an amount equal to $30,363,857 (the “Basket”), and then only to the extent of any such excess, provided that, only 60% of any Investor Losses suffered or incurred by the Company or any of its Subsidiaries, officers, directors, employees or agents shall be counted for purposes of applying the Basket.

(c)  Loan Files Liability Basket. Notwithstanding anything to the contrary in Section 9.2(b), Parent and Seller shall not have any liability under Section 9.2(a)(i) above with respect to any breach of the representations and warranties contained in Section 5.2(s) (Mortgage Lending Business) (or any certificate to the extent relating thereto) unless the aggregate of all Investor Losses relating thereto exceeds on a cumulative basis an amount equal to $50,000,000.00 (the “Loan Files Basket”), and then only to the extent of any such excess (it being understood that for purposes of determining whether any representation or warranty contained in Section 5.2(s) has been breached and in calculating the amount of Investor Losses relating thereto, such representations and warranties alleged to have been breached shall be construed as if the terms “materially,” “in all material respects” and “Material Adverse Effect” were omitted from the text of such representations and warranties).

(d)  Liability Limitations. Parent and Seller’s aggregate liability (except in the case of Investor Losses arising from a breach of the representations and warranties contained in Section 5.1(a), 5.1(d), 5.2(b), 5.2(r), 5.2(u), 5.2(v), 5.2(w) or 5.2(ff), which shall be excluded from the provisions of this Section 9.2(d) for all purposes) shall in no event exceed an amount equal to $759,096,426 (the “Cap”); provided that, only 60% of any indemnification payment made to the Company or any of its Subsidiaries, officers, directors, employees or agents in respect of any Investor Losses shall be counted for purposes of applying the Cap. For the avoidance of doubt, (i) no Loss shall be deemed to have been suffered or incurred as a result of any fact, circumstance, event, change, effect, practice, action, inaction or development that gives rise to a breach of any representation, warranty or covenant to the extent that the Loss related to such breach has been or will be recognized in the calculation of Adjusted December Shareholders Equity (e.g., a Loss that has been or will be set forth on, or recognized as an expense in any period prior to or ending on, December 31, 2005, or that has been or will be recognized in the calculation of Adjusted December Shareholders Equity as a result of an Agreed Adjustment) (a “Compensated Breach”), and Seller and Parent shall have no obligation to indemnify or reimburse any Person with respect to any Compensated Breach, provided that the $225,000,000 that is deducted pursuant to the definition of December Shareholders Equity shall not be considered in determining whether a Loss is a Compensated Breach (i.e., no Loss shall be deemed a Compensated Breach by virtue of the $225,000,000 deduction), and (ii) any indemnity payments received pursuant to ARTICLE VII or Section 6.3(g) or as a result of a breach of representations in Sections 5.1(a), 5.1(d), 5.2(b), 5.2(r), 5.2(u), 5.2(v), 5.2(w) or 5.2(ff) shall not be included in determining whether all other Investor Losses indemnified hereunder exceed the Cap. The amount of any and all Investor Losses suffered or incurred by the Company under this ARTICLE IX shall be determined net of any insurance (other than self-insurance) under policies maintained prior to the Closing Date by or on behalf of any GMACCH Company or any member of the Parent Group. If any indemnified party recovers under any such policy as a result of a matter to which it has previously received indemnification under this Agreement, it shall promptly pay such recovery to the indemnifying party.

(e)  Exclusions from Baskets, Cap and Survival Limitations. The Basket, the Loan Files Basket, the Cap and the survival limitations of Section 9.1 shall not apply to any breach of any representation or warranty to the extent resulting from fraud, gross negligence or willful misconduct of either Parent or Seller.

9.3          Exclusive Remedy. Except as otherwise expressly provided in ARTICLE VII, Section 10.9 and Section 10.16, each of Investor, the Company, Parent and Seller acknowledge and agree that, from and after the Closing, its sole and exclusive remedy with respect to any and all claims relating to the subject matter of this Agreement shall be pursuant to the indemnification provisions set forth in Section 9.2 or 9.4, as the case may be. It is acknowledged and agreed that none of the limitations or exclusions set forth in this ARTICLE IX shall apply to any Party’s breach of or failure to perform any covenant or undertaking set forth in this Agreement and required to be performed prior to the Closing Date, in respect of which the other Party(ies) shall have, in addition to their rights hereunder, all rights and remedies available to them at law or in equity.

9.4          Indemnification by Investor.

(a)  From and after the Closing, Investor shall indemnify Parent and Seller, their respective Affiliates, officers, directors, employees and agents against and hold them harmless from any Losses suffered or incurred by any such indemnified party (“Parent and Seller Losses”) to the extent arising from (i) any breach of any representation or warranty of Investor contained in this Agreement or any certificate delivered by Investor pursuant hereto and (ii) any breach of any covenant of Investor contained in this Agreement requiring performance after the Closing Date (it being understood that for purposes of determining whether any representation or warranty subject to indemnification under this Section 9.4(a)(i) has been breached and in calculating the amount of Parent and Seller Losses relating thereto, such representations and warranties alleged to have been breached shall be construed as if any qualification or limitation with respect to materiality, whether by reference to the terms “material,” “material and adverse effect,” “in all material respects” or “Material Adverse Effect,” were omitted from the text of such representations, warranties and covenants);

(b)  Investor shall not have any liability under Section 9.4(a)(i) unless the aggregate of all Parent and Seller Losses relating thereto for which Investor would, but for this proviso, be liable exceeds on a cumulative basis an amount equal to the Basket, and then only to the extent of any such excess; and

(c)  Investor’s aggregate liability shall in no event exceed the Cap.

(d)  The Basket, the Cap and the survival limitations of Section 9.1 shall not apply to any breach of any representation or warranty to the extent resulting from fraud, gross negligence or willful misconduct of Investor.

9.5          Indemnification by the Company. The Company shall (i) indemnify Parent and Seller and their respective Affiliates, officers, directors, employees and agents against and hold them harmless from any Parent and Seller Losses suffered or incurred by any such indemnified party to the extent arising from any breach of any covenant of the Company contained in this Agreement requiring performance after the Closing and (ii) except as set forth in this Agreement, indemnify Seller and its Affiliates against and hold them harmless from any Parent and Seller Losses suffered or incurred by any such indemnified party in its capacity as a direct or indirect stockholder of the Company solely to the extent arising out of the operation of the GMACCH Companies or their business after the Closing and from which Parent or Seller is not retaining or holding Investor and the Company harmless pursuant to the terms hereof, but only to the same extent as any member of Investor is so indemnified in its capacity as a direct or indirect stockholder of the Company.

9.6          Termination of Indemnification. The obligations to indemnify and hold harmless a party hereto pursuant to Sections 9.2(a)(i) and 9.4(a)(i) shall terminate when the applicable representation or warranty terminates pursuant to Section 9.1; provided, however, that such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which the person to be indemnified or the related party thereto shall have, prior to the expiration of the applicable period, previously made a claim by delivering a written notice (stating in reasonable detail the nature of any such claim for indemnification and the provisions of this Agreement upon which such claim for indemnification is made) to the indemnifying party. The obligation to indemnify and hold harmless a party hereto pursuant to the other clauses of Sections 9.2 and 9.4 and Section 9.5 shall not terminate.

9.7          Procedures Relating to Indemnification.

(a)  In order for a party (the “indemnified party”) to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a claim or demand made by any person, firm, governmental authority or corporation against the indemnified party, with the exception of Tax indemnifications (which are provided in ARTICLE VII) (such a claim or demand, other than in respect of Tax indemnifications, a “Third Party Claim”), such indemnified party must notify the indemnifying party in writing, and in reasonable detail, of the Third Party Claim as promptly as reasonably possible after receipt by such indemnified party of notice of the Third Party Claim; provided, however, that failure to give such notification on a timely basis shall not affect the indemnification provided hereunder except to the extent the indemnifying party shall have been actually prejudiced as a result of such failure. Thereafter, the indemnified party shall deliver to the indemnifying party, within five business days after the indemnified party’s receipt thereof, copies of all notices and documents (including court papers) received by the indemnified party relating to the Third Party Claim; provided, however, that failure to give such notification on a timely basis shall not affect the indemnification provided hereunder except to the extent the indemnifying party shall have been actually prejudiced as a result of such failure.

(b)  Subject to Section 9.7(c), if a Third Party Claim is made against an indemnified party, the indemnifying party shall be entitled to participate in the defense thereof and, if it so chooses and acknowledges its obligation to indemnify the indemnified party therefore (unless the indemnifying party is also a party to such Legal Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate), to assume the defense thereof with counsel selected by the indemnifying party and reasonably satisfactory to the indemnified party. If the indemnifying party assumes the defense of a Third Party Claim, the indemnifying party shall not be liable to the indemnified party for legal expenses subsequently incurred by the indemnified party in connection with the defense thereof, other than reasonable costs of investigation. If the indemnifying party assumes such defense, the indemnified party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the indemnifying party, it being understood, however, that the indemnifying party shall control such defense. The indemnifying party shall be liable for the fees and expenses of counsel employed by the indemnified party for any period during which the indemnifying party has not assumed the defense thereof. If the indemnifying party chooses to defend any Third Party Claim, all the Parties hereto shall use commercially reasonable efforts to cooperate in the defense or prosecution of such Third Party Claim. Such cooperation shall include the retention and (upon the indemnifying party’s request) the provision to the indemnifying party of records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The indemnifying party shall not consent to a settlement of, or the entry of any judgment arising from, any such claim or legal proceeding, without the prior written consent of the indemnified party (which consent shall not be unreasonably withheld or delayed). The indemnified party shall not settle or compromise any Third Party Claim for which it is entitled to indemnification hereunder without the prior written consent, which shall not be unreasonably withheld or delayed, of the indemnifying party; provided, however, that if a Legal Proceeding shall have been instituted against the indemnified party and the indemnifying party shall not have taken control of such Legal Proceeding within 30 days after notification thereof as provided in paragraph (a) in this Section 9.7, the indemnified party shall have the right to settle or compromise such claim upon giving notice to the indemnifying party as provided in paragraph (a) in this Section 9.7. If the indemnifying party does not assume the defense of any such claim or litigation resulting therefrom within 30 days after the date such claim is made: (a) the indemnified party may defend against such claim or litigation in such manner as it may deem appropriate, including, but not limited to, settling such claim or litigation, after giving notice of the same to the indemnifying party, on such terms as the indemnified party may deem appropriate, (b) the indemnifying party shall be entitled to participate in (but not control) the defense of such action, with its counsel and at its own expense and (c) the indemnifying party will be bound by any determination made in such Legal Proceeding or any compromise or settlement effected by the indemnified party. Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a Legal Proceeding may adversely affect it or its Affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise or settle such Legal Proceeding, but the indemnifying party will not be bound by any determination of a Legal Proceeding so defended or any compromise or settlement effected without its consent (which shall not be unreasonably withheld).

(c)  Notwithstanding Section 9.7(b), the Company shall control the defense of any claim or legal proceeding subject to indemnification pursuant to Section 9.2(a)(iii), provided, however, that (i) Parent and Seller shall be entitled to participate in the defense thereof and (ii) the Company shall not consent to a settlement of, or the entry of any judgment arising from, any such claim or legal proceeding without the prior written consent of Parent or Seller (which consent shall not be unreasonably withheld or delayed), to the extent that the amount for which the Company would be entitled to indemnification in connection with such settlement or judgment (including any legal expenses incurred in connection therewith) is greater than $2,000,000.

(d)  From and after the Closing, the Company will, and will cause its Subsidiaries (as applicable) to, consult with Parent regarding the initiation and prosecution of McCarthy Recovery Claims and diligently pursue McCarthy Recovery Claims to the extent requested by Parent. Parent shall be regularly consulted regarding the prosecution of any McCarthy Recovery Claims and shall be allowed to participate therein to the extent that Parent reasonably deems necessary. For the avoidance of doubt (and without limiting any other right of Parent or Seller under this Agreement or the ability of Parent or Seller to assert any right or claim that it may have relating to the McCarthy Boulevard Lawsuit): (i) any payment, right, interest or other asset or benefit received by or transferred to the Company or its Subsidiaries as a result of any agreement, negotiation, determination, settlement or judgment with respect to any McCarthy Recovery Claim (any “McCarthy Recovery”) shall reduce the amount of any Loss that would otherwise be deemed to have been suffered, incurred or paid by the Company or its Subsidiaries with respect to the 1601 McCarthy Boulevard Lawsuit; and/or (ii) to the extent that any McCarthy Recovery is received by or transferred to the Company or its Subsidiaries after Parent or Seller has provided indemnification to any Investor Indemnified Party with respect to the McCarthy Boulevard Lawsuit, the Company will pay or otherwise transfer to Parent or Seller (as applicable) any and all of such McCarthy Recovery within two (2) business days of receipt by or transfer to the Company or its Subsidiaries. All reasonable legal fees and expenses and reasonable costs of investigation incurred by the Company or its Subsidiaries to the extent arising from the satisfaction of their respective obligations pursuant to this Section 9.7(d) shall be reimbursed by Parent or Seller

9.8          Waiver. Knowledge, in and of itself, acquired or capable of being acquired by any Investor Indemnified Party at any time as to the accuracy or inaccuracy of any representation or warranty or the performance of or compliance with any covenant or obligation contained herein shall not constitute a waiver or limit Investor’s rights to indemnification under this Agreement for breach of any such representation or warranty or for breach of any such covenant or obligation. The right to indemnification based on the accuracy of any representation or warranty or on the performance of or compliance with any covenant or obligation shall not be waived unless such waiver is in writing signed by the party waiving such right.

9.9          Right of Off-Set/Set-Off. Each Party expressly acknowledges and agrees that in the event that any Company Indemnified Party or Investor Indemnified Party has asserted one or more claims for indemnification against the Seller and/or Parent under Section 9.2 hereof (within the periods set forth in Section 9.5 hereof) and (ii) either (A) the liability of Parent or Seller for such claim has been agreed to in writing by Parent, or a court of competent jurisdiction has entered a final and nonappealable order holding Parent or Seller liable with respect thereto, or (B) Parent or Seller, as debtor, is subject to a voluntary or involuntary proceeding under any applicable bankruptcy law that has not been stayed or discharged within sixty (60) days of commencement, then the Investor Indemnified Parties will be entitled to set off the amount of any such agreed to or finally adjudicated Loss in the case of (ii)(A) above or the amount of such claimed Loss in the case of (ii)(B), and withhold such amount from, any payments due to Seller or any member of the Parent Group under this Agreement or any other Transaction Document, provided, that, in the case of (ii)(B) above, the foregoing right of offset shall not limit the right of Parent, Seller or any bankruptcy trustee or receiver to contest the indemnification claim.

ARTICLE X
MISCELLANEOUS

10.1        Further Assurances. From time to time, as and when requested by any Party hereto, any other Party hereto shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions (subject to any limitations set forth in this Agreement), as such other Party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement, all at the sole cost and expense of the requesting Party (except to the extent that the requesting Party is entitled to indemnification therefor under ARTICLE IX above).

10.2        Assignment. Except as set forth below, this Agreement and any rights and obligations hereunder shall not be assignable or transferable by Investor, Parent or Seller without the prior written consent of the other Party and any purported assignment without such consent shall be void and without effect; provided, however, that, without the consent of the other Parties, (i) Investor, Parent or Seller may assign its rights and obligations hereunder to any Affiliate or Subsidiary upon written notice of such assignment to each other Party (it being understood, however, that no such assignment shall limit or otherwise affect Parent’s, Seller’s or Investor’s obligations hereunder) and (ii) Parent and Seller may assign their rights and obligations in connection with any reorganization, recapitalization, merger, consolidation, business combination or sale of all or substantially all of the business, stock or assets of Seller or Parent.

10.3        No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties hereto and their permitted assigns and nothing herein express or implied (including ARTICLE IX hereof) shall give or be construed to give to any Person, other than the Parties hereto and such permitted assigns, any legal or equitable rights hereunder.

10.4        Expenses. Whether or not the transactions contemplated hereby are consummated, and except for fees and expenses payable by the Company pursuant to any advisory agreement with any of its Affiliates and except as otherwise specifically provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs or expenses; provided, however, that to the extent Investor, Parent or Seller has paid costs or expenses to a third party in connection with obtaining Pro Forma Credit Ratings or to the lenders party to the Bank Commitment Letter, the Company shall, at and upon Closing, reimburse Investor, Parent or Seller, as applicable, for such costs or expenses.

10.5        Amendment and Waiver. This Agreement may be amended, or any provision of this Agreement may be waived; provided that any such amendment or waiver shall be binding upon Seller and Parent only if set forth in a writing executed by Seller and Parent and referring specifically to the provision alleged to have been amended or waived, and any such amendment or waiver shall be binding upon Investor only if set forth in a writing executed by Investor and referring specifically to the provision alleged to have been amended or waived. No course of dealing between or among any persons having any interest in this Agreement shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any person under or by reason of this Agreement.

10.6        Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by electronic mail, prepaid telex, cable or telecopy, or sent, postage prepaid, by registered, certified or express mail, or reputable overnight courier service and shall be deemed given when so delivered by hand, e-mailed, telexed, cabled or telecopied, or if mailed, three days after mailing (one business day in the case of express mail or overnight courier service), as follows:

If to Investor:

GMACCH Investor LLC
c/o Kohlberg, Kravis & Roberts & Co. L.P.
9 West 57th Street
New York, New York 10019
Attention: Scott Nuttall
Telecopy: (212) 750-0003

GMACCH Investor LLC
c/o Goldman, Sachs & Co.
85 Broad Street
New York, New York 10004
Attention: Stuart Katz
Telecopy: (212) 357-5505

GMACCH Investor LLC
c/o Five Mile Capital Partners LLC
Four Stamford Plaza, Suite 400
Stamford, CT 06902
Attention: Konrad Kruger
Telecopy: (203) 905-0954

with a copy to (which shall not constitute notice):

Paul, Hastings, Janofsky & Walker, LLP
75 E. 55th Street
New York, New York 10022
Attention: Thomas E. Kruger, Esq.
Telecopy: (212) 319-4090

Reed Smith LLP
1201 Market Street
Wilmington, Delaware 19801
Attention: Thomas L. Fairfield, Esq.
Telecopy: (302) 778-7575

If to Seller:

GMAC Mortgage Group, Inc.
200 Renaissance Center
P.O. Box 200
Detroit, Michigan 48265-2000
Attention: Corporate Secretary
Telecopy: (313) 665-6308

with a copy to (which shall not constitute notice):

Kirkland & Ellis LLP
200 East Randolph Drive
Chicago, Illinois 60601
Attention: R. Scott Falk, Esq.
Telecopy: (312) 861-2200

If to Parent:

General Motors Acceptance Corporation
200 Renaissance Center
P.O. Box 200
Detroit, Michigan 48265-2000
Attention: Richard V. Kent, Esq.
Telecopy: (313) 665-6124

with a copy to (which shall not constitute notice):

Kirkland & Ellis LLP
200 East Randolph Drive
Chicago, Illinois 60601
Attention: R. Scott Falk, Esq.
Telecopy: (312) 861-2200

If to the Company:

GMAC Commercial Holding Corp.
200 Witmer Road
Horsham, Pennsylvania 19044
Attention: Maria Corpora, Esq.
Telecopy: (215) 328-3774

with a copy to (which shall not constitute notice):

Kirkland & Ellis LLP
200 East Randolph Drive
Chicago, Illinois 60601
Attention: R. Scott Falk, Esq.
Telecopy: (312) 861-2200

10.7        Counterparts. This Agreement may be executed in one or more counterparts (including by means of telecopied signature pages), all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Parties.

10.8        Entire Agreement. This Agreement and any other agreements referred to herein (including the Confidentiality Agreement) contain the entire agreement and understanding between the Parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, whether written or oral, relating to such subject matter.

10.9        Brokerage. Investor has not retained any broker or finder or incurred any Liability for any brokerage fees, commissions or finder’s fees with respect to this Agreement or the transactions contemplated by this Agreement, except pursuant to arrangements for which Investor is solely responsible. Neither Seller nor Parent has retained any broker or finder or incurred any Liability or obligation for any brokerage fees, commissions or finder’s fees with respect to this Agreement or the transactions contemplated hereby. Notwithstanding anything to the contrary in ARTICLE IX, Investor shall indemnify and hold Seller and Parent harmless for any breach of its representation in this Section 10.9, and Seller and Parent shall indemnify and hold Investor harmless for any breach of their representation in this Section 10.9.

10.10      Disclosure on Schedules. The inclusion of information in any of such Schedules hereto shall not be construed as an admission that such information is material to the GMACCH Companies. In addition, matters reflected in such Schedules are not necessarily limited to matters required by this Agreement to be reflected in such Schedules. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature. Prior to the Closing, Seller shall have no right to supplement, modify or update the Schedules hereto, except for Schedules 6.2(c) (Financial Guarantees) and 6.2(d) (Non-Financial Guarantees). The Section numbers in the Schedules shall be deemed to make specific reference to the corresponding Section numbers in this Agreement. Notwithstanding any provision to the contrary in this Agreement, an item disclosed in any Schedule which is relevant to another section, subpart or subdivision of such Schedule or to another Schedule or to any Section of this Agreement, as applicable, shall be deemed disclosed in such other section, subpart or subdivision of such Schedule and to such other Schedule and with respect to all relevant Sections of this Agreement, as applicable, only to the extent that such item is cross-referenced in such other Schedule or in such section, subpart or subdivision.

10.11      Severability. If any provision of this Agreement or any other agreement contemplated hereby is held to be illegal, invalid or unenforceable under any present or future law for any reason, (a) such provision will be fully severable, (b) this Agreement or such other agreement contemplated hereby will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement or such other agreement contemplated hereby will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom, and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement, or such other agreement contemplated hereby a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

10.12      Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of law principles of such State.

10.13      Jurisdiction; Waiver of Jury Trial. Any Legal Proceeding against any Party hereto arising out of or relating to this Agreement or any transaction contemplated hereby may be brought in any Federal or state court located in the state of New York, and each Party hereby submits to the exclusive jurisdiction of such courts for the purpose of any such Legal Proceeding. EACH OF INVESTOR, THE COMPANY, SELLER AND PARENT HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO (A) THIS AGREEMENT, THE SCHEDULES, AND ANY CERTIFICATE OR OTHER DOCUMENT REQUIRED TO BE DELIVERED HEREBY OR (B) THE TRANSACTIONS CONTEMPLATED HEREBY.

10.14      Incorporation of Schedules. All Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

10.15      No Recourse. No past, present or future director, officer, employee, shareholder, incorporator or partner, as such, of any Party (other than Parent in its capacity as the sole shareholder of Seller and Seller as the sole shareholder of the Company) hereto shall have any liability for any obligations of any other Party under this Agreement or for any claim based on, in respect of or by reason of such obligations or their creation.

10.16      Specific Performance. In the event of a breach or threatened breach by any Party hereto of any of its obligations hereunder to consummate the transactions provided for herein in accordance with the terms hereof, any other Party hereto shall be entitled to specific performance with respect to said obligation.

10.17      Definitional Provisions.

(a)  Interpretation. The headings and captions contained in this Agreement, in any Exhibit or Schedule hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized terms used in any Schedule or Exhibit and not otherwise defined therein shall have the meanings set forth in this Agreement.

(b)  Accounting Terms. Accounting terms (if any) which are not otherwise defined in this Agreement have the meanings given to them under GAAP. To the extent that the definition of such accounting term that is defined in this Agreement is inconsistent with the meaning of such term under GAAP, the definition set forth in this Agreement will control.

(c)  Certain Terms. The terms “hereof,” “herein” and “hereunder” and terms of similar import are references to this Agreement as a whole and not to any particular provision of this Agreement. The term “including” as used in this Agreement is used to list items by way of example and shall not be deemed to constitute a limitation of any term or provision contained herein. As used in this Agreement, the singular or plural number shall be deemed to include the other whenever the context so requires. Article, Section, clause and Schedule references contained in this Agreement are references to Articles, Sections, clauses and Schedules in or to this Agreement, unless otherwise specified. The term “knowledge” (and similar terms, including “aware”), when used in the phrase “to the knowledge of Parent and Seller” (or when used in similar phrases to refer to the knowledge or awareness of any member of the Parent Group), shall mean, and shall be limited to, the actual knowledge of the individuals set forth on Schedule 10.17(c)(I) as of the date the representation is given, after reasonable inquiry. The term “knowledge” (and similar terms, including “aware”), when used in the phrase “to the knowledge of Investor” (or when used in similar phrases to refer to the knowledge or awareness of Investor), shall mean, and shall be limited to, the actual knowledge of the individuals set forth on Schedule 10.17(c)(II) as of the date the representation is given, after reasonable inquiry. The word “or” shall not be deemed to be exclusive. All references to “dollar” or “$” are references to United States dollars and, where the context requires, to the equivalent thereof in any foreign currency. References to “the date hereof” or similar phrases contained herein shall each mean August 2, 2005, and the execution of this Amended and Restated Stock Purchase Agreement on January 16, 2006 shall not affect the date on which any representation or warranty speaks for purposes of this Amended and Restated Stock Purchase Agreement or any certificate delivered pursuant to this Amended and Restated Stock Purchase Agreement.

(d)  Laws. Any references to any federal, state, local, international or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Any reference to any particular law or regulation will be interpreted to include any revision of or successor to such law or regulation regardless of how it is numbered or classified.

10.18      Effectiveness. Notwithstanding anything in this agreement to the contrary, this Agreement shall become effective only upon approval hereof by the Board of Directors of GM on or prior to February 15, 2006. If the Board of Directors of GM does not approve this Amended and Restated Stock Purchase Agreement on or prior to February 15, 2006, this Amended and Restated Stock Purchase Agreement shall not become effective or binding, and none of the Parties shall have any rights, obligations or liabilities hereunder.

* * * * *

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.

GENERAL MOTORS ACCEPTANCE CORPORATION

By:	/s/ D.C. WALKER

Its:	Group Vice President

GMAC MORTGAGE GROUP, INC.

By:	/s/ D.C. WALKER

Its:	CFO

GMAC COMMERCIAL HOLDING CORP.

By:	/s/ D.C. WALKER

Its:	Vice President

GMACCH INVESTOR LLC

By:	/s/ SCOTT C. NUTTALL

Its:	Authorized Representative